  As filed with the Securities and Exchange Commission on March 27, 2000

                                                 Registration No. 333-32158
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                            Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------
                                   CMGI, INC.
             (Exact name of registrant as specified in its charter)

                               ----------------

           Delaware                         7331                       04-2921333
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification Number)
        organization)

                               ----------------
      100 Brickstone Square, Andover, Massachusetts 01810, (978) 684-3600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                               David S. Wetherell
          Chairman of the Board, President and Chief Executive Officer
                                   CMGI, Inc.
                             100 Brickstone Square
                          Andover, Massachusetts 01810
                                 (978) 684-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                       Copies to:
    Mark G. Borden, Esq.        William Williams II, Esq.   Robert M. Mattson, Jr., Esq.
     Hale and Dorr LLP                 CMGI, Inc.              Morrison & Foerster LLP
      60 State Street             100 Brickstone Square       19900 MacArthur Boulevard
Boston, Massachusetts 02109   Andover, Massachusetts 01810    Irvine, California 92612
 Telephone: (617) 526-6000      Telephone: (978) 684-3600     Telephone: (949) 251-7500
  Telecopy: (617) 526-5000      Telecopy: (978) 684-3601      Telecopy: (949) 251-0900

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Agreement and Plan of Merger and Reorganization are met or waived.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                                           Proposed
                                             Proposed      maximum
 Title of each class of                      maximum      aggregate    Amount of
    securities to be       Amount to be   offering price   offering   registration
       registered         registered(1)    per share(2)    price(2)      fee(3)
----------------------------------------------------------------------------------
Common stock, $.01 par
 value per share.......  3,549,979 shares     $33.25     $449,150,709 $118,575.78
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Based upon the estimated maximum number of shares of common stock of the Registrant issuable in the merger described herein in respect of outstanding (a) shares of uBid, Inc. common stock and (b) options to acquire uBid, Inc. common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of uBid, Inc. common stock as reported on the Nasdaq National Market on March 3, 2000.

(3) The registration fee of $118,575.78 was previously paid by the Registrant upon its initial filing of this registration statement.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [LOGO OF UBID]

                                                           March 27, 2000

Dear uBid, Inc. stockholders:

   I am writing to you today about our proposed merger with CMGI, Inc. This merger will create a combined company capable of taking advantage of a number of highly synergistic opportunities with other e-commerce companies in the CMGI network.

   In the merger, each share of uBid, Inc. common stock will be exchanged for
0.2628 shares of CMGI common stock. Based on the number of shares of uBid common stock and vested options to purchase uBid common stock outstanding as of March 1, 2000, CMGI expects to issue a total of approximately 3,549,979 shares of CMGI common stock and options to purchase shares of CMGI common stock in the merger. CMGI common stock is traded on the Nasdaq National Market under the trading symbol "CMGI," and closed at $121.31 per share on March 24, 2000. The merger is described more fully in this proxy statement/prospectus.

   You will be asked to vote upon the merger agreement with CMGI and the merger at a special meeting of uBid stockholders to be held on April 28, 2000 at 10:00 am, local time, at the Chicago O'Hare Westin Hotel, 6100 River Road, Rosemont, Illinois 60018. The merger cannot be consummated unless the holders of a majority of the shares of uBid common stock approve the merger. Only stockholders who hold shares of uBid common stock at the close of business on March 22, 2000 will be entitled to vote at the special meeting.

   We are very excited about the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are fair to you and in your best interests, and has unanimously recommended that you approve the merger agreement and the merger.

   This proxy statement/prospectus provides detailed information about CMGI and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 7 of this proxy statement/prospectus.

   Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting in person. To approve the merger agreement and the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, your non-vote will, in effect, count as a vote against the merger agreement and the merger. We urge you to vote FOR this proposal. The approval of this proposal is a necessary step in the merger of uBid and CMGI.

                                        Sincerely,

                                        /s/ Gregory Jones
                                        Gregory Jones
                                        Chief Executive Officer and President

   This proxy statement/prospectus is being furnished to uBid stockholders in connection with the solicitation of proxies by uBid's board of directors for use at the special meeting of uBid stockholders to be held at 10:00 a.m., local time, on April 28, 2000 at the Chicago O'Hare Westin Hotel, 6100 River Road, Rosemont, Illinois 60018, and at any postponement or adjournment of the special meeting.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the CMGI common stock to be issued in the merger, or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated March 27, 2000, and was first mailed to uBid stockholders on or about March 29, 2000.

                       Sources of Additional Information

   This proxy statement/prospectus incorporates important business and financial information about CMGI that is not included or delivered with this document. This information is available without charge to uBid stockholders upon written or oral request. Contact CMGI at 100 Brickstone Square, Andover, Massachusetts 01810, Attention: Catherine Taylor, Director of Investor Relations. CMGI's telephone number is (978) 684-3600.

   To obtain timely delivery of requested documents prior to the special meeting of uBid stockholders, you must request them no later than April 21, 2000, which is five business days prior to the date of the special meeting.

   Also see "Where You Can Find More Information" on page 100 of this proxy statement/prospectus.

[CMGI LOGO]                                                          [uBID LOGO]

CMGI, Inc.                                                            uBid, Inc.
100 Brickstone Square                             8550 West Bryn Mawr, Suite 200
Andover, Massachusetts 01810                             Chicago, Illinois 60631


                           Proxy Statement/Prospectus

   This proxy statement/prospectus is the prospectus of CMGI, Inc. with respect to the issuance by CMGI of approximately 3,543,059 shares of CMGI common stock and options to purchase shares of CMGI common stock in connection with the Agreement and Plan of Merger and Reorganization among CMGI, Senlix Corporation, a wholly owned subsidiary of CMGI, and uBid, Inc. The merger agreement provides for the merger of uBid with Senlix Corp. Following the merger, uBid will be a wholly owned subsidiary of CMGI.

   This proxy statement/prospectus is the proxy statement of uBid and is being furnished to stockholders in connection with the special meeting of uBid stockholders to be held on April 28, 2000 at 10:00 am, local time, at the Chicago O'Hare Westin Hotel, 6100 River Road, Rosemont, Illinois 60018.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.

                               ----------------

        The date of this proxy statement/prospectus is March 27, 2000.

                                   uBid, Inc.
                         8550 West Bryn Mawr, Suite 200
                               Chicago, IL 60631
                                 (773) 272-5000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON APRIL 28, 2000

   We will hold a special meeting of stockholders of uBid at 10:00 am, local time, on April 28, 2000 at the Chicago O'Hare Westin Hotel, 6100 River Road, Rosemont, Illinois 60018.

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of February 9, 2000, by and among CMGI, Inc., Senlix Corp. and uBid, Inc., and the merger, under which uBid will become a wholly owned subsidiary of CMGI and each outstanding share of uBid common stock will be converted into the right to receive 0.2628 shares of CMGI common stock; and

     2. To transact such other matters which may properly come before the special meeting or any and all adjournments thereof.

   Only uBid stockholders of record at the close of business on March 22, 2000 are entitled to notice of and to vote at the special meeting or any adjournment of the special meeting.

   Your vote is important regardless of the number of shares you own. To ensure that your shares are represented at the special meeting, we urge you to complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in this proxy statement/ prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors

                                          Secretary

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   i

SUMMARY...................................................................   1

RISK FACTORS..............................................................   7
  Risks Relating to the Merger............................................   7
   CMGI's stock price is volatile and the value of CMGI common stock issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of the changes
    in the market price of CMGI's common stock............................   7
   CMGI has agreed to guarantee any tax indemnification obligation of uBid to Creative Computers that may arise following the effective time of
    the merger and if such an obligation arises, it may be significant....   7
   CMGI may face challenges in integrating CMGI and uBid and, as a result,
    may not realize the expected benefits of the anticipated merger.......   8
   If CMGI does not successfully integrate uBid or the merger's benefits do not meet the expectations of financial or industry analysts, the
    market price of CMGI common stock may decline.........................   8
   If CMGI does not manage the integration of other acquired companies
    successfully, it may be unable to achieve desired results.............   8
   Failure to complete the merger could negatively impact the market price
    of uBid common stock and uBid's operating results.....................   8
   uBid may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the
    merger agreement......................................................   9
   uBid's officers and directors have conflicts of interest that may
    influence them to support or approve the merger.......................   9
   Uncertainties associated with the merger may cause uBid to lose key personnel.............................................................  10
   Customers of CMGI and uBid may delay or cancel orders as a result of concerns over the merger..............................................  10
  Risks Relating to CMGI's Business.......................................  10
   CMGI may not have operating income or net income in the future.........  10
   CMGI may have problems raising the money it needs in the future........  10
   CMGI's success depends greatly on increased use of the Internet by businesses and individuals............................................  10
   CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company...............................................................  10
   CMGI depends on certain important employees, and the loss of any of those employees may harm CMGI's business..............................  11
   In fiscal 1999 and the first three months of fiscal 2000, CMGI derived a significant portion of its revenues from a small number of customers and loss of any of those customers could significantly damage CMGI's business..............................................................  11
   CMGI's strategy of expanding its business through acquisitions of other businesses and technologies presents special risks....................  11
   Growing concerns about the use of "cookies" and data collection may limit CMGI's ability to develop user profiles.........................  12
   If the United States or other governments regulate the Internet more closely, CMGI's business may be harmed................................  12
   To succeed, CMGI must respond to the rapid changes in technology and distribution channels related to the Internet.........................  12
   CMGI is subject to intense competition.................................  12
   CMGI's strategy of selling assets of or investments in the companies that CMGI has acquired and developed presents risks...................  13

                                                                           Page
                                                                           ----
   The value of CMGI's business may fluctuate because the value of some of its assets fluctuates.................................................  13
   CMGI's growth places strains on its managerial, operational and financial resources...................................................  13
   CMGI must develop and maintain positive brand name awareness...........  13
   CMGI's quarterly results may fluctuate widely..........................  14
   The price of CMGI's common stock has been volatile.....................  14
   CMGI faces security risks..............................................  14
   Ownership of CMGI is concentrated......................................  14
   CMGI's business will suffer if any of its products or systems, or the products or systems of third parties on which CMGI relies, experience year 2000 related problems............................................  15
   CMGI relies on NaviSite for network connectivity.......................  15
   The success of CMGI's global operations is subject to special risks and costs.................................................................  15
   CMGI could be subject to infringement claims...........................  15
   CMGI may have liability for information retrieved from the Internet....  15
   CMGI litigation........................................................  16
  Risks Relating to uBid's Business.......................................  17
   uBid has a limited operating history and may experience risks encountered by early-stage companies..................................  17
   uBid is subject to restrictions on its ability to issue equity securities, which may limit its ability to grow its business and compete effectively...................................................  17
   uBid anticipates continued losses and uBid may never become profitable............................................................  18
   Revenue growth in prior periods may not be indicative of uBid's future growth................................................................  19
   uBid's financial results fluctuate and may be difficult to forecast....  19
   uBid may not be successful in developing brand awareness, and the failure to do so could significantly harm its business and financial condition.............................................................  20
   uBid's business model is unproven and evolving.........................  20
   uBid's failure to remain competitive may significantly hinder its growth................................................................  20
   uBid relies on its relationships with other online companies to drive traffic to its Website and promote its brand..........................  21
   uBid's growth and future success depend on its ability to generate traffic to its Website................................................  21
   uBid's purchased inventory model subjects it to risks of decreased or negative gross margins................................................  21
   If uBid fails to maintain satisfactory relationships with its suppliers, or is unable to obtain sufficient quantities of merchandise, uBid's business would be materially harmed...............  22
   uBid relies on third parties to maintain its critical systems and, if these third parties fail to adequately perform their services, uBid could experience disruptions in its operations........................  22
   uBid's business may suffer from capacity constraints or system interruptions.........................................................  23
   uBid's failure to manage growth effectively could adversely affect
    uBid's business and financial condition...............................  23
   uBid may not be able to sustain or grow its business unless it keeps up with rapid technology changes.........................................  24
   Increasing governmental regulation of the Internet could adversely affect uBid's business................................................  24
   uBid's business may be adversely affected if uBid loses key personnel..  24
   uBid's business will suffer if uBid does not attract and retain additional highly skilled personnel...................................  25
   uBid may suffer disruption in its business because of changes in its systems, facilities and fulfillment activities........................  25
   Concerns about transaction security on the Internet may hinder uBid's business..............................................................  25
   uBid's business could be adversely affected if uBid is unable to adequately protect its proprietary technology.........................  25
   uBid may infringe on third party intellectual property rights and could become involved in costly intellectual property litigation............  26

                                                                             Page
                                                                             ----
   uBid may experience unexpected expenses or delays in service enhancements if uBid is unable to license third party technology on
    commercially reasonable terms..........................................   26
   uBid may encounter barriers to international expansion, which could limit its future growth and adversely impact its business and financial
    condition..............................................................   26
   uBid's stock price is volatile, which could lead to losses by investors
    and costly securities litigation.......................................   27
   Potential year 2000 problems may involve significant time and expense
    and could disrupt uBid's operations....................................   27

SELECTED HISTORICAL CONDENSED CONSOLIDATED AND UNAUDITED PRO FORMA
 FINANCIAL INFORMATION.....................................................   29
  CMGI Selected Historical Condensed Consolidated Financial Information....   29
  uBid Selected Historical Condensed Financial Information.................   30

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................   31

PRO FORMA FINANCIAL INFORMATION............................................   33

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET.......................   35

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS.............   36

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..   38

CMGI AND UBID SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION................................................................   42

COMPARATIVE PER SHARE DATA.................................................   43

MARKET PRICE INFORMATION...................................................   44
  CMGI Market Price Information............................................   44
  uBid Market Price Information............................................   44
  Recent Closing Prices....................................................   45
  Date.....................................................................   45
  Dividends................................................................   45

THE SPECIAL MEETING........................................................   46
  Date, Time and Place.....................................................   46
  Matters to be Considered at the Special Meeting..........................   46
  Record Date..............................................................   46
  Voting and Revocation of Proxies.........................................   46
  Vote Required............................................................   47
  Quorum; Abstentions and Broker Non-Votes.................................   47
  You Do Not Have Appraisal Rights.........................................   47
  Solicitation of Proxies and Expenses.....................................   47
  Board Recommendation.....................................................   47

                                                                           Page
                                                                           ----
THE MERGER................................................................  49
  Background of the Merger................................................  49
  CMGI's Reasons for the Merger...........................................  51
  uBid's Reasons for the Merger; Recommendation of the uBid Board of
   Directors..............................................................  52
  Opinion of Financial Advisor to uBid....................................  54
  uBid....................................................................  56
  CMGI....................................................................  57
  Interests of Merrill Lynch in the Merger................................  58
  Interests of Executive Officers and Directors of uBid in the Merger.....  58
  Treatment of uBid Common Stock..........................................  60
  Accounting Treatment of the Merger......................................  60
  Regulatory Approvals....................................................  61
  Material United States Federal Income Tax Considerations................  61
  Nasdaq National Market Quotation........................................  62
  Resales of CMGI Common Stock Issued in Connection with the Merger;
   Affiliate Agreements; Lock-up Agreements...............................  62
  No Appraisal Rights.....................................................  63
  Delisting and Deregistration of uBid's Common Stock Following the
   Merger.................................................................  63

THE MERGER AGREEMENT......................................................  64
  General.................................................................  64
  The Exchange Ratio and Treatment of uBid Common Stock...................  64
  Treatment of uBid Stock Options.........................................  64
  Exchange of Certificates................................................  64
  Representations and Warranties..........................................  65
  Certain Covenants.......................................................  66
  Conditions to Obligations to Effect the Merger..........................  68
  Termination; Expenses and Termination Fees..............................  69
  Amendment...............................................................  71

OTHER AGREEMENTS..........................................................  72
  Stockholder Agreement...................................................  72
  Amendment to Tax Indemnification Agreement..............................  72

DESCRIPTION OF UBID'S BUSINESS............................................  74
  Overview................................................................  74
  Industry Background.....................................................  74
  The uBid Solution.......................................................  75
  Business Strategy.......................................................  75
  The uBid Auction........................................................  77
  Products and Merchandising..............................................  77
  Supplier Relationship...................................................  79
  Sales and Marketing ....................................................  79
  Order Fulfillment.......................................................  80
  Customer Support and Service............................................  80
  Technology..............................................................  80
  Systems Operations......................................................  81
  Competition.............................................................  82
  Intellectual Property and Other Proprietary Rights......................  83
  Employees...............................................................  83
  Facilities..............................................................  84
  Legal Proceedings.......................................................  84

                                                                           Page
                                                                           ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................   85
  Overview...............................................................   85
  Results of Operations..................................................   86
  Liquidity and Capital Resources........................................   89
  Year 2000 .............................................................   90
  Market Risk............................................................   91

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF UBID..   92

COMPARISON OF STOCKHOLDER RIGHTS.........................................   94
  Capitalization.........................................................   94
  Voting Rights..........................................................   94
  Number and Classification of Directors.................................   95
  Removal of Directors...................................................   95
  Filling Vacancies on the Board of Directors............................   95
  Charter Amendments.....................................................   96
  Amendments to By-Laws..................................................   96
  Notice of Stockholder Actions..........................................   97
  Right to Call Special Meeting of Stockholders..........................   97
  Dividends and Distributions............................................   97
  Redemption.............................................................   98
  Liquidation............................................................   98

STOCKHOLDER PROPOSALS....................................................   99

LEGAL MATTERS............................................................   99

EXPERTS..................................................................   99

WHERE YOU CAN FIND MORE INFORMATION......................................  100

FINANCIAL STATEMENTS OF UBID.............................................  F-1

ANNEXES

A. AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     Exhibit A Form of Stockholder Agreement
     Exhibit B Form of Stockholder Lock-ups
     Exhibit C Form of Company Affiliate Letter
B. OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INC.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:  Why are the companies proposing to merge?

A: CMGI and uBid are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

   We believe that uBid's technology will complement the technology of CMGI's current network of Internet advertising and e-commerce companies. We also believe that uBid will be able to continue to expand its customer base by providing services to many of the companies affiliated with CMGI.

Q:  How will these two companies merge?

A: CMGI and uBid will combine under a merger agreement providing that a wholly owned subsidiary of CMGI will merge with and into uBid, with uBid surviving the merger as a wholly owned subsidiary of CMGI.

Q:  What will I receive in the merger?

A: If the merger is completed, you will receive 0.2628 shares of CMGI common stock for each share of uBid common stock that you own. CMGI will not issue fractional shares of its common stock. Instead, you will receive cash, without interest, based on the average of the last reported sales prices of CMGI common stock on the Nasdaq National Market during the ten consecutive trading days ending on and including the last trading day prior to the day on which the merger is completed.

   On February 9, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of CMGI common stock on the Nasdaq National Market was $120.50 per share. On March 24, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of CMGI common stock on the Nasdaq National Market was $121.31 per share.

Q:  When do you expect to complete the merger of CMGI and uBid?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger promptly following the special meeting. However, we cannot predict the exact timing because the merger is subject to governmental and other regulatory approvals. If necessary or desirable, CMGI and uBid may agree to complete the merger at a later date.

Q:  What are the federal income tax consequences of the merger?

A: The merger is intended to qualify as a reorganization under the Internal Revenue Code. Provided that the merger qualifies as a reorganization under the Internal Revenue Code, no gain or loss will generally be recognized for federal income tax purposes by CMGI, uBid or the transitory subsidiary as a result of the merger. Additionally, no gain or loss will be recognized for federal income tax purposes by uBid stockholders to the extent they receive shares of CMGI common stock in exchange for uBid common stock in the merger. In general, however, uBid stockholders will recognize taxable income to the extent they receive cash in the merger. uBid stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Q:  Who must approve the merger?

A: In addition to the approvals by the CMGI board of directors and the uBid board of directors, each of which has already been obtained, and governmental and other regulatory approvals, the merger agreement and the merger must be approved by uBid stockholders.

Q: What stockholder vote is required to approve the merger agreement and the merger?

A: A majority of the outstanding shares of uBid common stock entitled to vote constitutes a quorum for the uBid special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of uBid common stock is required to approve the merger agreement and the merger.

Q: Does the uBid board of directors recommend approval of the merger agreement and the merger?

A: Yes. After careful consideration, the uBid board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendation of the uBid board of directors, see the section entitled "The Merger--uBid's Reasons for the Merger; Recommendation of the uBid Board of Directors" on page 52.

Q:  What do I need to do now?

A: We urge you to read this proxy statement/ prospectus, including the annexes and exhibits, carefully, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 100.

Q:  How do I vote?

A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the uBid special meeting. You may also attend the special meeting and vote in person instead of submitting a proxy.

  If you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger unless your shares are held in a brokerage account.

Q: If my shares are held in a brokerage account, will my broker vote my shares for me?

A: Your broker cannot vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

Q:  May I change my vote after I have mailed in my signed proxy card?

A: You may change your vote at any time before the vote takes place at the uBid special meeting. To do so, you may either complete and submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Q:  When and where is the uBid special meeting?

A: The special meeting of uBid stockholders will be held at 10:00 a.m., local time, on April 28, 2000 at the Chicago O'Hare Westin Hotel, 6100 River Road, Rosemont, Illinois 60018.

Q:  Should I send in my certificates now?

A: No. After we complete the merger, CMGI or its exchange agent will send instructions to you explaining how to exchange your shares of uBid common stock for the appropriate number of shares of CMGI common stock.

Q:  Who may I contact with any additional questions?

A: You may call Morrow & Company, Inc., investor relations for uBid, at (212) 754-8000.

Q:  Are there any risks associated with the merger?

A: The merger does involve risks. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page 7.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
100. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.


                                 The Companies

CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts 01810
(978) 684-3600

   CMGI develops and operates Internet and fulfillment services companies. CMGI's Internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. CMGI's strategy also envisions and promotes opportunities for synergistic business relationships among the Internet companies within its portfolio. In addition, CMGI provides fulfillment services through three wholly owned subsidiaries, SalesLink Corporation, InSolutions Incorporated and On-Demand Solutions, Inc. SalesLink's services are also provided through its subsidiary, Pacific Direct Marketing Corporation. CMGI's fulfillment services offerings include product and literature fulfillment, supply chain management, telemarketing, and outsourced e-business program management. Other than references to a specific CMGI subsidiary, any reference to CMGI includes its subsidiaries.

uBid, Inc.
8550 West Bryn Mawr
Suite 200
Chicago, Illinois 60631
(773) 272-5000

   uBid is an Internet leader in business-to-consumer auctions, operating an online auction marketplace offering brand-name products to both consumers and businesses. uBid provides consumers the opportunity to set their own prices on popular products at significant discounts to those found in traditional channels. In addition, uBid auctions provide leading suppliers such as Sony, IBM, Hewlett Packard, Canon, Epson, and Harmon Kardon with an inexpensive and highly efficient channel for selling excess or unique items on a timely basis, while preserving their existing distribution channels. uBid's auctions feature a rotating selection of brand name items in several categories or "stores": computer products; consumer electronics; sporting goods and memorabilia; jewelry and gifts; home improvement; appliances; clothing and apparel; home and leisure; travel and events; and art.

                                   The Merger

   Through the merger, uBid will become a wholly owned subsidiary of CMGI. uBid stockholders will receive CMGI common stock in exchange for their shares of uBid common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement as it is the legal document that governs the merger.

                                 Vote Required

                                 (Page 47)

   Approval of the merger agreement and the merger requires the vote of a majority of the outstanding shares of uBid common stock. uBid directors and executive officers and their respective affiliates held less than 1% of the outstanding shares of uBid common stock on March 1, 2000.

   Holders of uBid common stock, who on March 1, 2000 collectively beneficially held approximately 22.4% of the outstanding voting power of uBid, have already agreed to vote in favor of the merger agreement and the merger.

                   uBid Board Recommendation to Stockholders

                                 (Page 47)

   The uBid board of directors unanimously voted to approve the merger agreement and the merger. The uBid board of directors believes that the merger is advisable and in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the merger.

                                What Holders of
                         uBid Common Stock Will Receive

                                 (Page 64)

   Each share of uBid common stock will be exchanged for 0.2628 shares of CMGI common stock.

   CMGI will not issue fractional shares of CMGI common stock in connection with the merger. Instead, CMGI will pay cash, without interest, for any fractional shares.

   Based on 11,583,473 shares of uBid common stock outstanding on February 9, 2000, the day on which the merger agreement was entered into, CMGI estimates that uBid stockholders will receive approximately 3,044,137 shares of CMGI common stock in the merger.

                            Conditions to the Merger

                                 (Page 68)

   The completion of the merger depends upon meeting a number of conditions, including:

 .  the approval of uBid stockholders;

 . the expiration or termination of all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Act;

 . the receipt of legal opinions regarding the treatment of the merger as a reorganization; and

 .  other customary contractual conditions specified in the merger agreement.

   Certain of the conditions to the merger may be waived by the party entitled to assert the condition.

                            No Solicitation by uBid

                                 (Page 67)

   With certain exceptions, including compliance with the Securities and Exchange Commission's tender offer requirements, and subject to applicable fiduciary duties of the uBid board of directors to recommend a superior proposal to uBid stockholders, uBid has agreed that neither it nor any of its subsidiaries will (a) solicit, initiate or encourage any proposal that might lead to an acquisition proposal, (b) enter into negotiations or discussions concerning, or provide any information to a third party relating to, any acquisition proposal or (c) agree to recommend any acquisition proposal. uBid has further agreed to cause each of its officers, directors, employees, financial advisors, representatives and agents, as well as the officers, directors, employees, financial advisors, representatives and agents of its subsidiaries, not to take any of these actions.

                      Termination of the Merger Agreement

                                 (Page 69)

   CMGI and uBid can mutually agree to terminate the merger agreement without completing the merger, and either CMGI or uBid can terminate the merger agreement upon the occurrence of a number of events, including if:

 .  the merger is not completed by August 31, 2000;

 . a governmental entity issues a nonappealable final order that enjoins or otherwise prohibits the merger;

 . uBid stockholders do not approve the merger agreement and the merger at the special meeting of uBid stockholders; or

 . the other party breaches or fails to perform any material representation, warranty, covenant or agreement in the merger agreement and fails to cure the breach or to perform within 20 days of receiving notice of the breach.

   In addition, CMGI can terminate the merger agreement upon the occurrence of a number of events, including if:

 . the uBid board of directors fails to recommend approval of the merger agreement and the merger to uBid stockholders or withdraws or modifies its recommendation;

 . the uBid board of directors approves or recommends to uBid stockholders an alternative transaction with a third party meeting the requirements set forth in the merger agreement;

 . an alternative transaction is announced or otherwise publicly known and the uBid board of directors has either failed to recommend against acceptance of it by uBid stockholders within ten days of receiving a written request from CMGI to do so or it has failed to reconfirm its approval of the merger agreement and the merger within ten days of receiving a written request from CMGI to do so; or

 . a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of uBid common stock and the uBid board of directors either recommends that uBid stockholders tender their shares in the tender or exchange offer, or within ten days after the tender or exchange offer is commenced, it fails to recommend against acceptance of the offer or takes no position with respect to the acceptance of it.

   In addition, uBid can terminate the merger agreement if (a) it receives an unsolicited acquisition proposal that the uBid board of directors has determined after consultation with its financial advisor is a superior proposal, (b) it has complied with all of the provisions in the merger agreement with respect to the nonsolicitation of acquisition proposals, (c) the uBid board of directors has determined in good faith after consultation with its outside legal counsel that termination of the merger agreement is necessary for the uBid board of directors to fulfill its fiduciary duties under applicable law and (d) uBid, contemporaneously with, and as a condition to, its termination of the merger agreement, pays CMGI the fee and expenses provided for in the merger agreement.

                                Termination Fee

                                 (Page 71)

   uBid must pay CMGI a termination fee of $20 million if CMGI terminates the merger agreement upon the occurrence of a number of events, including:

 . the uBid board of directors fails to recommend approval of the merger agreement and the merger to uBid stockholders or withdraws or modifies its recommendation;

 . the uBid board of directors approves or recommends to uBid stockholders an alternative transaction with a third party meeting the requirements set forth in the merger agreement;

 . an alternative transaction is announced or otherwise publicly known and the uBid board of directors has either failed to recommend against acceptance of it by uBid stockholders within ten days of receiving a written request from CMGI to do so or it has failed to reconfirm its approval of the merger agreement and the merger within ten days of receiving a written request from CMGI to do so;

 . a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of uBid common stock and the uBid board of directors recommends that uBid stockholders tender their shares in the tender or exchange offer, or within ten days after the tender or exchange offer is commenced, it fails to recommend against acceptance of the offer or takes no position with respect to the acceptance of it;

 . uBid breaches the provisions in the merger agreement with respect to the nonsolicitation of acquisition proposals or the holding of the special meeting; or

 . uBid terminates the merger agreement upon receiving an unsolicited, superior acquisition proposal.

   Also, if CMGI or uBid terminates the merger agreement as a result of uBid stockholders voting against the merger agreement and the merger at the special meeting and, prior to such termination, a bona fide proposal for an alternative transaction has been publicly announced, uBid must pay a termination fee of $10 million. In addition, if a definitive agreement with respect to an alternative transaction is entered into or an alternative transaction is completed within 12 months after such termination, uBid must pay CMGI an additional $10 million.

   Additionally, uBid must pay CMGI up to $500,000 as reimbursement for expenses incurred by CMGI related to the merger if CMGI or uBid terminates the merger agreement in certain circumstances, including the failure of the merger to be completed by August 31, 2000 because specified conditions to CMGI's obligation to effect the merger have not been satisfied.

                   Amendment to Tax Indemnification Agreement

                                 (Page 72)

   In connection with the merger agreement, Creative Computers, Inc., uBid and CMGI entered into an amendment to the tax indemnification agreement existing between Creative and uBid which amendment becomes effective only upon the closing of the merger. The amendment, among other things,

 . deletes from the tax allocation agreement all provisions that would prohibit uBid from undertaking the merger,

 . provides that neither the negotiation of the merger nor the consummation thereof constitutes a breach of uBid's obligations under the agreement, and

 . provides that CMGI agrees to unconditionally guarantee any indemnification obligation that uBid may have under the tax indemnification agreement.

                          Opinion of Financial Advisor

                                 (Page 54)

   Merrill Lynch, Pierce, Fenner & Smith Incorporated, uBid's financial advisor, has rendered a written opinion, dated February 9, 2000, to the uBid board of directors as to the fairness to the holders of uBid common stock, from a financial point of view, of the exchange ratio in the merger. The full text of the written opinion of Merrill Lynch is attached to this document as Appendix B. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of Merrill Lynch is directed to the uBid board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.

                    Interests of Merrill Lynch in the Merger

                                 (Page 58)

   Pursuant to the terms of Merrill Lynch's engagement, uBid has agreed to pay Merrill Lynch for its financial advisory services in connection with the merger an aggregate fee of $2.3 million payable in cash upon the closing of the merger. uBid also has agreed to reimburse Merrill Lynch for the reasonable fees and expenses of legal counsel provided, however, that except with regard to any of the indemnification provisions or procedures contained in the engagement letter, the fees and expenses of Merrill Lynch's legal counsel shall not exceed $50,000 without uBid's prior consent, which consent shall not be unreasonably withheld, and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

                      Interests of Executive Officers and
                        Directors of uBid in the Merger

                                 (Page 58)

   In considering the recommendation of the uBid board of directors, you should be aware of the interests that uBid executive officers and directors have in the merger. These include the following:

 .  uBid executive officers will receive retention and severance benefits;

 . certain uBid executive officers have been granted an aggregate of approximately 2,150,000 options to purchase shares of common stock in the surviving company, uBid, following the merger with an exercise price of $8.25 per share, which represented the fair market value on the date of grant assuming a four-for-one stock split.

 . uBid executive officers and directors will have the benefit of accelerated vesting of options to acquire uBid common stock granted under uBid's stock option plans, as described below, in connection with the merger; and

 . uBid officers and directors have customary rights to indemnification against specified liabilities.

   uBid executive officers and directors have options to acquire uBid common stock. As of March 1, 2000, the executive officers and directors of uBid, and their respective affiliates, held options for an aggregate of approximately 1,310,814 shares of uBid common stock, which options were vested with respect to 249,317 shares. Assuming the merger is completed on April 30, 2000, these options will vest with respect to an additional 712,833 shares of uBid common stock immediately prior to the effective time of the merger. At the effective time of the merger all outstanding uBid options to purchase uBid common stock will terminate; provided that CMGI will offer each holder of an outstanding uBid option the opportunity to have the vested portion of any unexercised uBid option exchanged for an option to acquire CMGI common stock, as provided for in the merger agreement.

   In considering the fairness of the merger to uBid stockholders, the uBid board of directors took into account these interests. These interests are different from and in addition to your and their interests as stockholders.

                              Accounting Treatment

                                 (Page 60)

   CMGI will account for the merger using the purchase method of accounting, which means that the assets and liabilities of uBid, including intangible assets, will be recorded at their fair market value with the remaining purchase price reflected as goodwill, and other intangible assets and the results of operations and cash flows of uBid will be included in CMGI's financial statements prospectively as of the consummation of the merger.

            Material United States Federal Income Tax Considerations

                                 (Page 61)

   We intend the merger to qualify as a reorganization under the Internal Revenue Code. If the merger qualifies as a reorganization, no gain or loss generally will be recognized by uBid stockholders for federal income tax purposes on the exchange of shares of uBid common stock solely for shares of CMGI common stock.

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                   uBid Stockholders Have No Appraisal Rights

                                 (Page 63)

   Under Delaware law, uBid stockholders do not have appraisal rights.

                Forward-Looking Statements May Prove Inaccurate

                                 (Page 31)

   We have made forward-looking statements in this proxy statement/prospectus (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of CMGI. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of CMGI and uBid, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

 . the risk that CMGI encounters greater than expected costs and difficulties related to combining uBid technology with the technology of CMGI's current network of Internet companies;

 . changes in laws or regulations, including increased government regulation of the Internet, and privacy related issues;

 . increased competitive pressures from the issuance of patents and other intellectual property to competitors of CMGI and uBid;

 .  the risk that CMGI will be unable to retain certain uBid employees;

 . the risk that CMGI will be unable to retain certain customers of uBid who may terminate their relationship with uBid as a result of the merger because they deem themselves competitors of CMGI; and

 . the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                         CMGI Market Price Information

                                 (Page 44)

   Shares of CMGI common stock are quoted on the Nasdaq National Market. On February 9, 2000, the last full trading day prior to the public announcement of the proposed merger, CMGI common stock closed at $120.50 per share. On March 24, 2000, CMGI common stock closed at $121.31 per share.

                         uBid Market Price Information

                                 (Page 44)

   Shares of uBid common stock are also quoted on the Nasdaq National Market. On February 9, 2000, the last full trading day prior to the public announcement of the proposed merger, uBid common stock closed at $26.69 per share. On March 24, 2000, uBid common stock closed at $31.44 per share.

                                  RISK FACTORS

   You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the merger agreement and the merger. You should also consider the other information in this proxy statement/prospectus and the additional information in CMGI's other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 100.

Risks Relating to the Merger

 CMGI's stock price is volatile and the value of CMGI common stock issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of CMGI's common stock.

   At the closing of the merger, each share of uBid common stock will be exchanged for 0.2628 shares of CMGI common stock. This exchange ratio will not be adjusted for changes in the market price of CMGI common stock or of uBid common stock. In addition, neither CMGI nor uBid may terminate or renegotiate the merger agreement, and uBid may not resolicit the vote of its stockholders solely because of changes in the market price of CMGI common stock or of uBid common stock. Any reduction in CMGI's common stock price will result in you receiving less value in the merger at closing. You will not know the exact value of CMGI's common stock to be issued to you in the merger at the time of the special meeting of uBid stockholders.

   The market price of CMGI's common stock, like that of the shares of many other high technology and Internet companies, has been, and will likely continue to be, volatile. For example, from January 4, 1999 to January 4, 2000, CMGI common stock traded as high as $163.50 per share and as low as $13.53 per share.

   Recently, the stock market in general and the shares of Internet companies in particular have experienced significant price fluctuations. The market price of CMGI's common stock may continue to fluctuate significantly in response to various factors, including:

 .  quarterly variations in               .  announcements of mergers and
   operating results or growth              acquisitions and other actions
   rates;                                   by competitors;

 .  the announcement of
   technological innovations;
                                         .  regulatory and judicial actions;

 .  the introduction of new
   products;
                                         .  general economic conditions; and

 .  changes in estimates by
   securities analysts;
                                         .  patents and other intellectual
 .  market conditions in the                 property rights issued to
   industry;                                competitors of CMGI.

 .  announcements of mergers and
   acquisitions by CMGI;

 CMGI has agreed to guarantee any tax indemnification obligation of uBid to Creative Computers, Inc. that may arise following the effective time of the merger and if such an obligation arises, it may be significant.

   CMGI has agreed to guarantee any tax indemnification obligation of uBid to Creative Computers that may arise following the effective time of the merger arising out of actions by uBid after the spin-off of uBid by Creative Computers, including transactions similar to the merger, that would disqualify the spin-off as a tax-free distribution or make the spin-off taxable to Creative Computers for federal income tax purposes. If the spin-off were taxable due to uBid's actions, for example, as a result of the merger, uBid would face an indemnity obligation to Creative Computers of approximately $100 million. This indemnity obligation could have a significant material adverse effect on CMGI's business and financial condition.

 CMGI may face challenges in integrating CMGI and uBid and, as a result, may not realize the expected benefits of the anticipated merger.

   Integrating the operations and personnel of CMGI and uBid will be a complex process, and CMGI is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. Since uBid is located in the Midwest, it will be more difficult to retain employees of uBid if, after the merger, some of the activities and management of uBid move from the Midwest to the East Coast. The successful integration of CMGI and uBid will require, among other things, integration of their finance, human resources and sales and marketing groups and coordination of development efforts. The diversion of the attention of CMGI's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of CMGI's business. Further, the process of combining CMGI and uBid could negatively affect employee morale and the ability of CMGI to retain some of its key employees after the merger.

 If CMGI does not successfully integrate uBid or the merger's benefits do not meet the expectations of financial or industry analysts, the market price of CMGI common stock may decline.

   The market price of CMGI common stock may decline as a result of the merger if:

 .  the integration of CMGI and uBid is unsuccessful;

 . CMGI does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

 . the effect of the merger on CMGI's financial results is not consistent with the expectations of financial or industry analysts.

 If CMGI does not manage the integration of other acquired companies successfully, it may be unable to achieve desired results.

   As a part of its business strategy, CMGI may enter into additional business combinations, strategic investments and acquisitions such as with Tallan, Inc. Acquisitions are typically accompanied by a number of risks, including:

                                          .  the maintenance of uniform
 .  the difficulty of integrating the         standards, controls, procedures
   operations and personnel of the           and policies;
   acquired companies;
                                          .  the impairment of relationships
 .  the potential disruption of               with employees and customers as a
   CMGI's ongoing business and               result of any integration of new
   distraction of management;                management personnel; and

 .  the difficulty of incorporating        .  potential unknown liabilities
   acquired technology and rights            associated with acquired
   into CMGI's products and                  businesses.
   services;

 .  unanticipated expenses related to
   acquired technology and its
   integration into existing
   technology;

   CMGI may not succeed in addressing these risks or any other problems encountered in connection with potential business combinations, strategic investments and acquisitions, potentially disrupting CMGI's business and causing increased losses.

 Failure to complete the merger could negatively impact the market price of uBid common stock and uBid's operating results.

   If the merger is not completed for any reason, uBid may be subject to a number of material risks, including:

 . uBid may be required to pay CMGI a termination fee of up to $20 million and/or reimburse CMGI for expenses of up to $500,000;

 . the market price of uBid common stock may decline to the extent that the current market price of uBid common stock reflects a market assumption that the merger will be completed; and

 . costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

   If the merger is terminated and the uBid board of directors seeks another merger or business combination, you cannot be certain that uBid will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by CMGI in the merger.

 uBid may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

   While the merger agreement is in effect, subject to specified exceptions, uBid is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than CMGI. As a result of this prohibition, uBid may not be able to enter into an alternative transaction at a favorable price.

 uBid's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of uBid participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

 .  as of March 1, 2000, the
   executive officers and directors       .  certain officers of uBid have
   of uBid owned stock or options to         entered into employment
   purchase an aggregate of                  agreements with CMGI pursuant to
   1,314,814 shares of uBid common           which these officers will receive
   stock, of which approximately             options to purchase uBid common
   1,061,497 represent options which         stock following the merger;
   are unvested. If the merger is
   completed, on or about April 30,       .  upon completion of the merger,
   2000 approximately 577,384 of the         CMGI and uBid may enter into
   unvested options will accelerate          employment agreements with
   and become immediately                    additional officers of uBid; and
   exercisable prior to the
   effective time of the merger;          .  CMGI has agreed to cause the
                                             surviving corporation in the
                                             merger to indemnify each present
 .  directors and officers and their          and former uBid officer and
   respective affiliates,                    director against liabilities
   representing a significant                arising out of such person's
   percentage of uBid stockholders,          services as an officer or
   have agreed to vote in favor of           director. CMGI will cause the
   the merger agreement and the              surviving corporation to maintain
   merger;                                   officers' and directors'
                                             liability insurance to cover any
 .  certain officers of uBid are              such liabilities for the next six
   entitled to certain benefits,             years.
   including substantial severance
   packages, under their employment
   agreements with uBid if their
   employment is terminated upon
   uBid's change of control, such as
   in the merger;

   The directors and officers of uBid may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. uBid stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of Executive Officers and Directors of uBid in the Merger" on page 58.

 Uncertainties associated with the merger may cause uBid to lose key personnel.

   Current and prospective uBid employees may experience uncertainty about their future roles with CMGI. This uncertainty may adversely affect uBid's ability to attract and retain key management, sales, marketing and technical personnel.

 Customers of CMGI and uBid may delay or cancel orders as a result of concerns over the merger.

   The announcement and closing of the merger could cause customers and potential customers of CMGI and uBid to delay or cancel contracts for services. In particular, customers could be concerned about future service offerings and integration support of current services. Moreover, they may terminate their relationship with uBid because they deem themselves competitors of CMGI. Such a delay or cancellation of orders could have a material adverse effect on the business, results of operations and financial condition of CMGI or uBid.

Risks Relating to CMGI's Business

 CMGI may not have operating income or net income in the future.

   During the fiscal year ended July 31, 1999 and for the six months ended January 31, 2000, CMGI had an operating loss of approximately $127 million and $686 million, respectively. CMGI anticipates continuing to incur significant operating expenses in the future including significant cost of revenues, selling, general and administrative and amortization expenses. As a result, CMGI expects to continue to incur operating losses and may not have enough money to grow its business in the future.

 CMGI may have problems raising the money it needs in the future.

   In recent years, CMGI has financed its operating losses in part with profits from selling some of the stock of companies in which it had invested. This funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than those currently possessed by holders of shares of CMGI common stock. CMGI may also be required to take other actions which may lessen the value of CMGI's common stock, including borrowing money on terms that are not favorable to CMGI.

 CMGI's success depends greatly on increased use of the Internet by businesses and individuals.

   CMGI's success depends greatly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet will be in generating business as compared to more traditional types of advertising such as print, television, and radio. Because a significant portion of CMGI's business depends on CMGI's Internet operating company subsidiaries, CMGI's business will suffer if commercial use of the Internet fails to grow in the future.

 CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company.

   CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by CMGI and its venture subsidiaries may constitute investment securities under the 1940 Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or Securities and Exchange Commission safe harbor applies. If CMGI were to be deemed an investment company, it would become subject to the requirements of the 1940 Act. As a consequence, CMGI would be prohibited from engaging in business or issuing its securities as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of CMGI's contracts might be voidable, and a court-appointed receiver could take control of CMGI and liquidate its business.

   Although CMGI's investment securities currently comprise less than 40% of its total assets, fluctuations in the value of these securities or of CMGI's other assets may cause this limit to be exceeded. Unless an exclusion or safe harbor were available to it, CMGI would have to attempt to reduce its investment securities as a percentage of its total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If CMGI were required to sell investment securities, it may sell them sooner than it otherwise would. These sales may be at depressed prices and CMGI may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, CMGI may incur tax liabilities when it sells assets. CMGI may also be unable to purchase additional investment securities that may be important to its operating strategy. If CMGI decides to acquire non-investment security assets, it may not be able to identify and acquire suitable assets and businesses.

 CMGI depends on certain important employees, and the loss of any of those employees may harm CMGI's business.

   CMGI's performance is substantially dependent on the performance of its executive officers and other key employees, in particular, David S. Wetherell, its chairman, president, and chief executive officer, Andrew J. Hajducky III, its executive vice president, chief financial officer and treasurer, and David Andonian, its president, corporate development. The familiarity of these individuals with the Internet industry makes them especially critical to CMGI's success. In addition, CMGI's success is dependent on its ability to attract, train, retain and motivate high quality personnel, especially for its management team. The loss of the services of any of CMGI's executive officers or key employees may harm its business. CMGI's success also depends on its continuing ability to attract, train, retain, and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.

 In fiscal 1999 and the first six months of fiscal 2000, CMGI derived a significant portion of its revenues from a small number of customers and loss of any of those customers could significantly damage CMGI's business.

   During the fiscal year ended July 31, 1999, sales to Cisco Systems, Inc. accounted for 36% of CMGI's total revenues and 47% of CMGI's revenues from its fulfillment services segment. During the six months ended January 31, 2000, sales to Cisco accounted for 14.8% of CMGI's total revenues and 53% of CMGI's revenues from its fulfillment services segment. CMGI currently does not have any agreements with Cisco which obligate this customer to buy a minimum amount of products from CMGI or to designate CMGI as its sole supplier of any particular products or services. During the six months ended January 31, 2000, sales to DoubleClick, Inc. accounted for 18.9% of CMGI's total revenues and 26.2% of CMGI's revenues from its Internet segment. CMGI believes that it will continue to derive a significant portion of its operating revenues from sales to a small number of customers.

 CMGI's strategy of expanding its business through acquisitions of other businesses and technologies presents special risks.

   CMGI intends to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

                                          .  the need to incur additional
 .  difficulty integrating acquired           debt;
   technologies, operations, and
   personnel with the existing
   business;

                                          .  strain on managerial and
                                             operational resources as
                                             management tries to oversee
 .  diversion of management attention         larger operations;
   in connection with both
   negotiating the acquisitions and       .  exposure to unforeseen
   integrating the assets;                   liabilities of acquired
                                             companies; and
 .  potential issuance of securities
   in connection with the                 .  the requirement to record
   acquisition, which securities             additional future operating costs
   dilute the holders of CMGI's              for the amortization of good will
   currently outstanding securities;         and other intangible assets,
                                             which amounts could be
                                             significant.

   CMGI may not be able to successfully address these problems. Moreover, CMGI's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. In addition, many of CMGI's investments are in early-stage companies with limited operating histories and limited or no revenues. CMGI may not be able to successfully develop these young companies.

 Growing concerns about the use of "cookies" and data collection may limit CMGI's ability to develop user profiles.

   Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. CMGI's technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most of the currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users currently choose to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and recently, the FTC initiated an informal inquiry into the data collection practices of Double Click, Inc., a competitor of ours. The effectiveness of CMGI's technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, CMGI would likely have to switch to other technology that allows it to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to CMGI's business, financial condition or results of operations, and might not be possible at all.

 If the United States or other governments regulate the Internet more closely, CMGI's business may be harmed.

   Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing, taxation and content. The enactment of any additional laws or regulations may impede the growth of the Internet and CMGI's Internet-related business and could place additional financial burdens on CMGI's business.

 To succeed, CMGI must respond to the rapid changes in technology and distribution channels related to the Internet.

   The markets for CMGI's Internet products and services are characterized by:

 .  rapidly changing technology;           .  shifting distribution channels;
                                             and
 .  evolving industry standards;
                                          . changing customer demands.
 .  frequent new product and service
   introductions;

   CMGI's success will depend on its ability to adapt to this rapidly evolving marketplace. CMGI may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, CMGI may not be able to establish and maintain effective distribution channels.

 CMGI is subject to intense competition.

   The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with CMGI's products and services. In addition, many of CMGI's current and potential competitors have greater financial, technical, operational, and marketing resources. CMGI may not be able to compete successfully against these competitors in selling its goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce CMGI's revenues.

 CMGI's strategy of selling assets of or investments in the companies that CMGI has acquired and developed presents risks.

   One element of CMGI's business plan involves raising cash for working capital for its Internet business by selling, in public or private offerings, some of the companies, or portions of the companies, that it has acquired and developed. Market and other conditions largely beyond CMGI's control affect:

 .  CMGI's ability to engage in such sales;

 .  the timing of such sales; and

 .  the amount of proceeds from such sales.

   As a result, CMGI may not be able to sell some of these assets. In addition, even if CMGI is able to sell, it may not be able to sell at favorable prices. If CMGI is unable to sell these assets at favorable prices, its business will be harmed.

 The value of CMGI's business may fluctuate because the value of some of its assets fluctuates.

   A portion of CMGI's assets includes the equity securities of both publicly traded and non-publicly traded companies. In particular, CMGI owns a significant number of shares of common stock of Chemdex Corporation, Critical Path, Inc., Engage Technologies, Inc., Hollywood Entertainment Corporation, Lycos, Inc., MotherNature.com, Inc., NaviSite, Inc., Pacific Century CyberWorks Limited, Silknet Software, Inc. and Yahoo!, Inc., which are publicly traded companies. The market price and valuations of the securities that CMGI holds in these and other companies may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI holds in other companies may result in fluctuations of the market price of CMGI's common stock and may reduce the amount of working capital available to CMGI.

 CMGI's growth places strains on its managerial, operational and financial resources.

   CMGI's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of CMGI's users, advertisers and other business partners grows, CMGI will be required to manage multiple relationships with various customers, strategic partners and other third parties. Further growth of CMGI or increase in the number of its strategic relationships will increase this strain on CMGI's managerial, operational and financial resources, inhibiting CMGI's ability to achieve the rapid execution necessary to successfully implement its business plan. In addition, CMGI's future success will also depend on its ability to expand its sales and marketing organization and its support organization commensurate with the growth of CMGI's business and the Internet.

 CMGI must develop and maintain positive brand name awareness.

   CMGI believes that establishing and maintaining its brand names is essential to expanding its Internet business and attracting new customers. CMGI also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of CMGI's brand names will depend largely on CMGI's ability to provide consistently high-quality products and services. If CMGI is unable to provide high-quality products and services, the value of its brand names may suffer.

 CMGI's quarterly results may fluctuate widely.

   CMGI's operating results have fluctuated widely on a quarterly basis during the last several years, and CMGI expects to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond CMGI's control, have contributed to these quarterly fluctuations in the past and may continue to do so. These factors include:

                                          .  specific economic conditions in
 .  demand for CMGI's products and            the Internet and direct marketing
   services;                                 industries; and

 .  payment of costs associated with       .  general economic conditions.
   CMGI's acquisitions, sales of
   assets and investments;

 .  timing of sales of assets;

 .  market acceptance of new products
   and services;

   The emerging nature of the commercial uses of the Internet makes predictions concerning CMGI's future revenues difficult. CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of CMGI's future performance. It is also possible that in some future fiscal quarters, CMGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI's common stock may decline.

 The price of CMGI's common stock has been volatile.

   The market price of CMGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI's common stock.

 CMGI faces security risks.

   The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by CMGI or other Internet sites to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and could negatively impact CMGI's business. Security breaches of the activities of CMGI, its customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose CMGI to a risk of loss or litigation and possible liability. CMGI cannot assure you that its security measures will prevent security breaches.

 Ownership of CMGI is concentrated.

   David S. Wetherell, CMGI's chairman, president, and chief executive officer, beneficially owned approximately 12.6% of CMGI's outstanding common stock as of March 1, 2000. As a result, Mr. Wetherell possesses significant influence over CMGI on matters, including the election of directors. Additionally, Compaq Computer Corporation owned approximately 15% of CMGI's outstanding common stock as of March 1, 2000. The concentration of CMGI's share ownership may:

 .  delay or prevent a change in control of CMGI;

 .  impede a merger, consolidation, takeover or other business involving CMGI;
   or

 . discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of CMGI.

 CMGI's business will suffer if any of its products or systems, or the products or systems of third parties on which CMGI relies, experience year 2000 related problems.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. CMGI's products and systems and those of third parties on whom CMGI relies may experience year 2000 related problems. If any equipment or software used in CMGI's business causes year 2000 related problems, CMGI may incur significant unanticipated expenses to remedy such problems.

   As of December 31, 1999, CMGI estimates it has incurred approximately $7.0 million in connection with year 2000 readiness efforts. Because of CMGI's recent acquisitions of a number of companies in varying stages of year 2000 compliance assessment, and unforeseeable year 2000 expenses, CMGI's year 2000 costs may exceed this estimate.

 CMGI relies on NaviSite for network connectivity.

   CMGI and many of its majority owned subsidiaries rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, CMGI's internal business operations may be interrupted, and the ability of CMGI's majority owned subsidiaries to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on the business and revenues of CMGI and its majority owned subsidiaries.

 The success of CMGI's global operations is subject to special risks and costs.

   CMGI has begun, and intends to continue, to expand its operations outside of the United States. This international expansion will require significant management attention and financial resources. CMGI's ability to expand its offerings of products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, CMGI has limited experience in such international activities. Accordingly, CMGI expects to commit substantial time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels.

   CMGI expects that its export sales will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make CMGI's products and services more expensive and, therefore, potentially less competitive in international markets. As CMGI increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

 CMGI could be subject to infringement claims.

   From time to time, CMGI has been, and expects to continue to be, subject to third party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights by CMGI. Any such claims may damage CMGI's business by:

 .  subjecting CMGI to significant liability for damages;

 .  resulting in invalidation of CMGI's proprietary rights;

 . being time-consuming and expensive to defend even if such claims are not meritorious; and

 .  resulting in the diversion of management's time and attention.

 CMGI may have liability for information retrieved from the Internet.

   Because materials may be downloaded from the Internet and subsequently distributed to others, CMGI may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury, or other theories based on the nature, content, publication and distribution of such materials.

 CMGI litigation.

   Neil Braun, the former president of iCast Corporation, a majority owned subsidiary of CMGI, filed a complaint in the United States District Court, Southern District of New York, on December 22, 1999 against CMGI, iCast, and David S. Wetherell, chief executive officer and chairman of CMGI, alleging certain claims arising out of the termination of Mr. Braun's employment with iCast. As set forth in the complaint, Mr. Braun is seeking, among other things, monetary damages in excess of $50 million and specific performance of certain contractual obligations that would require iCast to deliver to Mr. Braun an equity interest in iCast. On January 31, 2000, an answer to the complaint was filed on behalf of CMGI, iCast and Mr. Wetherell. CMGI plans to vigorously defend against these claims. If CMGI does not prevail in this proceeding, the outcome could adversely affect CMGI's financial condition and results of operations.

   On February 9, 2000, International Merchandising Corporation and International Managements, Inc. (collectively, "IMG") filed a complaint in the United States District Court for the Northern District of Ohio, Eastern Division, against Signatures Network, Inc., a subsidiary of iCast and CMGI, CMGI and iCast. The complaint asserts claims against Signatures for breach of contract, promissory estoppel, in quantum meruit and against CMGI and iCast for tortious interference with contract and tortious interference with prospective contractual relations. The complaint seeks damages of not less than $15,000,000 plus stock options against Signatures, as well as the value of alleged services performed by IMG. The complaint also seeks damages against CMGI and iCast in an amount of not less than $15,000,000, as well as punitive damages. If CMGI does not prevail in this proceeding, the outcome could adversely affect CMGI's financial condition and results of operations. On March 10, 2000, IMG voluntarily withdrew its motion to compel arbitration and the parties agreed in principle to submit all claims they may have against each other to private, binding arbitration. On March 22, 2000, the parties filed a joint motion with the court requesting that IMG's motion be taken off the court's calendar. The defendants have not yet filed a response to IMG's complaint.

   On or about March 15, 2000, CMGI and certain of its officers and directors, as well as certain officers and directors of Engage Technologies, Inc., a publicly traded majority-owned subsidiary of CMGI, were sued by a shareholder of Engage in what purports to be a derivative action on behalf of Engage. The lawsuit is captioned Doris B. Sollod, plaintiff, v. Edward A. Bennett, Christopher A. Evans, Craig D. Goldman, Andrew J. Hajducky, III, Frederic D. Rosen, Paul L. Schaut, David S. Wetherell and CMGI, Inc., Defendants and Engage Technologies, Inc., Nominal Defendant, Civil Action No. 17886-NC, Court of Chancery, New Castle County, Delaware. The complaint arises out of the intended sale by CMGI of its subsidiaries, Flycast and Adsmart, to Engage, as announced on or about January 20, 2000. The plaintiff alleges, inter alia, that CMGI and the individual defendants violated their fiduciary duties, duties of loyalty and good faith, and engaged in self-dealing with regard to the transaction, which the complaint alleges is unfair to Engage. The complaint requests, inter alia, that the court (1) enjoin the defendants from taking any steps in furtherance of the transaction; (2) award recissory damages to Engage and rescind the transaction if it is consummated; (3) direct the defendants to account to Engage for its damages and CMGI's profits; and (4) award the plaintiff her costs, disbursements, and fees. The defendants have not yet responded to the complaint.

Risks Relating to uBid's Business

 uBid has a limited operating history and may experience risks encountered by early-stage companies.

   uBid began conducting auctions on the Internet in December 1997. Accordingly, uBid has a very limited operating history for you to use in evaluating its business. uBid's business and prospects must be considered in light of the risks, expenses and difficulties that companies encounter in the early stages of development, particularly companies in new and rapidly evolving markets like the Internet. These risks include uBid's ability to do the following:

                                          .  offer products for auction that
 .  manage its growth effectively;            will meet consumer demand;

 .  anticipate and adapt to the rapid      .  expand its supplier network;
   changes that characterize the on-
   line auction market;                   .  respond to competitive
                                             developments in its market; and
 .  maintain and increase levels of
   traffic to uBid's Website;             .  continue to identify, attract,
                                             retain and motivate qualified
 .  continue to develop and upgrade           personnel.
   its technology and customer
   service;

 uBid is subject to restrictions on its ability to issue equity securities, which may limit its ability to grow its business and compete effectively.

   In June 1999, Creative Computers Inc. completed a distribution of uBid's common stock to Creative Computers stockholders, which was intended to be a tax-free spin-off under Section 355 of the Internal Revenue Code. Section 355(e) generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the parent or the subsidiary is subsequently acquired by one or more persons acting pursuant to a plan or series of related transactions that include the spin-off. To ensure that any future sale by uBid of equity securities would not disqualify the spin-off from its tax-free status for federal income tax purposes, uBid agreed to various restrictions on its ability to issue or repurchase its equity securities until three years after the spin-off that are more limiting than the 50% restriction imposed under Section 355(e). In particular, uBid agreed not to take the following actions without Creative Computers' consent or without obtaining a favorable IRS letter ruling that such actions would not affect the tax-free status of the spin-off:

 . until June 8, 2001, issue uBid common stock or other equity securities that would decrease the number of shares of common stock distributed by Creative Computers in the spin-off to less than 60% of uBid's then outstanding common stock;

 . from June 8, 2001 until June 8, 2002, issue additional shares of uBid common stock or other equity securities that decrease the number of shares of its common stock distributed by Creative Computers in the spin-off to less than 55% of uBid's then outstanding common stock; and

 . until June 8, 2002, approve or permit any business combination, tender offer or other transaction resulting in the acquisition of more than 50% of uBid's common stock.

   Creative Computers has consented to the merger as required by uBid's agreements with Creative Computers. While uBid does not believe the merger should cause the spin-off to be taxable to Creative Computers, the absence of final IRS regulations under Section 355(e) has created some uncertainty as to the application of these regulations to uBid's actions after the spin-off, including agreeing to the merger. As a result, uBid requested and has received an opinion from uBid's outside tax advisors, PricewaterhouseCoopers LLP, that the merger should not result in an adverse application of Section 355(e) with respect to the spin-off. If the merger does not occur, uBid is limited in its ability to issue additional equity securities and to raise capital, acquire other companies or retain or recruit key employees. These same restrictions apply to any proposed repurchases of uBid's common stock, but would not preclude uBid from issuing debt securities that are not convertible into common stock or other equity securities. A copy of the opinion of PricewaterhouseCoopers LLP has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

   uBid has agreed to indemnify Creative Computers for any tax liability incurred by Creative Computers arising out of actions by uBid after the spin-off, including transactions similar to the merger, that would disqualify the spin-off as a tax-free distribution or make the spin-off taxable to Creative Computers for federal income tax purposes. If the spin-off were taxable due to uBid's actions, for example, as a result of the merger, uBid would face an indemnity obligation to Creative Computers of approximately $100 million. This indemnity obligation would have a significant material adverse effect on uBid's business and financial condition and would exceed all of uBid's available capital resources. The existence of this contingent indemnity obligation, particularly because it may be affected by any material corporate transaction involving uBid, may make uBid a less attractive acquisition or merger candidate until the uncertainties of Section 355 are resolved or the restrictions described above expire.

   uBid also has agreed to indemnify Creative Computers from all liabilities relating to:

 . uBid's failure, or the failure of any other person to pay, perform or otherwise promptly discharge any of uBid's liabilities or obligations;

 .  any breach by uBid of any of the agreements entered into with Creative
   Computers relating to the spin-off; and

 . any misstatements of material fact contained in the prospectus used in connection with uBid's initial public offering.

If uBid is required to indemnify Creative Computers based on any of these claims, uBid may have to make substantial payments, which could adversely impact its business and financial condition.

 uBid anticipates continued losses and uBid may never become profitable.

   uBid has invested heavily in its technology, Website development, advertising, hiring of personnel and startup costs. As a result, uBid has incurred significant net losses since its inception and uBid expects to continue to incur losses for the foreseeable future. uBid had an accumulated deficit of approximately $36.0 million at December 31, 1999. uBid intends to expend significant financial and management resources on:

 .  developing uBid's brand;
                                          .  building and maintaining
 .  marketing and advertising uBid's          strategic relationships; and
   business;

 .  developing uBid's Website;
                                          .  developing and improving uBid's
                                             technology and operating
                                             infrastructure.

   uBid also expects to incur additional losses as a result of its significant increase in marketing and promotional expenses. Because it historically has operated at a loss, uBid's ability to achieve profitability given its planned investment levels depends upon its ability to generate and sustain substantially increased levels of net revenue. In addition, uBid plans to continue to increase its operating expenses significantly to:

 .  increase its customer base;
                                          .  purchase larger volumes of
 .  increase the size of its staff,           merchandise to be sold at
                                             auction;
 .  expand its marketing efforts to
   enhance its brand image;
                                          .  increase its software development
                                             efforts; and

 .  increase its visibility on other       .  support its growing
   companies' high-traffic Websites;         infrastructure.

   uBid must generate significantly increased revenues to achieve profitability, particularly if uBid is unable to adjust expenses and increase profit margins. In particular, computer products have been vulnerable to decreased margins as a result of competitive pressures. uBid derived 71% of its revenues from the sale of computers and related products in 1999. uBid cannot assure you that it will ever achieve or sustain profitability.

   uBid has made and expects to continue to make significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset these expenditures. As a result, these expenditures are based on uBid's operating plans and estimates of future revenues. uBid's sales and operating results generally depend, among other things, on the volume and timing of orders it receives, which are difficult to forecast. uBid may be unable to adjust its spending to compensate for any unexpected revenue shortfall.

   uBid requires substantial working capital to fund its business. uBid's working capital requirements and cash flow from operating activities vary from quarter to quarter, depending on revenues, operating expenses, capital expenditures and other factors. uBid has experienced negative cash flow from operations and expects this to continue for the foreseeable future. uBid believes that its current working capital, together with its existing capital resources, will be sufficient to meet its capital requirements through at least the next 12 months. If uBid's capital requirements vary materially from those currently planned, uBid may require additional financing sooner than anticipated. If uBid is unable to obtain financing in the amounts desired and on acceptable terms, or at all, uBid may be required to reduce significantly the scope of its presently anticipated advertising and other expenditures, which could harm its growth prospects and adversely affect the price of its stock.

   Beginning in October 1997, uBid granted stock options that were exercisable only in the event of a successful initial public offering of uBid's stock or sale of the company. uBid expects to record a non-cash compensation charge of $13.3 million over the five-year vesting period of the options. uBid recorded $5.3 million of this charge in the fourth quarter of 1998 and $3.5 million for the year ended December 31, 1999.

 Revenue growth in prior periods may not be indicative of uBid's future growth.

   uBid has achieved significant revenue growth since its inception in 1997. However, uBid's limited operating history makes it difficult to predict future growth. In addition, uBid's operating results may fluctuate significantly in the future, which prevents the meaningful use of period-to-period comparisons of its financial results. Accordingly, you should not rely on past revenue growth rates as a prediction of uBid's future growth, if any.

 uBid's financial results fluctuate and may be difficult to forecast.

   uBid's quarterly revenues, expenses and operating results are unpredictable. uBid expects that its operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond uBid's control. These factors include:

                                          .  the amount and timing of costs
 .  uBid's ability to increase its            relating to expansion of uBid's
   customer base;                            operations, including sales and
                                             marketing expenditures;
 .  uBid's ability to sell products
   at auction at the price targets        .  uBid's ability to introduce new
   it sets;                                  types of merchandise, service
                                             offerings or customer services in
 .  uBid's ability to control its             a competitive environment;
   gross margins;
                                          .  technical difficulties consumers
 .  uBid's ability to sell its                might encounter in using uBid's
   inventory in a timely manner and          Website;
   maintain customer satisfaction;
                                          .  delays in shipments as a result
 .  the availability and pricing of           of computer systems failures,
   merchandise from suppliers;               strikes or other problems with
                                             uBid's delivery service or credit
 .  product obsolescence and price            card processing providers;
   erosion;
                                          .  the amount of returns of uBid's
 .  consumer confidence in encrypted          merchandise; and
   transactions on the Internet;
                                          .  general economic conditions and
 .  uBid's ability to obtain cost             economic conditions specific to
   effective advertising on other            the Internet and electronic
   entities' Websites;                       commerce.

 .  the effectiveness of off-line
   advertising in generating
   additional traffic to uBid's
   Website;

   To respond to competitive pressures in its market, uBid may from time to time make service, marketing or supply decisions or acquisitions that could adversely affect its quarterly operating results. Like other retailers, uBid may experience seasonality in its business. Due to all of these factors, uBid's operating results may fall below the expectations of securities analysts and investors. This could cause a decline in the trading price of uBid's stock.

 uBid may not be successful in developing brand awareness, and the failure to do so could significantly harm its business and financial condition.

   uBid believes that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the uBid brand will depend largely on uBid's ability to increase its customer base. If suppliers do not perceive uBid as an effective marketing and sales channel for their merchandise, or if consumers do not perceive uBid as offering an entertaining and desirable way to purchase merchandise, uBid will be unsuccessful in promoting and maintaining its brand. In order to attract and retain customers and promote its brand, uBid expects to increase its marketing and advertising budgets. If uBid is unable to successfully promote its brand or achieve a leading position in Internet commerce, uBid's business could be significantly harmed.

 uBid's business model is unproven and evolving.

   uBid is continuing to expand the breadth and depth of products and services offered on its Website. In addition, in 1999 uBid entered into agreements to expand its auction model to include the business-to-business market. uBid has expanded its business model and the use of its Website as an advertising medium for services and products of other companies and for promoting new or complementary products and sales formats. uBid continues to offer credit to some of its business customers that have been pre-qualified as having appropriate credit ratings. As its business model evolves, uBid risks diluting its brand, confusing customers and decreasing interest from suppliers. In addition, uBid could be exposed to additional or new risks associated with these new opportunities. If uBid is unable to address these risks, uBid's business will be harmed.

 uBid's failure to remain competitive may significantly hinder its growth.

   The electronic commerce market is rapidly evolving and intensely competitive, and uBid expects competition to intensify in the future. uBid competes with a variety of other companies based on the type of merchandise and the sales format they offer to customers. These competitors include:

                                          .  companies that offer merchandise
 .  various Internet auction houses           similar to uBid's through
   such as Amazon.com Auctions,              physical auctions, with which
   eBay, ONSALE, Yahoo! Auctions,            uBid competes for sources of
   First Auction, Surplus Auction,           supply;
   Bid.com, Mercata, TradeOut.com,
   WebAuction and Insight Auction;        .  personal computer manufacturers
                                             with direct distribution channels
 .  a number of indirect competitors          for their excess inventory or
   that specialize in electronic             refurbished products; and
   commerce or derive a substantial
   portion of their revenue from          .  companies with substantial
   electronic commerce, including            customer bases in the computer
   Internet Shopping Network, AOL,           and peripherals catalog business,
   Cendant, BUY.COM and                      including CDW Computer Centers,
   Shopping.com;                             PC Connection and Creative
                                             Computers, some of which already
                                             sell online or may devote more
                                             resources to Internet commerce in
                                             the future.

   Some of uBid's current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or semi-exclusive sources of merchandise. In addition, there has been consolidation in uBid's industry, which may continue in the future. Accordingly, it is possible that new competitors or alliances among competitors and suppliers may emerge and rapidly acquire market share. In addition, manufacturers may elect to sell their products directly. Increased competition is likely to reduce uBid's operating margins, cause uBid to lose market share or diminish uBid's brand. If any of these things occur, uBid's business would be significantly harmed.

   Many of uBid's current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than uBid has. As a result, these competitors may be able to secure merchandise from suppliers on more favorable terms than uBid. They may be able to respond more quickly to changes in customer preferences or devote greater resources to developing and promoting their merchandise.

   uBid's former parent company, Creative Computers, agreed not to engage in the online Internet auction business in the same format in which uBid conducts its business until March 2000. Consequently, Creative Computers is now permitted to compete directly or indirectly with uBid, including by way of acquiring other companies or businesses. Competition from Creative Computers could adversely affect uBid's business and financial condition.

 uBid relies on its relationships with other online companies to drive traffic to its Website and promote its brand.

   uBid depends to some extent on relationships with other online companies and expects that its dependence on these relationships will increase in the future. These relationships include:

                                         .  sponsorships; and
 .  portal arrangements and
   agreements for anchor tenancy on      .  banner advertisements.
   other companies' Websites;

 .  promotional placements;

   Generally, these arrangements have terms for up to three years, are not exclusive, do not provide for guaranteed renewal and may be terminated by uBid without cause. The risks created by uBid's dependence on these relationships include:

 .  competitors may purchase              .  uBid's online partners might be
   exclusive rights to attractive           unable to deliver a sufficient
   space on one or more key sites;          number of customer visits or
                                            impressions; and
 .  significant spending on these
   relationships may not increase        .  uBid's online partners could
   uBid's revenues in the time              compete with uBid for limited
   periods uBid expects or at all;          online auction revenues.

 .  space on Websites may increase
   in price or cease to be
   available to uBid on reasonable
   terms or at all;

   If any of uBid's arrangements with other online companies is terminated, or if uBid fails to continue to acquire similar arrangements in the future, its business could be materially harmed.

 uBid's growth and future success depend on its ability to generate traffic to its Website.

   uBid's ability to sell products through its Internet auctions depends substantially on its ability to attract user traffic to its Website. uBid has traditionally spent significant amounts of money for online advertising to attract users to and retain users on its Website. uBid expects its sales and marketing expenses, including advertising expenditures, to increase significantly as it attempts to generate increased traffic to its Website. If uBid is unable to generate traffic to its Website cost effectively, or if uBid's efforts to promote its auctions using both online and off-line media are not successful, uBid's growth and business prospects will be substantially limited.

 uBid's purchased inventory model subjects it to risks of decreased or negative gross margins.

   uBid currently purchases most of the merchandise to be sold at auction, and in doing so assumes the inventory and price risks of these products. These risks are especially significant because much of the merchandise uBid auctions is subject to rapid technological change, obsolescence and price erosion. Since uBid relies heavily on purchased inventory, uBid's success will depend on its ability to sell its inventory rapidly through its auctions. uBid also relies heavily on the ability of uBid's buying staff to purchase inventory at attractive prices relative to resale value and uBid's ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory.

   Due to the inherently unpredictable nature of auctions, it is impossible for uBid to determine with certainty whether any item will sell for more than the price uBid pays for it. Further, because minimum opening bid prices for the merchandise listed on uBid's Website generally are lower than the acquisition costs for the merchandise, uBid cannot be certain that uBid will achieve positive gross margins on any given sale. If uBid is unable to liquidate its purchased inventory rapidly, if uBid's buying staff fails to purchase inventory at attractive prices relative to resale value at auction, or if uBid fails to predict with accuracy the resale prices for its purchased merchandise, uBid may be forced to sell its inventory at a discount or at a loss, which would adversely affect uBid's financial condition and results of operations.

 If uBid fails to maintain satisfactory relationships with its suppliers, or is unable to obtain sufficient quantities of merchandise, uBid's business would be materially harmed.

   uBid depends upon its suppliers to provide merchandise for sale through uBid's Internet auctions. The availability of merchandise can be unpredictable. Since its inception, uBid has sourced merchandise from over 430 suppliers. Merchandise acquired from 20 of these suppliers represented approximately 51% of uBid's gross merchandise sales for the fourth quarter of 1999. uBid does not have long-term supply contracts with any of its suppliers. uBid cannot be certain that its current suppliers will continue to sell or otherwise provide merchandise for sale in uBid's auctions. uBid also cannot be certain that it will be able to establish new supplier relationships that ensure merchandise will be available for auction on its Website.

   A limited number of uBid's suppliers process and ship merchandise directly to uBid's customers. uBid has limited control over their shipping procedures, and shipments by these suppliers could be delayed by factors beyond uBid's control. Most merchandise uBid sells carries a warranty supplied either by the manufacturer or the supplier. Although uBid is not obligated to accept merchandise returns, uBid could be compelled to accept returns from customers without receiving reimbursements from the suppliers or manufacturers if their warranties are not honored. uBid's business will be significantly harmed if it is unable to develop and maintain satisfactory relationships with suppliers on acceptable commercial terms, if uBid is unable to obtain sufficient quantities of merchandise, if the quality of service provided by these suppliers falls below a satisfactory standard or if uBid's level of returns exceeds its expectations.

 uBid relies on third parties to maintain its critical systems and, if these third parties fail to adequately perform their services, uBid could experience disruptions in its operations.

   uBid relies on a number of third parties for Internet and telecommunications access, delivery services, credit card processing and software services. uBid has limited control over these third parties and no long-term relationships with any of them. For example, uBid does not own a gateway onto the Internet. From time to time, uBid has experienced temporary interruptions in its Website connection and its telecommunications access. Slow Internet transmissions or prolonged interruptions in uBid's Website connection or telecommunications access would materially harm uBid's business.

   uBid uses UPS and Federal Express delivery services for substantially all of its products. Should either or both be unable to deliver uBid's products for a sustained time period as a result of a strike or other reason, uBid's business would be harmed. In addition, uBid could experience delays in shipment due to computer systems failures or other problems related to third-party service providers.

   uBid's internally developed auction software depends on operating system, database and server software that was developed and produced by and licensed from third parties. uBid has from time to time discovered errors and defects in the software from these third parties and uBid relies to some extent on these third parties to correct errors and defects in a timely manner. If uBid is unable to develop and maintain satisfactory relationships with these third parties on acceptable commercial terms, or if the quality of products and services provided by these third parties falls below a satisfactory standard, uBid could experience disruptions in its operations.

 uBid's business may suffer from capacity constraints or system interruptions.

   A key element of uBid's strategy is to generate a high volume of traffic to its Website. uBid's revenues depend substantially on the number of customers who use its Website to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of uBid's Website, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to uBid's operating results, as well as to uBid's reputation and ability to attract and retain customers and maintain adequate customer service levels.

   Periodically, uBid has experienced minor systems interruptions, including Internet disruptions, which uBid believes may continue to occur from time to time. Any systems interruptions, including Internet disruptions, that make uBid's Website inaccessible or reduce uBid's order fulfillment performance would reduce the volume of goods uBid is able to sell, which could harm uBid's business. uBid is continually enhancing and expanding its transaction processing systems, network infrastructure, delivery and shipping systems and other technologies to accommodate a substantial increase in the volume of traffic on uBid's Website. uBid cannot assure you that it will be successful in these efforts or that it will be able to accurately project the rate or timing of increases, if any, in the use of its Website or timely expand and upgrade its systems and infrastructure to accommodate these increases. uBid cannot assure you that its network or its suppliers' networks will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if uBid's Website traffic increases. If uBid fails to achieve or maintain its capabilities for high capacity data transmission, consumer demand for its services could decline.

 uBid's failure to manage growth effectively could adversely affect uBid's business and financial condition.

   uBid has rapidly expanded its operations in a short period of time and anticipates that it will have to continue this expansion to capture potential market opportunities. uBid's rapid growth has significantly strained its management, operational and financial resources. uBid has expanded from two employees at its inception to 281 employees and 61 full-time equivalent contract personnel at December, 31, 1999. uBid's revenues have increased from approximately $9,000 in the period from uBid's inception to December 31, 1997 to over $204.9 million in the year ended December 31, 1999. uBid expects to continue to add additional key personnel in the future. Increases in the number of employees and the volume of merchandise sales have placed significant demands on uBid's management.

   To manage its expected growth, uBid will have to expand existing operations, particularly customer service and merchandising, and improve existing and implement new operational, financial and inventory systems, procedures and controls. uBid also will have to maintain relationships with the following parties to control uBid's strategic direction in a rapidly changing environment:

 .  merchandise suppliers;
                                          .  other Websites; and

 .  freight companies;
                                          .  Internet service providers.
 .  warehouse operators;

   uBid cannot assure you that its current personnel, systems, procedures and controls will be adequate to support its future operations. uBid also cannot assure you that its management will be able to identify, hire, train, retain, motivate and manage required personnel or that its management will be able to manage and exploit existing and potential market opportunities successfully. If uBid is unable to manage uBid's growth effectively, uBid's business will be harmed.

 uBid may not be able to sustain or grow its business unless it keeps up with rapid technology changes.

   The Internet and electronic commerce industries are characterized by:

 .  rapidly changing technology;          .  evolving industry standards and
                                            practices that could render
 .  changes in consumer demands;             uBid's Website and proprietary
                                            technology obsolete.
 .  frequent introductions of new
   services or products that embody
   new technologies; and

   uBid's future performance will depend, in part, on its ability to license or acquire leading technologies, enhance its existing services and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Developing Website and other proprietary technology involves significant technical and business risks. uBid also cannot assure you that it will be able to successfully use new technologies or adapt its Website and proprietary technology to emerging industry standards. uBid may not be able to remain competitive or sustain growth if it does not adapt to changing market conditions or customer requirements.

 Increasing governmental regulation of the Internet could adversely affect uBid's business.

   uBid is currently not regulated by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, sales tax, and characteristics and quality of products and services. Furthermore, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet. New laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for uBid's Internet auctions and increase uBid's cost of doing business. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve.

   The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and other Internet activities. In October 1998, the Internet Tax Freedom Act imposed a three-year moratorium on new state and local taxes on Internet commerce. However, it is possible that future laws imposing taxes or other regulations on commerce over the Internet could substantially impair the growth of electronic commerce and as a result have a negative effect on uBid's business.

   In addition, because its service is available over the Internet in multiple states and because it sells merchandise to consumers resident in multiple states, uBid could be required to qualify to do business as a foreign corporation in each state in which its services are available. uBid is qualified to do business in only three states, and its failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject uBid to taxes and penalties for the failure to qualify. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to uBid's business, could have a material adverse effect on uBid's business.

 uBid's business may be adversely affected if uBid loses key personnel.

   uBid's future performance depends substantially on the continued service of its senior management and other key personnel. In particular, uBid's success depends upon the continued efforts of its management personnel, including chief executive officer and president Gregory K. Jones and other members of uBid's senior management team. uBid has a long-term employment agreement with only one of its key personnel, Mr. Jones, and has no key person life insurance.

 uBid's business will suffer if uBid does not attract and retain additional highly skilled personnel.

   To meet its expected growth, uBid believes that its future success will depend upon its ability to hire, train and retain other highly-skilled personnel. Competition for quality personnel is intense. uBid cannot be sure that it will be successful in hiring, assimilating or retaining the necessary personnel, and uBid's failure to do so could adversely affect its business and financial condition.

 uBid may suffer disruption in its business because of changes in its systems, facilities and fulfillment activities.

   uBid believes that its success is dependent in large part upon its ability to provide prompt and efficient service to its customers. As a result, any disruption of uBid's day-to-day operations could have a material adverse effect on its business, and any failure of uBid's information management systems or distribution capabilities could impair its ability to receive and process customer orders and ship products on a timely basis.

   uBid expects to upgrade its software and hardware systems on a continuing basis. uBid is considering outsourcing warehouse and fulfillment responsibilities for some of its products. The transition to, or upgrading of, uBid's hardware and software systems, the relocation of uBid's servers and the outsourcing of some of uBid's fulfillment activities could result in delays, failures or execution difficulties that could impair uBid's ability to receive and process orders and ship products in a timely manner.

   To date, uBid has had various interruptions to its service as a result of loss of power and telecommunications connections. uBid's insurance coverage may not be adequate to compensate for all losses that may occur as a result of any future service interruptions. Although uBid has implemented network security measures and firewall security, its servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to overload uBid's systems and similar disruptive problems. Any of these problems could cause interruptions, delays, loss of data or cessation in service to uBid's users. If any of these events occur, uBid's business, prospects and financial condition could be significantly harmed.

 Concerns about transaction security on the Internet may hinder uBid's business.

   A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. uBid relies on encryption and authentication technology licensed from third parties to provide the required security and authentication to ensure the privacy of Internet transactions. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms uBid uses to protect customer transaction data. Any breaches in security could cause a significant decrease in the use of uBid's Website, which would materially harm uBid's business.

   A person successfully circumventing uBid's security measures could misappropriate proprietary information or cause interruptions in uBid's operations. uBid could be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Consumer concerns about the security of electronic commerce and user privacy may also inhibit the growth of the Internet as a means of conducting commercial transactions. To the extent that uBid's activities or the activities of third party contractors involve storing and transmitting proprietary information, such as credit card numbers, security breaches could expose uBid to a risk of loss or litigation and possible liability. uBid's security measures may not effectively prevent security breaches, and uBid's failure to prevent security breaches could significantly disrupt its operations.

 uBid's business could be adversely affected if uBid is unable to adequately protect its proprietary technology.

   uBid's proprietary technology is one of the keys to its performance and ability to remain competitive. uBid relies on a combination of trademark, copyright and trade secret laws to establish and protect its proprietary rights. uBid also uses technical measures, confidentiality agreements and non-compete agreements to protect its proprietary rights. uBid's uBid service mark is registered in the United States. However, uBid may not be able to secure significant protection for its service marks or trademarks. uBid's competitors or others could adopt product or service names similar to "uBid" or uBid's other service marks or trademarks. Any of these actions by others might impede uBid's ability to build brand identity and could lead to customer confusion. uBid's inability to protect the name uBid adequately could adversely affect its business and financial condition.

   uBid relies on copyright laws to protect its proprietary software and trade secret laws to protect the source code for its proprietary software. uBid generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. The steps uBid takes to protect its proprietary information may not prevent misappropriation of its technology, and the agreements uBid enters into for that purpose might not be enforceable. A third party might obtain and use uBid's software or other proprietary information without authorization or develop similar software independently. It is difficult for uBid to police for unauthorized use of its technology, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. The laws of other countries may not provide uBid with adequate or effective protection of uBid's intellectual property.

 uBid may infringe on third party intellectual property rights and could become involved in costly intellectual property litigation.

   uBid could be sued by other parties claiming infringement by uBid's software or other aspects of uBid's business. uBid is not currently involved in any suit that would have a material effect on its business.

   However, any future claims, with or without merit, could impair uBid's business and financial condition because they could:

 .  result in significant litigation
   costs;
                                          .  divert the attention of
                                             management; or

 .  divert resources;                      .  require uBid to enter into
                                             royalty and licensing agreements
                                             which may not be available on
                                             terms acceptable to it or at all.

   In the future, uBid may also file lawsuits to enforce its intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation over these issues, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could adversely affect uBid's business and financial condition.

 uBid may experience unexpected expenses or delays in service enhancements if uBid is unable to license third party technology on commercially reasonable terms.

   uBid relies on a variety of technology that it licenses from third parties. These third-party technology licenses might not continue to be available to uBid on commercially reasonable terms or at all. If it is unable to obtain or maintain these licenses on favorable terms, or at all, uBid could experience delays in completing and developing its proprietary software. These delays could significantly harm uBid's business and financial condition.

 uBid may encounter barriers to international expansion, which could limit its future growth and adversely impact its business and financial condition.

   uBid intends to continue to expand its operations internationally. uBid does not currently have any Website content that has been localized for foreign markets, and may not be able to establish a global presence. uBid's expansion into international markets will require significant management attention and financial resources.

   Engaging in business on a global level carries inherent risks which could adversely impact uBid's business and financial condition, such as:

 .  differing regulatory
   requirements;
                                          .  longer payment cycles;
 .  export restrictions;
                                          .  problems in collecting accounts
 .  tariffs and other trade barriers;         receivable;

 .  difficulties in staffing and           .  political instability;
   managing foreign operations;
                                          .  fluctuations in currency exchange
 .  difficulties in protecting uBid's         rates; and
   intellectual property rights;
                                          .  potentially adverse tax
                                             consequences.


   In addition, some types of software that contain encryption technology are restricted by export laws and uBid could become subject to liability for any violations of these export restrictions. uBid may not be able to successfully market, sell and distribute its products in foreign markets. One or more of these factors could have a material adverse effect on uBid's future global operations, and consequently, on uBid's business and financial condition as a whole.

 uBid's stock price is volatile, which could lead to losses by investors and costly securities litigation.

   The trading price of uBid's common stock has been and is likely to continue to be highly volatile and could fluctuate in response to factors such as:

 .  actual or anticipated variations
   in uBid's quarterly operating
   results;                               .  changes in the market valuations
                                             of other Internet or online
 .  announcements of technological            service companies;
   innovations by uBid or its
   competitors;                           .  announcements by uBid or its
                                             competitors of significant
 .  adoption of new accounting                acquisitions, strategic
   standards affecting the retail            partnerships, joint ventures or
   industry;                                 capital commitments;

 .  introduction of new services by        .  additions or departures of key
   uBid or its competitors;                  personnel;

 .  changes in financial estimates by      .  sales of uBid's common stock or
   securities analysts;                      other securities in the open
                                             market; and
 .  conditions or trends in the
   Internet and online commerce           .  other events or factors, many of
   industries;                               which are beyond uBid's control.

   The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against these companies. Litigation initiated against uBid, whether or not successful, could result in substantial costs and diversion of uBid's management's attention and resources, which would have a material adverse effect on uBid's business and financial condition.

 Potential year 2000 problems may involve significant time and expense and could disrupt uBid's operations.

   Failure of uBid's internal computer systems or third party hardware or software, or of systems maintained by third parties, to operate properly with regard to the year 2000 and thereafter could cause systems interruptions or loss of data. uBid cannot reasonably estimate the duration and extent of any such interruption, or quantify the effect such interruption may have on its future revenue. uBid has developed and finalized contingency plans to address the potential failure of its systems and third party systems to be year 2000 compliant. If any hardware, software or systems used in uBid's business cause year 2000 problems, uBid may incur significant unexpected expenses to remedy such problems, and uBid's operating results and financial condition could be substantially harmed.

   In addition, some of the products uBid has sold may prove to be year 2000 non-compliant. While uBid does not expect to have any material product liability associated with the sale of these products, as the seller uBid cannot be certain that it will not incur some expenses to remediate these products.

                 SELECTED HISTORICAL CONDENSED CONSOLIDATED AND
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following tables present selected historical condensed consolidated financial information, selected unaudited pro forma condensed combined financial information and comparative per share data for CMGI and uBid. This information has been derived from their respective financial statements and notes, certain of which are included or incorporated by reference in this proxy statement/prospectus.

     CMGI Selected Historical Condensed Consolidated Financial Information
                     (In thousands, except per share data)

   The following selected historical condensed consolidated financial information should be read in conjunction with CMGI's consolidated financial statements and related notes and with CMGI's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data for each of the years in the five years ended July 31, 1999, and the six month periods ended January 31, 2000 and 1999 and the consolidated balance sheet data as of July 31, 1999, 1998, 1997, 1996 and 1995 and January 31, 2000 and 1999 have been derived from CMGI's consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future. No cash dividends have been declared or paid on CMGI common stock.

                                                                                   Unaudited
                                                                               Six months ended
                                   Fiscal Year ended July 31,                     January 31,
                          -------------------------------------------------  ----------------------
                             1999       1998      1997      1996     1995       2000        1999
                          ----------  --------  --------  --------  -------  ----------  ----------
                                         (in thousands, except per share data)
Consolidated Statement
 of Operations Data
Net revenues............  $  175,666  $ 81,916  $ 60,056  $ 17,735  $11,091  $  277,200  $   76,377
Cost of revenues........     168,830    72,740    34,866    11,215    7,259     229,922      72,744
Research and development
 expenses...............      22,253    19,108    17,767     5,412      --       51,612      10,502
In-process research and
 development expenses...       6,061    10,325     1,312     2,691      --        4,717         --
Selling, general and
 administrative
 expenses...............      89,071    46,909    45,777    16,812    2,722     253,463      31,191
Amortization of
 intangible assets and
 stock-based
 compensation...........      16,110     3,093     1,254       --       --      423,870       3,137
                          ----------  --------  --------  --------  -------  ----------  ----------
Operating income
 (loss).................    (126,659)  (70,259)  (40,920)  (18,395)   1,110    (686,384)    (41,197)
Interest income
 (expense), net.........         269      (870)    1,749     2,691      225       2,990        (926)
Gains on issuance of
 stock by subsidiaries
 and affiliates.........     130,729    46,285       --     19,575      --       51,939      48,767
Other gains, net........     758,312    96,562    27,140    30,049    4,781     214,498      94,692
Other income (expense),
 net....................     (13,406)  (12,899)     (769)     (746)    (292)     49,435      (9,344)
Income tax benefit
 (expense)..............    (325,402)  (31,555)   (2,034)  (17,566)  (2,113)     64,535     (40,454)
                          ----------  --------  --------  --------  -------  ----------  ----------
Income (loss) from
 continuing operations..     423,843    27,264   (14,834)   15,608    3,711    (302,987)     51,538
Discontinued operations,
 net of income tax......      52,397     4,640    (7,193)   (1,286)  24,504         --         (279)
                          ----------  --------  --------  --------  -------  ----------  ----------
Net income (loss).......     476,240    31,904   (22,027)   14,322   28,215    (302,987)     51,259
Preferred stock
 accretion..............      (1,662)      --        --        --       --       (7,163)        --
                          ----------  --------  --------  --------  -------  ----------  ----------
Net income (loss)
 available to common
 stockholders...........  $  474,578  $ 31,904  $(22,027) $ 14,322  $28,215  $ (310,150) $   51,259
                          ==========  ========  ========  ========  =======  ==========  ==========
Diluted earnings (loss)
 per share:
Income (loss) from
 continuing operations..  $     2.05  $   0.15  $  (0.10) $   0.10  $  0.03  $    (1.31) $     0.25
Discontinued
 operations.............        0.25      0.03     (0.05)    (0.01)    0.16         --          --
                          ----------  --------  --------  --------  -------  ----------  ----------
Net income (loss).......  $     2.30    $ 0.18  $  (0.15) $   0.09  $  0.19  $    (1.31) $     0.25
                          ==========  ========  ========  ========  =======  ==========  ==========
Shares used in computing
 diluted earnings (loss)
 per share..............     206,832   180,120   150,864   154,912  150,436     237,519     202,600
                          ==========  ========  ========  ========  =======  ==========  ==========

                                                                                   Unaudited
                                            July 31,                              January 31,
                          -------------------------------------------------  ----------------------
                             1999       1998      1997      1996     1995       2000        1999
                          ----------  --------  --------  --------  -------  ----------  ----------
Consolidated Balance
 Sheet Data
Working capital.........  $1,381,005  $ 12,784  $ 38,554  $ 72,009  $47,729  $2,147,881  $  651,768
Total assets............   2,404,594   259,818   146,248   106,105   77,803   8,266,815   1,251,348
Long-term obligations...      34,867     5,801    16,754       514      415     273,806       5,322
Redeemable preferred
 stock..................     411,283       --        --        --       --      415,739      50,030
Stockholders' equity....   1,062,461   133,136    29,448    53,992   55,490   5,820,450     683,456

            uBid Selected Historical Condensed Financial Information
                       (In thousands, except share data)

   The following selected historical condensed financial information should be read in conjunction with, and are qualified by reference to, the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this document. The statement of operations data for the period from April 1, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, and the balance sheet data at December 31, 1997, 1998 and 1999, are derived from uBid's financial statements, which have been audited by Ernst & Young LLP, independent auditors, and, except for the balance sheet at December 31, 1997, are included elsewhere in this document. Historical results are not necessarily indicative of future results. No cash dividends have been declared or paid on uBid common stock.

                                           Period from
                                          April 1, 1997
                                           (Inception)
                                               to            Years Ended
                                          December 31,      December 31,
                                              1997         1998        1999
                                          ------------- ----------  ----------
Statement of Operations Data:
  Net revenues...........................  $        9   $   48,232  $  204,925
  Cost of revenues ......................           8       44,257     185,798
                                           ----------   ----------  ----------
  Gross profit...........................           1        3,975      19,127
  Operating expenses:
   Sales and marketing ..................          10        2,829      22,154
   Technology and development............          66        1,022       4,092
   General and administrative............         212        4,856      16,073
   Stock option compensation.............         --         5,267       3,508
                                           ----------   ----------  ----------
    Total operating expenses.............         288       13,974      45,827
                                           ----------   ----------  ----------
  Loss from operations...................        (287)      (9,999)    (26,700)
  Interest income........................         --            74       1,475
  Interest expense.......................         (26)        (244)       (270)
                                           ----------   ----------  ----------
  Net loss...............................  $     (313)  $  (10,169) $  (25,495)
                                           ==========   ==========  ==========
  Basic and diluted net loss per share
   (1)...................................  $    (0.04)  $    (1.36) $    (2.61)
                                           ==========   ==========  ==========
  Shares used in computing basic and
   diluted net loss per share(1).........   7,329,883    7,461,061   9,765,366
                                           ==========   ==========  ==========
                                                  As of December 31,
                                          ------------------------------------
                                              1997         1998        1999
                                          ------------- ----------  ----------
Balance Sheet Data:
  Cash...................................  $      --    $   26,053  $   51,544
  Working capital........................          31       21,445      40,719
  Total assets...........................         358       34,625      79,266
  Note payable to Creative...............         --         3,331         --
  Stockholders' equity (deficit) ........        (312)      18,633      45,262

--------
(1) Computed by dividing loss attributable to common stockholders by shares used in basic and diluted net loss per share. See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted net loss per share.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   CMGI and uBid believe this proxy statement/prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of CMGI and uBid, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of CMGI or uBid set forth under:

 .  "Summary," "Selected Historical Condensed Consolidated and Unaudited Pro
   Forma Financial Information," "Risk Factors," "The Merger--Background of the Merger," "The Merger--CMGI's Reasons for the Merger," "The Merger--uBid's Reasons for the Merger; Recommendation of the uBid Board of Directors," "The Merger--Opinion of Financial Advisor to uBid," "Unaudited Pro Forma Condensed Combined Financial Statements," "Description of uBid's Business" and "uBid Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

 . "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CMGI's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this proxy statement/prospectus.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of CMGI and/or uBid may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 7. In addition to the risk factors and other important factors discussed elsewhere in the documents which are incorporated by reference into this proxy statement/prospectus, you should understand that the following important factors could affect the future results of CMGI and could cause results to differ materially from those suggested by the forward-looking statements:

                                          .  changes in United States and
 .  increased competitive pressures,          global financial and equity
   both domestically and                     markets, including significant
   internationally, including                interest rate fluctuations, which
   pressures that result from the            may increase the cost of external
   issuance of patents or other              financing for CMGI's operations,
   intellectual property to                  and currency fluctuations, which
   competitors of CMGI, which may            may negatively impact CMGI's
   affect sales of CMGI's services           reportable income;
   and impede CMGI's ability to
   maintain its market share and          .  changes in laws or regulations,
   pricing goals;                            including increased government
                                             regulation of the Internet and
 .  changes in United States, global          privacy related issues, third
   or regional economic conditions           party relations and approvals,
   which may affect sales of CMGI's          decisions of courts, regulators
   products and services and                 and governmental bodies which may
   increase costs associated with            adversely affect CMGI's business
   distributing such products;               or ability to compete;

 .  CMGI may encounter greater than        .  CMGI may be unable to retain
   expected costs and difficulties           certain customers of uBid who may
   related to combining uBid's               terminate their relationship with
   technology with the technology of         uBid as a result of the merger
   CMGI's current network of                 because they deem themselves
   Internet marketing and                    competitors of CMGI; and
   advertising companies;

 .  other risks and uncertainties as
   may be detailed from time to time
   in CMGI's public announcements
   and Securities and Exchange
   Commission filings.

   This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                      PRO FORMA FINANCIAL INFORMATION

   On August 18, 1999, CMGI acquired an 81.495% equity stake in the former AltaVista division of Digital Equipment Corporation, referred to as the AltaVista Business, from Compaq Computer Corporation and its wholly-owned subsidiary Digital Equipment Corporation. Consideration for the acquisition was valued at approximately $2.4 billion, including $4 million of direct costs of the acquisition. The AltaVista Business includes the assets and liabilities constituting the AltaVista Internet search service, referred to as AltaVista Search , which was a division of Digital, and also includes former Compaq/Digital wholly-owned subsidiaries Zip2 Corporation and Shopping.com. In consideration for the acquisition, CMGI issued 37,989,950 shares of its common stock valued at approximately $1.8 billion, 18,090.45 shares of its Series D Preferred Stock (which were converted into 3,618,090 shares of CMGI common stock in October 1999) valued at approximately $173 million and promissory notes with an aggregate principal amount of $220 million. Additionally, AltaVista Business and CMGI stock options issued in the transaction, valued at approximately $175 million and $4 million, respectively, have been included in CMGI's purchase consideration.

   On December 14, 1999, CMGI entered into a merger agreement to acquire yesmail.com, Inc. for consideration preliminarily valued at $671 million, consisting of: CMGI common stock valued at approximately $555 million, options and warrants to purchase CMGI common stock valued at approximately $110 million and estimated direct acquisition costs of $6 million. The acquisition of yesmail was completed on March 10, 2000. Since the acquisition accounting has not yet been completed, the actual consideration for the acquisition of yesmail has not yet been determined. For the purpose of the pro forma financial information included herein, the number of shares of CMGI common stock assumed issued in the acquisition of yesmail is approximately 5.1 million. This amount is based on the number of shares of yesmail common stock outstanding as of December 14, 1999, the date the parties entered into the merger agreement. Similarly, the estimated value of the options and warrants to purchase CMGI common stock to be issued in the acquisition of yesmail is based on the outstanding options and warrants to purchase yesmail common stock as of December 14, 1999. The final purchase price will be based on the actual outstanding yesmail common shares, stock options and warrants as of March 10, 2000. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred by CMGI directly related to the acquisition of yesmail.

   On February 10, 2000, CMGI entered into a merger agreement to acquire uBid inc. for consideration preliminarily valued at $380 million, consisting of:
CMGI common stock valued at approximately $357.7 million, options to purchase CMGI common stock valued at approximately $18.4 million and estimated direct acquisition costs of $3.9 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of uBid can not yet be determined. For the purpose of the pro forma financial information included herein, the number of shares of CMGI common stock assumed issued in the acquisition of uBid is approximately 3.0 million. This amount is based on the number of shares of uBid common stock outstanding as of February 10, 2000, the date the parties entered into the merger agreement. Similarly, the estimated value of the options to purchase CMGI common stock to be issued in the acquisition of uBid is based on an estimate of the options to purchase uBid common stock outstanding on February 10, 2000 that are expected to convert into options to purchase CMGI common stock. The actual number of CMGI common shares and stock options to be issued will be based on the actual outstanding uBid common shares and stock options as of the completion of the merger. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred by CMGI directly related to the acquisition of uBid.

   On February 14, 2000, CMGI entered into a stock purchase agreement to acquire approximately 94.1% of Tallan, Inc. for consideration preliminarily valued at $921.4 million, consisting of: $20 million of cash, approximately $300 million in notes payable, bearing interest at 6.5%, maturing twenty days from closing, approximately $395 million in notes payable, bearing interest at 6.5%, maturing six to nine months after closing and payable in cash or CMGI stock at the option of CMGI, options to purchase CMGI common stock valued at approximately $200.9 million and estimated direct acquisition costs of $5.5 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of Tallan can not yet be determined. The estimated value of the options to purchase CMGI common stock to be issued in the acquisition of Tallan is based on an estimate of the options to purchase Tallan common stock outstanding as of February 14, 2000 that are expected to convert into options to purchase CMGI common stock. The actual number of CMGI stock options to be issued will be based on the actual outstanding options to purchase Tallan common stock as of the completion of the merger. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred by CMGI directly related to the acquisition of Tallan.

   The following unaudited pro forma condensed combined financial statements give effect to CMGI's acquisitions of the AltaVista Business, yesmail, uBid and Tallan, each of which have been or will be accounted for under the purchase method of accounting. The unaudited pro forma condensed combined statements of operations for the six months ended January 31, 2000 and the year ended July 31, 1999 give effect to the acquisitions of the AltaVista Business, yesmail, uBid, and Tallan by CMGI as if each had occurred on August 1, 1998. The pro forma statement of operations for the six months ended January 31, 2000 is based on historical results of operations of CMGI for the six months ended January 31, 2000 (which include the results of the AltaVista Business from August 19, 1999 through January 31, 2000), the historical results of operations of yesmail, uBid, and Tallan for the six months ended December 31, 1999 and the historical results of operations for the AltaVista Business for the period from August 1, 1999 through August 18, 1999. The pro forma statement of operations for the twelve months ended July 31, 1999 is based on historical results of operations of CMGI for the twelve months ended July 31, 1999, the historical results of operations of yesmail, uBid, and Tallan for the twelve months ended June 30, 1999 and the historical results of operations of the components of the AltaVista Business as follows: the carve-out historical results of AltaVista Search and the historical results of Zip2 Corporation for the twelve months ended June 30, 1999 and the historical results of Shopping.com for the twelve months ended July 31, 1999. The unaudited pro forma condensed combined balance sheet as of January 31, 2000 gives effect to the acquisitions of yesmail, uBid, and Tallan as if these transactions had occurred on that date. The pro forma balance sheet is based on the historical balance sheet of CMGI as of January 31, 2000 and the historical balance sheets of yesmail, uBid, and Tallan as of December 31, 1999. The following pro forma financial information, consisting of the pro forma statements of operations, the pro forma balance sheet and the accompanying notes, should be read in conjunction with and are qualified by the historical financial statements and notes of CMGI, which are incorporated by reference in this pro forma financial information.

   The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisitions of the AltaVista Business, yesmail, uBid and Tallan, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisitions of the AltaVista Business, yesmail, uBid, and Tallan been effected as of the dates described above.

           UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                January 31, 2000
                                 (In thousands)

                                                         Pro Forma                       Pro Forma
                                                        Adjustments                     Adjustments  Pro Forma
                             CMGI    yesmail Tallan         (A)       Subtotal   uBid       (A)     As Adjusted
                          ---------- ------- -------    -----------  ---------- ------- ----------- -----------
Assets
Cash and cash
 equivalents............  $  880,695 $12,771 $ 9,789    $  (20,000)  $  883,255 $51,544  $     --   $   934,799
Available-for-sale
 securities.............   2,378,703  15,794     303            --    2,394,800      --        --     2,394,800
Other current assets....     228,415   7,150  11,066            --      246,631  23,179        --       269,810
                          ---------- ------- -------    ----------   ---------- -------  --------   -----------
 Total current assets...   3,487,813  35,715  21,158       (20,000)   3,524,686  74,723        --     3,599,409
Goodwill and other
 intangible assets, net
 of accumulated
 amortization...........   4,002,394   1,119      --       650,169    5,565,251      --   337,538     5,902,789
                                                           911,569
Other non-current
 assets.................     776,608   2,758   2,993                    782,359   4,543        --       786,902
                          ---------- ------- -------    ----------   ---------- -------  --------   -----------
 Total assets...........  $8,266,815 $39,592 $24,151    $1,541,738   $9,872,296 $79,266  $337,538   $10,289,100
                          ========== ======= =======    ==========   ========== =======  ========   ===========
Liabilities and
 Stockholders' Equity
Deferred income taxes...  $  835,528 $    -- $    --    $       --   $  835,528 $    --  $     --   $   835,528
Other current
 liabilities............     504,404  10,386   4,267        12,000      545,657  34,004     6,700       586,361
                                                            14,600
                          ---------- ------- -------    ----------   ---------- -------  --------   -----------
 Total current
  liabilities...........   1,339,932  10,386   4,267        26,600    1,381,185  34,004     6,700     1,421,889
Non-current
 liabilities............     273,806   2,375     336       695,000      971,517      --        --       971,517
Minority interest.......     416,888      --      --           617      417,505      --        --       417,505
Convertible, redeemable
 preferred stock........     415,739      --  16,663(P)    (16,663)     415,739      --        --       415,739
Stockholders' equity....   5,820,450  26,831   2,885       638,169    6,686,350  45,262   330,838     7,062,450
                                                           198,015
                          ---------- ------- -------    ----------   ---------- -------  --------   -----------
 Total liabilities and
  stockholders' equity..  $8,266,815 $39,592 $24,151    $1,541,738   $9,872,296 $79,266  $337,538   $10,289,100
                          ========== ======= =======    ==========   ========== =======  ========   ===========

      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       Six Months Ended January 31, 2000
                     (In thousands, except per share data)

                              AltaVista
                               Business
                              (August 1,
                                 1999
                               through
                              August 18,                    Pro Forma                              Pro Forma      Pro Forma
                     CMGI       1999)    yesmail  Tallan   Adjustments    Subtotal        uBid    Adjustments    As Adjusted
                   ---------  ---------- -------  -------  -----------    ---------     --------  -----------    -----------
Net revenues       $ 277,200   $  7,198  $11,993  $33,531   $      --     $ 329,922     $125,018   $   (491)(L)  $   454,449
Operating
expenses:
 Cost of revenues    229,922      4,104    7,874   19,149          --       261,049      112,836       (491)(L)      373,394
 Research and
 development.....     51,612      1,891    2,067       --          --        55,570        2,516         --           58,086
 In-process
 research and
 development.....      4,717         --       --       --          --         4,717           --         --            4,717
 Selling.........    185,238      7,361    7,360    1,115          --       201,074       15,547         --          216,621
 General and
 administrative..     68,225      2,400    3,443    5,323          --        79,391       10,202         --           89,593
 Amortization of
 intangible
 assets and
 stock-based
 compensation....    423,870     30,117    1,111       --      26,337 (B)   665,390        1,689     56,256 (M)      723,335
                                                              108,348 (C)
                                                               91,157 (D)
                                                              (15,550)(E)
                   ---------   --------  -------  -------   ---------     ---------     --------   --------      -----------
Total operating
expenses.........    963,584     45,873   21,855   25,587     210,292     1,267,191      142,790     55,765        1,465,746
                   ---------   --------  -------  -------   ---------     ---------     --------   --------      -----------
Operating income
(loss)...........   (686,384)   (38,675)  (9,862)   7,944    (210,292)     (937,269)     (17,772)   (56,256)     (1 ,011,297)
Other income
(expense):
 Interest income
 (expense), net        2,990        (35)     607       90      (1,139)(F)     2,513          791         --            3,304
 Equity in losses
 of affiliates...     (5,429)        --       --       --          --        (5,429)          --         --           (5,429)
 Minority
 interest             54,864         --       --       --       4,066 (H)    58,930           --         --           58,930
 Non-operating
 gains (losses),
 net.............    266,437         --       --      (39)                  266,398           --         --          266,398
                   ---------   --------  -------  -------   ---------     ---------     --------   --------      -----------
                     318,862        (35)     607       51       2,927       322,412          791         --          323,203
                   ---------   --------  -------  -------   ---------     ---------     --------   --------      -----------
Income (loss)
from continuing
operations before
income taxes.....   (367,522)   (38,710)  (9,255)   7,995    (207,365)     (614,857)     (16,981)   (56,256)        (688,094)
Income tax
expense (
benefit).........    (64,535)        --       --    3,359     (17,802)(I)   (78,978)          --     (5,352)(N)      (84,330)
                   ---------   --------  -------  -------   ---------     ---------     --------   --------      -----------
Income (loss)
from continuing
operations.......   (302,987)   (38,710)  (9,255)   4,636    (189,563)     (535,879)     (16,981)   (50,904)        (603,764)
Deemed preferred
dividend,
preferred stock
accretion and
amortization of
discount.........     (7,163)        --       --   (4,822)      4,822 (J)    (7,163)          --         --           (7,163)
                   ---------   --------  -------  -------   ---------     ---------     --------   --------      -----------
Income (loss)
from continuing
operations
available to
common
stockholders.....  $(310,150)  $(38,710) $(9,255) $  (186)  $(184,741)    $(543,042)    $(16,981)  $(50,904)     $  (610,927)
                   =========   ========  =======  =======   =========     =========     ========   ========      ===========
 Basic loss from
 continuing
 operations per
 share...........  $   (1.31)                                             $   (2.19)(K)                          $     (2.44)(O)
                   =========                                              =========                              ===========
 Diluted loss
 from continuing
 operations per
 share...........  $   (1.31)                                             $   (2.19)(K)                          $     (2.44)(O)
                   =========                                              =========                              ===========
Shares used in
computing loss
from continuing
operations per
share:
 Basic...........    237,519                                                247,848 (K)                              250,892 (O)
                   =========                                              =========                              ===========
 Diluted.........    237,519                                                247,848 (K)                              250,892 (O)
                   =========                                              =========                              ===========

      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     Twelve Months Ended July 31, 1999
                     (In thousands, except per share data)

                               AltaVista                     Pro Forma                                Pro Forma
                       CMGI    Business   yesmail  Tallan   Adjustments      Subtotal        uBid    Adjustments
                     --------  ---------  -------  -------  -----------     ----------     --------  -----------
Net revenues.......  $175,666  $  97,838  $ 6,179  $33,013  $       --      $  312,696     $119,313   $    (188) (L)
Operating expenses:
 Cost of revenues..   168,830     64,155    4,038   19,080          --         256,103      109,073        (188) (L)
 Research and
 development.......    22,253     27,105    1,747       --          --          51,105        2,193          --
 In-process
 research and
 development.......     6,061         --       --       --          --           6,061
 Selling and
 marketing.........    45,505     79,210    4,175    1,121          --         130,011        8,879          --
 General and
 administrative....    43,566     31,823    2,331    7,050          --          84,770        9,208          --
 Amortization of
 intangible assets
 and stock-based
 compensation......    16,110    171,925      211      145     682,337 (B)   1,261,232        7,086     112,513 (M)
                                                               217,096 (C)
                                                               182,314 (D)
                                                                (8,906)(E)
                     --------  ---------  -------  -------  ----------      ----------     --------   ---------
   Total operating
   expenses........   302,325    374,218   12,502   27,396   1,072,841       1,789,282      136,439     112,325
                     --------  ---------  -------  -------  ----------      ----------     --------   ---------
Operating income
(loss).............  (126,659)  (276,380)  (6,323)   5,617  (1,072,841)     (1,476,586)     (17,126)   (112,513)
Other income
(expense):
 Interest income
 (expense), net....       269     (7,555)    (133)    (128)    (23,100)(F)     (46,262)         331          --
                                                               (15,615)(G)
 Equity in losses
 of affiliates.....   (15,737)        --       --       --          --         (15,737)          --          --
 Minority
 interest..........     2,331         --      (35)      --      76,541 (H)      78,837           --          --
 Non-operating
 gains (losses),
 net...............   889,041         --     (230)      --          --         888,811           --          --
                     --------  ---------  -------  -------  ----------      ----------     --------   ---------
                      875,904     (7,555)    (398)    (128)     37,826         905,649          331          --
                     --------  ---------  -------  -------  ----------      ----------     --------   ---------
Income (loss) from
continuing
operations before
income taxes.......   749,245   (283,935)  (6,721)   5,489  (1,035,015)       (570,937)     (16,795)   (112,513)
Income tax expense
( benefit).........   325,402         --       --    2,344    (298,881)(I)      28,865                   (3,398)(N)
                     --------  ---------  -------  -------  ----------      ----------     --------   ---------
Income (loss) from
continuing
operations.........   423,843   (283,935)  (6,721)   3,145    (736,134)       (599,802)     (16,795)   (109,115)
Preferred stock
accretion and
amortization of
discount...........    (1,662)        --       --       --          --          (1,662)                      --
                     --------  ---------  -------  -------  ----------      ----------     --------   ---------
Income (loss) from
continuing
operations
available to common
stockholders.......  $422,181  $(283,935) $(6,721) $ 3,145  $ (736,134)     $ (601,464)    $(16,795)  $(109,115)
                     ========  =========  =======  =======  ==========      ==========     ========   =========
 Basic loss from
 continuing
 operations per
 share.............  $   2.26                                               $    (2.59)(K)
                     ========                                               ==========
 Diluted loss from
 continuing
 operations per
 share.............  $   2.05                                               $    (2.59)(K)
                     ========                                               ==========
Shares used in
computing loss from
continuing
operations per
share:
 Basic.............   186,532                                                  232,525 (K)
                     ========                                               ==========
 Diluted...........   206,832                                                  232,525 (K)
                     ========                                               ==========
                      Pro Forma
                     As Adjusted
                     ---------------
Net revenues.......  $  431,821
Operating expenses:
 Cost of revenues..     364,988
 Research and
 development.......      53,298
 In-process
 research and
 development.......       6,061
 Selling and
 marketing.........     138,890
 General and
 administrative....      93,978
 Amortization of
 intangible assets
 and stock-based
 compensation......   1,380,831
                     ---------------
   Total operating
   expenses........   2,038,046
                     ---------------
Operating income
(loss).............  (1,606,225)
Other income
(expense):
 Interest income
 (expense), net....     (45,931)
 Equity in losses
 of affiliates.....     (15,737)
 Minority
 interest..........      78,837
 Non-operating
 gains (losses),
 net...............     888,811
                     ---------------
                        905,980
                     ---------------
Income (loss) from
continuing
operations before
income taxes.......    (700,245)
Income tax expense
( benefit).........      25,467
                     ---------------
Income (loss) from
continuing
operations.........    (725,712)
Preferred stock
accretion and
amortization of
discount...........      (1,662)
                     ---------------
Income (loss) from
continuing
operations
available to common
stockholders.......  $ (727,374)
                     ===============
 Basic loss from
 continuing
 operations per
 share.............  $    (3.09)
                     ===============
 Diluted loss from
 continuing
 operations per
 share.............  $    (3.09)
                     ===============
Shares used in
computing loss from
continuing
operations per
share:
 Basic.............     235,569 (O)
                     ===============
 Diluted...........     235,569 (O)
                     ===============

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(1) Pro Forma Adjustments and Assumptions

   (A) CMGI completed its acquisition of an 81.495% equity stake in the AltaVista Business for consideration valued at approximately $2.4 billion on August 18, 1999. Accordingly, the assets and liabilities of the AltaVista Business are included in CMGI's consolidated balance sheet as of January 31, 2000 and no pro forma adjustments are necessary to the pro forma balance sheet related to the acquisition of the AltaVista Business. The following represents the allocation of the purchase price for CMGI's acquisition of the AltaVista Business over 81.495% of the fair values of the acquired assets and assumed liabilities of the AltaVista Business as of August 18, 1999:

(in thousands)
Working capital deficit, including cash acquired................... $  (39,604)
Other non-current assets...........................................     62,979
Non-current liabilities............................................     (2,733)
Goodwill and other intangible assets...............................  2,368,129
                                                                    ----------
Purchase price..................................................... $2,388,771
                                                                    ==========

   The purchase price allocation for the acquisition of the AltaVista Business is preliminary and is subject to adjustment upon finalization of the purchase accounting.

   The pro forma financial information also reflects the acquisition of yesmail and the pending acquisitions of uBid and Tallan, for consideration approximately valued at $671 million, $380 million and $921.4 million, respectively. The acquisition of yesmail was completed on March 10, 2000. Since the acquisition accounting for yesmail has not yet been completed, the actual consideration for the acquisition of yesmail has not yet been determined. Since the acquisitions of uBid and Tallan have not yet been completed, the actual consideration for the acquisitions of uBid and Tallan cannot yet be determined.

   For the purpose of the pro forma financial information, the number of shares of CMGI common stock assumed issued in the acquisition of yesmail is approximately 5.1 million. This amount is based on the number of shares of yesmail common stock outstanding as of December 14, 1999, the date the parties entered into the merger agreement. Similarly, the estimated value of the options and warrants to purchase CMGI common stock to be issued in the acquisition of yesmail is based on the outstanding options and warrants to purchase yesmail common stock as of December 14, 1999. The final purchase price will be based on the actual outstanding yesmail common shares, stock options and warrants as of March 10, 2000.

   For the purpose of the pro forma financial information, the number of shares of CMGI common stock assumed issued in the acquisition of uBid is approximately
3.0 million. This amount is based on the number of shares of uBid common stock outstanding as of February 10, 2000, the date the parties entered into the merger agreement. Similarly, the estimated value of the options to purchase CMGI common stock to be issued in the acquisition of uBid is based on the outstanding options to purchase uBid common stock as of February 10, 2000 that would convert into options to purchase CMGI common stock if the acquisition was completed on February 10, 2000. The actual number of CMGI common shares and stock options to be issued will be based on the actual outstanding uBid common shares and options as of the completion of the merger.

   For the purpose of the pro forma financial information, the estimated value of the options to purchase CMGI common stock to be issued in the acquisition of Tallan is based on the outstanding options to purchase Tallan common stock as of February 14, 2000, the date the parties entered into the agreement, that would convert into options to purchase CMGI common stock if the acquisition was completed on February 14, 2000. The actual number of CMGI stock options to be issued will be based on the actual number of outstanding Tallan options as of the completion of the merger.

   NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                (Continued)

   The following represents the allocation of the estimated purchase price for CMGI's acquisitions of yesmail and uBid over the historical net book values of the acquired assets and assumed liabilities of yesmail and uBid as of the date of the pro forma balance sheet, and the allocation of the purchase price for CMGI's acquisition of Tallan over 94.1% of the historical values of the acquired assets and assumed liabilities of Tallan as of the date of the pro forma balance sheet, and is for illustrative purposes only. The actual purchase price allocations will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition dates. Assuming the transactions occurred on January 31, 2000, the allocations for the acquisition of yesmail, Tallan and uBid would have been as follows:

                                                   yesmail    Tallan     uBid
(in thousands)                                     --------  --------  --------
Working capital, including cash acquired.......... $ 19,329  $  7,331  $ 37,919
Other non-current assets..........................    2,758     2,816     4,543
Non-current liabilities...........................   (2,375)     (316)       --
Goodwill and other intangible assets..............  651,288   911,569   337,538
                                                   --------  --------  --------
Purchase price.................................... $671,000  $921,400  $380,000
                                                   ========  ========  ========

   The pro forma adjustments reconcile the historical balance sheets of yesmail, uBid, and Tallan to the allocated purchase prices, which include the accrual by CMGI of approximately $ 6.0 million, $5.5 million and $3.9 million of CMGI's estimated acquisition costs directly related to the acquisitions of yesmail, Tallan, and uBid, respectively. Working capital, including cash acquired for yesmail and uBid, is equal to the historical balance sheet amount less a pro forma accrual of $6 million and $2.8 million, representing the estimated acquisition costs to be incurred directly by yesmail and uBid, respectively, as a result of the acquisitions. Working capital, including cash acquired for Tallan is equal to 94.1% of the historical balance sheet amount adjusted for an accrual of $9.1 million, representing an estimate of the acquisition costs expected to be incurred directly by Tallan as a result of the acquisition.

   (B) The pro forma adjustments include an incremental $38.2 million and $789.4 million in amortization of goodwill and other intangible assets (per the allocation in "(A)" above) that would have been recorded during the six months ended January 31, 2000 and the twelve months ended July 31, 1999 related to the acquisition of the AltaVista Business. The amounts identified as goodwill and other intangible assets in CMGI's acquisition of the AltaVista Business are being amortized on a straight-line basis over a three-year period. The adjustment amounts also include a net reduction of $11.9 million and $107.1 million in amortization of goodwill and other intangible assets for the six months ended January 31, 2000 and the twelve months ended July 31, 1999, respectively. These amounts relate to the reduction in historical amortization expense to reflect only the 18.505% carry-over basis in the historical goodwill and other intangible assets of the AltaVista Business. The historical financial statements of the AltaVista Business represented in the pro forma statemenst of operations include amortization of goodwill and other intangible assets relating to Compaq's acquisition of Digital in June 1998 and Compaq/Digital's acquisitions of Shopping.com and Zip2 Corporation in January 1999 and April 1999, respectively.

   (C) The pro forma adjustments represent amortization of goodwill and other intangible assets (per the allocation in "(A)" above) that would have been recorded during the periods covered by the pro forma statements of operations related to the acquisition of yesmail. The pro forma adjustments are based on the assumption that the entire amounts identified as goodwill and other intangible assets in CMGI's acquisition of yesmail will be amortized on a straight-line basis over a three-year period. The valuation of the actual intangible assets acquired has not yet been completed. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statements of operations do not give effect to any potential in-process research and development charge related to the acquisition of yesmail.

   (D) The pro forma adjustments represent amortization of goodwill and other intangible assets (per the allocation in "(A)" above) that would have been recorded during the periods covered by the pro forma statements of operations related to Tallan. The pro forma adjustments are based on the assumption that the entire amounts identified as goodwill and other intangible assets in CMGI's acquisition of Tallan will be amortized on a straight-line basis over a five-year period. The valuation of the actual intangible assets will not be completed until the acquisition of Tallan is complete. When completed, certain amounts identified as intangible assets may be amortized over periods other than the five-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statements of operations do not give effect to any potential in-process research and development charge related to the acquisition of Tallan.

   (E) The pro forma adjustments relate to stock-based compensation charges recorded in the historical financial statements of the AltaVista Business. The value of the stock options to which these charges related are included in the calculation of the purchase consideration. Accordingly, on a pro forma basis, these expenses have been eliminated.

   (F) The pro forma adjustments reflect the incremental interest expense that would have been recorded by CMGI related to the $220 million of aggregate principal amounts of notes payable issued in the acquisition of the AltaVista Business. The notes bear interest at an annual rate of 10.5%.

   (G) The pro forma adjustments reflect the incremental interest expense that would have been recorded by CMGI related to the $695 million of aggregate principal amounts of notes payable that will be issued in the acquisition of Tallan. Each of the four separate notes issued bear interest at 6.5%. Three of the four notes have a duration stated in a number of days from issuance. The fourth note is set to mature on December 31, 2000, which is approximately 270 days subsequent to the anticipated closing of the transaction. For purposes of the pro forma financial information, interest was calculated on the fourth note as if it would mature 270 days subsequent to August 1, 1998. The duration of each of the four notes is less than one year and as a result there is no pro forma interest expense adjustment for the six month period ended January 31, 2000.

   (H) The pro forma adjustment reflects the 18.505% minority interest in the results of operations of the AltaVista Business assuming that CMGI's acquisition of 81.495% of the AltaVista Business occurred on August 1, 1998 and the 5.9% minority interest in the results of operations of Tallan, assuming that CMGI's acquisition of 94.1% of Tallan occurred on August 1, 1998.

   (I) The pro forma adjustments reflect the income tax benefit that would have been recorded by CMGI in its consolidated statements of operations related to the AltaVista Business'and yesmail's historical losses for the comparable periods presented and the income tax effect, if any, of the other pre-tax pro forma adjustments related to the AltaVista Business, yesmail and Tallan. The pro forma adjustments assume that CMGI would recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of the AltaVista Business, but would not recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisitions of yesmail and Tallan. The pro forma adjustments also assume that CMGI would record a valuation allowance for all state tax benefits associated with the AltaVista Business and yesmail. Actual effective tax rates may differ from pro forma rates reflected in this pro forma financial information.

   (J) The pro forma adjustment reflects the elimination of preferred stock accretion recorded in Tallan's historical financial statements. Assuming the acquisition of Tallan occurred on August 1, 1998, the preferred stock, to which this accretion relates, would not have been outstanding during the period covered by the pro forma statement of operations

   (K) Since the pro forma statements of operations each result in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculations of the weighted average number of common shares outstanding assume that the 37,889,950 shares of CMGI's common stock issued in the acquisition of the AltaVista Business and the 5.1 million shares of CMGI's common stock estimated to be issued in the acquisition of yesmail, were outstanding for the entire period. The calculations of the weighted average number of common shares outstanding also assume that the 18,090.45 shares of CMGI's Series D preferred stock were converted into 3,618,090 shares of CMGI common stock on October 11, 1998 (the 71st day after the assumed acquisition date of August 1, 1998) and that such common shares were outstanding for the entire period thereafter. The Series D preferred shares were converted into common stock on October 28, 1999 (the 71st day after the actual acquisition date of August 18, 1999). The notes payable that will be issued as a component of the Tallan purchase consideration can be settled in either cash or CMGI common stock, at the option of CMGI. For purposes of the pro forma financial information, it has been assumed that the notes will be settled in cash. The effect of the additional CMGI common stock shares that would be outstanding if it was assumed that the notes were settled in CMGI common stock rather than cash would be antidilutive.

   (L) The pro forma adjustment reflects the elimination of transactions between uBid and CMGI owned companies during the periods reflected in the pro forma financial information.

   (M) The pro forma adjustments represent amortization of goodwill and other intangible assets (per the allocation in "(A)" above) that would have been recorded during the periods covered by the pro forma statements of operations related to uBid. The pro forma adjustments are based on the assumption that the entire amounts identified as goodwill and other intangible assets in CMGI's acquisition of uBid will be amortized on a straight-line basis over a three-year period. The valuation of the actual intangible assets will not be completed until the acquisition of uBid is complete. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statements of operations do not give effect to any potential in-process research and development charge related to the acquisition of uBid.

   (N) The pro forma adjustments reflect the income tax benefit that would have been recorded by CMGI in its consolidated statements of operations related to uBid's historical losses for the comparable periods presented and the income tax effect, if any, of the other pre-tax pro forma adjustments related to uBid. The pro forma adjustments assume that CMGI would not recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of uBid. The pro forma adjustments also assume that CMGI would record a valuation allowance for all state tax benefits associated with uBid. Actual effective tax rates may differ from pro forma rates reflected in this pro forma financial information.

   (O) Since the pro forma statements of operations each result in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculations of the weighted average number of common shares outstanding assume that the 3.0 million shares of CMGI's common stock estimated to be issued in the acquisition of uBid, were outstanding for the entire period.

   (P) Comprised of approximately $10,479,000 redeemable preferred stock of Tallan and approximately $6,184,000 convertible preferred stock of Tallan.

                                 CMGI and uBid
     Selected Unaudited Pro Forma Condensed Combined Financial Information
                     (In thousands, except per share data)

                                                  Six  months
                                                     ended        Year ended
Pro Forma Condensed Combined Statement of       January 31, 2000 July 31, 1999
 Operations:                                    ---------------- -------------
Net Revenue....................................   $   454,449     $   431,821
Operating loss.................................    (1,011,297)     (1,606,225)
Loss from continuing operations available to
 common shareholders...........................      (610,927)       (727,374)
Loss from continuing operations per share--
 basic and diluted.............................         (2.44)          (3.09)
Pro Forma Condensed Combined Balance Sheet      January 31, 2000
 Data:                                          ----------------
Working capital................................   $ 2,177,520
Total assets...................................    10,289,100
Long-term obligations and convertible,
 redeemable preferred stock....................     1,387,256
Stockholders' equity...........................     7,062,450

                           COMPARATIVE PER SHARE DATA

   The following table summarizes certain unaudited per share information for CMGI and uBid on a historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of CMGI and uBid, the unaudited interim consolidated financial statements of CMGI, the selected historical condensed consolidated financial data and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference herein, including the forms 8-K and 8-K/A filed by CMGI related to its August 18, 1999 acquisition of AltaVista and the form 8-K filed on March 9, 2000 that includes the historical financial statements of Tallan and yesmail. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions of AltaVista, yesmail, Tallan, and uBid had been consummated as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations available to common stockholders by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. The uBid equivalent pro forma combined per share amounts are calculated by multiplying the CMGI pro forma combined per share amounts by the common stock exchange ratio of 0.2628.

                                                Six months Ended  Year ended
                                                January 31, 2000 July 31, 1999
                                                ---------------- -------------
CMGI
----
Historical Per Common Share Data:
Income (loss) from continuing operations--
 basic.........................................     $ (1.31)        $ 2.26
Income (loss) from continuing operations--
 diluted.......................................       (1.31)          2.05
Book value.....................................       20.80           5.56
Pro Forma Combined Per Common Share Data:
Loss from operations--basic and diluted........     $ (2.44)        $(3.09)
Book value.....................................       24.52          30.18
uBid
----
Historical Per Common Share Data:
Loss from continuing operations--basic and
 diluted.......................................     $ (1.64)        $(2.01)
Book value.....................................        3.92           1.31
Equivalent Pro Forma Combined Per Common Share
 Data:
Loss from continuing operations--basic and
 diluted.......................................     $ (0.64)        $(0.81)
Book value.....................................        6.44           7.93

                            MARKET PRICE INFORMATION

CMGI Market Price Information

   CMGI common stock has traded on the Nasdaq National Market under the symbol "CMGI" since January 25, 1994.

   The table below sets forth, for the periods indicated, the high and low sales prices of CMGI common stock as reported on the Nasdaq National Market, as adjusted for 2-for-1 stock splits effected on each of May 11, 1998, January 11, 1999, May 27, 1999 and January 11, 2000.

                                                                     CMGI
                                                                 Common Stock
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
Fiscal 1998
Quarter ended October 31, 1997................................. $  1.78 $  0.92
Quarter ended January 31, 1998................................. $  2.32 $  1.20
Quarter ended April 30, 1998................................... $  6.72 $  2.29
Quarter ended July 31, 1998.................................... $ 11.47 $  4.16
Fiscal 1999
Quarter ended October 31, 1998................................. $ 11.25 $  4.32
Quarter ended January 31, 1999................................. $ 38.75 $  7.27
Quarter ended April 30, 1999................................... $ 82.50 $ 20.50
Quarter ended July 31, 1999.................................... $ 64.60 $ 35.75
Fiscal 2000
Quarter ended October 31, 1999................................. $ 57.60 $ 33.13
Quarter ended January 31, 2000................................. $163.50 $ 48.09
Quarter ending April 30, 2000 (through March 24, 2000)......... $151.50 $102.00

uBid Market Price Information

   uBid common stock has traded on the Nasdaq National Market under the symbol "UBID" since December 4, 1998.

   The table below sets forth, for the periods indicated, the high and low sales prices per share of uBid common stock as reported on the Nasdaq National Market.

                                                                      uBid
                                                                  Common Stock
                                                                 --------------
                                                                  High    Low
                                                                 ------- ------
Fiscal 1998
Quarter ended December 31, 1998................................. $189.00 $30.00

Fiscal 1999
Quarter ended March 31, 1999.................................... $138.06 $51.56
Quarter ended June 30, 1999..................................... $ 76.00 $20.50
Quarter ended September 30, 1999................................ $ 35.44 $15.63
Quarter ended December 31, 1999................................. $ 48.00 $26.06

Fiscal 2000
Quarter ending March 31, 2000 (through March 24, 2000).......... $ 38.81 $21.00

Recent Closing Prices

   The following table sets forth the closing prices per share of CMGI common stock and uBid common stock as reported on the Nasdaq National Market on (1) February 9, 2000, the last full trading day prior to the public announcement that CMGI and uBid had entered into the merger agreement, and (2) March 24, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of uBid common stock on those dates. The equivalent price per share is equal to the closing price of a share of CMGI common stock on that date multiplied by 0.2628, the number of shares of CMGI common stock to be issued in the merger in exchange for each share of uBid common stock.

                                                       CMGI    uBid  Equivalent
                                                      Common  Common     per
                                                       Stock  Stock  Share Price
Date                                                  ------- ------ -----------
February 9, 2000..................................... $120.50 $26.69   $31.67
March 24, 2000....................................... $121.31 $31.44   $31.88

   uBid and CMGI believe that uBid common stock presently trades on the basis of the value of CMGI common stock expected to be issued in exchange for the uBid common stock in the merger, discounted primarily for the uncertainties associated with the merger.

   uBid stockholders are advised to obtain current market quotations for CMGI common stock and uBid common stock. No assurance can be given as to the market prices of CMGI common stock or uBid common stock at any time before the consummation of the merger or as to the market price of CMGI common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate uBid stockholders for decreases in the market price of CMGI common stock which could occur before the merger becomes effective. In the event the market price of CMGI common stock decreases or increases prior to the consummation of the merger, the value of the CMGI common stock to be received in the merger in exchange for uBid common stock would correspondingly decrease or increase.

Dividends

   CMGI has never declared or paid cash dividends on its common stock. CMGI currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the CMGI board of directors after taking into account various factors, including CMGI's financial condition, operating results, current and anticipated cash needs and plans for expansion.

   uBid has never declared or paid cash dividends on its common stock. uBid currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future.

                              THE SPECIAL MEETING

   We are furnishing this proxy statement/prospectus to holders of uBid common stock in connection with the solicitation of proxies by the uBid board of directors for use at the special meeting of uBid stockholders to be held on April 28, 2000, and any adjournment of the meeting.

   This proxy statement/prospectus is first being mailed to uBid stockholders on or about March 29, 2000. This proxy statement/prospectus is also furnished to uBid stockholders as a prospectus in connection with the issuance by CMGI of shares of CMGI common stock as contemplated by the merger agreement.

Date, Time and Place

   The special meeting will be held on April 28, 2000 at 10:00 a.m., local time, at the Chicago O'Hare Westin Hotel, 6100 River Road, Rosemont, Illinois 60018.

Matters to be Considered at the Special Meeting

   At the special meeting of uBid stockholders, and any adjournment of the special meeting, uBid stockholders will be asked:

 . to consider and vote upon a proposal to approve and adopt the agreement and plan of merger and reorganization, dated as of February 9, 2000, by and among CMGI, Senlix Corp. and uBid, and their merger, pursuant to which uBid will become a wholly owned subsidiary of CMGI and each outstanding share of uBid common stock will be converted into the right to receive 0.2628 shares of CMGI common stock; and

 . to transact such other matters which may properly come before the special meeting or any and all adjournment(s) thereof.

Record Date

   Only stockholders of record of uBid common stock at the close of business on March 22, 2000 are entitled to notice of and to vote at the special meeting.

Voting and Revocation of Proxies

   We request that uBid stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope to Morrow & Co., Inc., or otherwise mail it to Morrow & Co., Inc., at 445 Park Avenue, 5th Floor, New York, New York 10022. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that uBid receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve the merger agreement and the merger. The uBid board of directors does not currently intend to bring any other business before the special meeting and, so far as the uBid board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any adjournment, the proxies will vote in accordance with uBid's management's own judgment.

   uBid stockholders may revoke their proxies at any time prior to its use:

 . by delivering to the secretary of uBid a signed notice of revocation or a later-dated, signed proxy; or

 .  by attending the special meeting and voting in person.

   Attendance at the special meeting is not sufficient to revoke a proxy.

Vote Required

   As of the close of business on March 22, 2000, the record date, there were 11,628,066 shares of uBid common stock outstanding and entitled to vote. As of the close of business on the record date, there were approximately 20,000 stockholders of record. The holders of a majority of the outstanding shares of uBid common stock must approve the merger agreement and the merger. uBid stockholders have one vote per share of uBid common stock owned on the record date.

   As of March 1, 2000, the directors and officers of uBid and their affiliates owned an aggregate of 4,000 shares of uBid common stock (excluding any shares issuable upon the exercise of options or warrants) or approximately less than 1% of the shares of uBid common stock outstanding on that date. Certain principal stockholders holding an aggregate of 2,589,184 shares as of March 1, 2000 of uBid common stock, have agreed to vote their shares in favor of the merger. See "The Merger--Interests of Executive Officers and Directors of uBid in the Merger" on page 58.

Quorum; Abstentions and Broker Non-Votes

   The required quorum for the transaction of business at the special meeting is a majority of the shares of uBid common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of uBid common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, the failure of a uBid stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the beneficial owners' specific instructions. Accordingly, uBid stockholders are urged to return the enclosed proxy card marked to indicate their vote.

You Do Not Have Appraisal Rights

   Holders of uBid common stock are not entitled to appraisal rights with respect to the merger.

Solicitation of Proxies and Expenses

   In addition to solicitation by mail, the directors, officers and employees of uBid may solicit proxies from uBid stockholders by telephone, facsimile, email or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending the proxy materials to beneficial owners. uBid will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that CMGI and uBid each will pay one-half of all printing and filing costs, fees and expenses, other than attorneys' fees, incurred in connection with the registration statement, of which this proxy statement/prospectus is a part.

Board Recommendation

   The uBid board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, uBid and its stockholders. Accordingly, the uBid board of directors has unanimously approved the merger agreement and has unanimously recommended that the uBid stockholders vote for approval of the merger agreement and the merger. In considering the recommendation of the uBid board of directors, uBid stockholders should be aware that uBid's directors and officers have interests in the merger that are different from, or in addition to, those of uBid's other stockholders, and that CMGI has agreed to provide employment, severance and/or indemnification arrangements to the directors and senior officers of uBid. See "The Merger-- Interests of Executive Officers and Directors of uBid in the Merger" on page 58.

   The matters to be considered at the special meeting are of great importance to uBid stockholders. Accordingly, uBid stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

   uBid stockholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of uBid common stock certificates will be mailed to uBid stockholders promptly after completion of the merger. For more information regarding the procedures for exchanging uBid stock certificates for CMGI stock certificates, see "The Merger Agreement--Exchange of Certificates" on page 64.

                                   THE MERGER

Background of the Merger

   On a regular basis since uBid's initial public offering, Gregory K. Jones, its president and chief executive officer, has contacted other internet and non-internet companies concerning the possibility of establishing various business and strategic relationships with uBid.

   On January 12, 2000, Mr. Jones contacted David S. Wetherell, the president and chief executive officer of CMGI, to explore potential mutually beneficial business arrangements between their two companies. In the course of their conversation, Mr. Wetherell indicated interest in acquiring more information about uBid.

   On January 14, 2000, CMGI and uBid executed a mutual confidentiality agreement. On that date Adriaan M. Zur Muhlen, director of mergers and acquisitions of CMGI's business development group, and Robert F. Greenhill and Timothy J. Haddock of Greenhill and Co., CMGI's investment banker, met with Mr. Jones to discuss certain uBid financial and operating issues. During this meeting Mr. Zur Muhlen also conveyed to Mr. Jones CMGI's potential interest in acquiring uBid.

   During the week of January 17, 2000, Mr. Jones continued to speak with Mr. Zur Muhlen, other members of CMGI's business development group and Mr. Greenhill and Mr. Haddock from Greenhill & Co. During several of the conversations between Mr. ZurMuhlen and Mr. Jones, Mr. ZurMuhlen continued to express a potential interest by CMGI to purchase all of uBid's outstanding capital stock through a merger. In one conversation, Mr. ZurMuhlen and Mr. Jones discussed a framework for possible negotiations between CMGI and uBid for the two companies to enter into a merger agreement. After this particular conversation, Mr. Jones also discussed the potential merger combination and the framework for negotiations with uBid outside directors, Norm Wesley and Howard Tullman.

   On January 19, 2000, Mr. Jones contacted Merrill Lynch, uBid's investment banker for its two prior public offerings, to discuss CMGI's interest in uBid.

   On January 20, 2000, CMGI presented Mr. Jones with a term sheet and proposed standstill letter, pursuant to which uBid would not negotiate with any other party relating to an acquisition of uBid until February 15, 2000. Mr. Jones circulated the proposed standstill letter to each member of the uBid board of directors.

   On January 22, 2000, the uBid board of directors held a special meeting to discuss the proposed structure of the business combination as outlined in the term sheet. At that meeting, Merrill Lynch reviewed the potential transaction, including the financial aspects, with the uBid board of directors and discussed potential alternatives available to uBid, including remaining as a stand-alone entity. After extensive discussion, the uBid board of directors scheduled another meeting for January 26, 2000 to continue to review whether to negotiate with CMGI toward a merger combination. The uBid board of directors also asked management and Merrill Lynch to continue reviewing a potential transaction and to provide additional material to the board of directors concerning CMGI and uBid.

   On January 26, 2000, the uBid board of directors held a special meeting to consider whether to proceed with the negotiations with CMGI. CMGI representatives Mr. Wetherell, David Andonian, president of corporate development of CMGI, and Mr. ZurMuhlen attended the first half of the meeting. At Mr. Jones' request, Mr. Wetherell described CMGI's history, its business and current portfolio of companies, its business strategy and the benefits he perceived from combining the two companies. After Mr. Wetherell's presentation and questions from the uBid board of directors, Messrs. Wetherell, Andonian and ZurMuhlen excused themselves from the meeting. The uBid board of directors discussed with Merrill Lynch and Morrison & Foerster LLP, uBid's legal advisor, the potential business combination with CMGI. In particular, the uBid board of directors discussed with Merrill Lynch possible business alternatives and the potential value of the merger combination with CMGI. The board of directors discussed the potential transaction, including the potential value of the business combination, uBid's financial position, strategic alternatives, business plans and prospects. At the conclusion of the meeting, the uBid board of directors, with one director dissenting, approved proceeding with formal negotiation discussions with CMGI with a view toward a merger combination based on the term sheet provided by CMGI. The uBid board of directors authorized the officers of uBid to sign the standstill letter and to permit CMGI to conduct due diligence on uBid. The uBid board of directors also appointed a special committee of Messrs. Jones, Tullman and Wesley to handle the day-to-day negotiations with CMGI and agreed to formally engage Merrill Lynch as its financial advisor for the proposed business combination with CMGI.

   From January 27, 2000 to January 31, 2000, uBid and CMGI each conducted additional due diligence and each furnished KPMG LLP, tax advisor for CMGI, and PricewaterhouseCoopers LLP, tax advisor for uBid, information required for analyzing under Section 355(e) of the Internal Revenue Code the impact of the proposed business combination with CMGI on the spinoff of uBid from Creative Computers Inc. in 1999.

   During the first week in February 2000, the parties continued due diligence review and negotiated the definitive terms of the proposed merger transaction. On February 3, 2000, uBid's board of directors held a special meeting to review the status of the negotiations and the proposed terms in drafts of the merger agreement and related ancillary documents. At the February 3, 2000 meeting, members of uBid's senior management, together with Morrison & Foerster, and Merrill Lynch, reviewed with the uBid board of directors various aspects of the proposed merger transaction, including uBid's strategic alternatives and the financial aspects of the proposed merger transaction, including valuation, the terms of the merger agreement and the directors' fiduciary duties under Delaware law. In addition, Morrison & Foerster and Merrill Lynch presented to and discussed with the board of directors their preliminary views of various aspects of the merger combination.

   On January 30, 2000, the CMGI board of directors held a meeting at which the proposed merger was introduced and the preliminary term sheet was discussed. At that meeting, Mr. ZurMuhlen, together with Greenhill & Co., reviewed with the CMGI board of directors various aspects of the proposed merger transaction, including the terms of the merger agreement and the indemnification obligation of uBid to Creative Computers in connection with the spinoff of uBid from Creative Computers.

   On or about February 1, 2000 PricewaterhouseCoopers LLP provided the uBid board of directors with a draft opinion opining that, based on the assumptions set forth in that opinion, uBid should be able to rebut the presumption under
Section 355(e) of the Internal Revenue Code that the proposed merger was part of a "plan" that would cause the 1999 distribution of uBid shares by Creative Computers to become taxable to Creative.

   On February 4, 2000, the CMGI board of directors met to review the status of the negotiations and the proposed terms of the transaction. In addition, the board of directors discussed the possibility that Creative Computers might require that CMGI guarantee any tax indemnification obligation that uBid may have to Creative Computers in connection with the spin-off before Creative Computers would consent to the merger.

   On February 6, 2000, the uBid board of directors held a special meeting at which Morrison & Foerster and Merrill Lynch updated the board of directors on the status of the negotiations, the changes to the merger agreement since the February 3, 2000 meeting, and the remaining open items between the parties. Merrill Lynch again reviewed the financial aspects of the merger combination with the uBid board of directors.

   On or about February 8, 2000, KPMG LLP provided CMGI with a draft opinion opining that, based on the assumptions set forth in that opinion, the proposed merger should not result in an adverse impact under Section 355(e) of the Internal Revenue Code which would cause the spin-off of uBid to become taxable to Creative Computers.

   On February 9, 2000, the uBid board of directors held a special meeting at which Morrison & Foerster reviewed the terms of the final merger agreement and Merrill Lynch delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated February 9, 2000, that as of such date and based on and subject to the factors and assumptions stated in its written opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of uBid common stock. After deliberation, the uBid board of directors unanimously approved the merger agreement and related ancillary documents and authorized the execution of the merger agreement and related ancillary documents, subject to obtaining the consent to the transaction by Creative Computers. Later that evening, the Creative Computers board of directors met and consented to the proposed merger.

   On February 9, 2000, the CMGI board of directors held a special meeting at which the board reviewed the status of the negotiations, the proposed terms of the transactions and certain due diligence issues. After deliberation, the CMGI board of directors unanimously approved, the merger agreement and related ancillary documents and authorized the execution of the merger agreement and related ancillary documents.

   Prior to the opening of the stock market on February 10, 2000, CMGI and uBid announced the execution of the merger agreement in a joint press release.

CMGI's Reasons for the Merger

   The CMGI board of directors unanimously concluded that the merger was fair to, and in the best interests of, CMGI and its stockholders.

   The decision by the CMGI board of directors was based on several potential benefits of the merger that it believes will contribute to the success of CMGI through highly synergistic opportunities with other companies now in the CMGI network. These potential benefits include:

 . creating a new distribution channel for business-to-business and business-to-consumer e-commerce companies in the CMGI network and new sources of merchandise for uBid's auctions;

 . utilizing CMGI's existing network of sites and its marketing and advertising properties to drive traffic to uBid's Website;

 . integrating uBid's auction and merchandising capabilities into the enterprise arena through CMGI's extensive network of business-to-business affiliates;

 .  leveraging uBid's merchandising and inventory management capabilities across
   CMGI's e-commerce companies;

 .  increasing CMGI's customer base; and

 .  accelerating CMGI's growth rate.

   The CMGI board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

                                          .  the consideration uBid
 .  historical information concerning         stockholders will receive in the
   CMGI's and uBid's respective              merger in light of comparable
   business focus, financial                 merger transactions;
   performance and condition,
   operations, technology and             .  the impact of the merger on
   management;                               CMGI's customers and employees,
                                             as well as CMGI's majority owned
 .  CMGI management's view of the             subsidiaries within the CMGI
   financial condition, results of           group of Internet companies;
   operations and businesses of CMGI
   and uBid before and after giving       .  results of the due diligence
   effect to the merger and the              investigation conducted by CMGI's
   determination by the CMGI board           management, accountants and
   of directors of the merger's              counsel; and
   effect on stockholder value;
                                          .  the expectation that the merger
 .  current financial market                  will be accounted for as a
   conditions and historical stock           purchase for accounting purposes.
   market prices, volatility and
   trading information;

 . the terms of the merger agreement and the related ancillary documents;

   The CMGI board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

 .  the risk that the merger will          .  loss of customers of uBid who may
   disqualify Creative Computer's            terminate their relationship with
   spinoff of uBid as a tax-free             uBid as a result of the merger
   distribution, triggering an               because they deem themselves
   approximate $100 million                  competitors of CMGI;
   indemnification obligation for
   uBid;                                  .  loss of certain uBid employees if
                                             after the merger some of the
 .  the risk that the 0.2628 exchange         activities and management of uBid
   ratio will not accurately reflect         moves from the Midwest to the
   the relative values of uBid               East Coast; and
   common stock and CMGI common
   stock at the closing of the            .  other applicable risks described
   merger;                                   in this proxy
                                             statement/prospectus under "Risk
 .  the risk that the potential               Factors" beginning on page 7.
   benefits of the merger may not be
   realized;

 .  the possibility that the merger
   may not be consummated, even if
   approved by uBid stockholders;

 .  exposure to patents and other
   intellectual property issued to
   competitors of uBid that may
   restrict uBid's ability to
   conduct its business;

   The CMGI board of directors concluded, however, that, on balance, the merger's potential benefits to CMGI and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the CMGI board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the CMGI board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

uBid's Reasons for the Merger; Recommendation of the uBid Board of Directors

   The uBid board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, uBid and its stockholders. Accordingly, the uBid board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

   In reaching its decision, the uBid board of directors identified several potential benefits of the merger, the most important of which included:

 .  a significant step forward in          .  the opportunity for uBid
   uBid's strategy of becoming a             stockholders as stockholders of
   leading provider of online                CMGI to diversify their
   auctions;                                 investment across the large
                                             number of Internet-focused
 .  leveraging the uBid auction model         companies in CMGI's portfolio;
   across CMGI's portfolio of
   companies;                             .  opportunities for uBid to grow
                                             its business through
 .  the ability of uBid stockholders          relationships with CMGI
   to continue to participate in the         affiliates and customers;
   future growth and success of uBid
   through their receipt of shares        .  the potential to increase uBid's
   of CMGI common stock in the               ability to compete effectively in
   merger;                                   the rapidly emerging on-line
                                             auction industry;
 .  the greater financial resources
   available to uBid as a subsidiary
   of CMGI than would be available
   to it as a stand-alone company;

 .  the implied offer price for uBid       .  the increased liquidity created
   of $32.00 based on the exchange           for uBid stockholders by
   ratio in the merger and the               receiving shares in a larger
   average closing price of CMGI for         publicly traded company; and
   the five days ended on February
   9, 2000 represented a 19.9%            .  the expectation that the merger
   premium over the closing price of         will be treated as a
   uBid common stock as reported on          reorganization to uBid and its
   the Nasdaq National Market on             stockholders.
   February 9, 2000, the day on
   which CMGI and uBid entered into
   the merger agreement, and a 21.1%
   premium over the average closing
   price of uBid common stock for
   the 1-month period ended on
   February 9, 2000;

   The uBid board of directors carefully considered a range of strategic alternatives, including potential business combinations and relationships with CMGI, before approving the merger agreement and the merger. In reaching its decision to approve the merger, the uBid board of directors consulted with senior management, as well as legal counsel, independent accountants and financial advisors. The uBid board of directors considered various factors in its deliberations, including:

 .  the current and prospective            .  the impact of the merger on
   economic and industry environment         uBid's customers and employees;
   in which uBid operates, including
   the trend of consolidation and         .  the results of due diligence
   the ability of larger industry            conducted by uBid's management
   participants to increase market           and financial advisors;
   share;
                                          .  the complementary nature of the
 .  historical information concerning         technology, products, services
   CMGI's businesses, prospects,             and customer base of uBid and
   financial performance and                 CMGI;
   condition, operations,
   technologies, management and           .  uBid's prospects as an
   competitive positions, including          independent company;
   public reports filed with the
   SEC;                                   .  the current tax limitations on
                                             uBid's ability to raise funds
 .  the belief that the terms of the          through issuances of equity and
   merger agreement are fair and             convertible debt securities; and
   reasonable;
                                          .  Merrill Lynch's opinion, more
 .  the potential for parties other           fully described in "The Merger--
   than CMGI to acquire or enter             Opinion of Financial Advisor to
   into strategic relationships with         uBid," that as of the date of
   uBid;                                     such opinion and based on and
                                             subject to the assumptions made,
 .  the fairness and reasonableness           matters considered and limits of
   to uBid of the terms of the               review undertaken, the exchange
   merger agreement and related              ratio in the merger was fair,
   agreements, which were negotiated         from a financial point of view,
   at arm's length;                          to the holders of uBid common
                                             stock.

   The uBid board of directors also identified and considered a number of uncertainties and risks concerning the merger, including:

 .  the risk that the per share value    .  the risk that the benefits sought
   of consideration actually               in the merger might not be
   received by uBid stockholders           achieved;
   might be significantly less than
   the price per share implied by
   the exchange ratio immediately
   prior to the announcement of the
   merger because the exchange ratio
   will not be adjusted for changes
   in market price of either CMGI
   common stock or uBid common
   stock;

                                        .  the risk that uBid might suffer
                                           employee attrition or fail to
                                           attract key personnel due to
                                           uncertainties associated with the
                                           merger,

                                        .  the difficulty of and risks
                                           associated with the integration
                                           of a different management and
 .  the risk that the merger will           organizational structure; and
   disqualify Creative Computer's
   spinoff of uBid as a tax-free        .  the other applicable risks
   distribution, triggering an             described in this proxy
   approximate $100 million                statement/prospectus under "Risk
   indemnification obligation for          Factors" beginning on page 7.
   uBid;

 .  the risk that the merger might
   not be consummated;


   As a result of the foregoing considerations, the uBid board of directors determined that the potential advantages of the merger outweighed the benefits of remaining as a stand-alone company. The uBid board of directors believes that the combined company will have a greater opportunity than uBid alone to successfully compete in its industry.

   In view of the variety of factors considered in connection with its evaluation of the merger, the uBid board of directors did not find it practicable to, and accordingly did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, many of the factors contained elements which may have both positive and negative effects on the fairness of the merger. Except as described above, the uBid board of directors, as a whole, did not analyze each individual factor separately to determine its impact on the fairness of the merger. Consequently, individual members of the uBid board of directors may have given different weight to different factors and may have viewed differently each factor's effect on the fairness determination.

   For the reasons discussed above, the uBid board of directors has unanimously approved the merger agreement and has determined that the merger is advisable and fair to, and in the best interests of, uBid and its stockholders and unanimously recommends that uBid stockholders vote for approval of the merger agreement and the merger.

   In considering the recommendation of the uBid board of directors with respect to the merger agreement and the merger, uBid stockholders should be aware that directors and officers of uBid have interests in the merger that are different from, or are in addition to, the interests of uBid stockholders generally. Please see "The Merger--Interests of Executive Officers and Directors of uBid in the Merger" on page 58.

Opinion of Financial Advisor to uBid

   uBid retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its exclusive financial advisor in connection with the proposed merger. On February 9, 2000, Merrill Lynch delivered to the uBid board of directors an oral opinion, subsequently confirmed by delivery of a written opinion dated February 9, 2000, to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of uBid common stock.

   The full text of Merrill Lynch's opinion, dated February 9, 2000, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this document and is incorporated into this document by reference. The summary of Merrill Lynch's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. uBid stockholders are urged to read the opinion carefully in its entirety.

   Merrill Lynch's opinion was delivered to the uBid board of directors for its information and is directed only to the fairness to the holders of uBid common stock, from a financial point of view, of the exchange ratio, does not address any other aspect of the proposed merger, including the merits of the underlying decision by uBid to engage in the merger, and does not constitute a recommendation to any uBid stockholder as to how the stockholder should vote as to any matter relating to the merger.

   In preparing its opinion to the uBid board of directors, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the uBid board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

   In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, uBid or CMGI. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the uBid board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the uBid board of directors or uBid's management with respect to the fairness of the exchange ratio set forth in the merger agreement.

   In arriving at its opinion, Merrill Lynch, among other things, did the following:

     (1) reviewed publicly available business and financial information relating to CMGI and uBid that Merrill Lynch deemed to be relevant;

     (2) reviewed information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of uBid and CMGI, furnished to Merrill Lynch by uBid and CMGI;

     (3) conducted discussions with members of senior management and representatives of uBid and CMGI concerning the matters described in clauses (1) and (2) above, as well as their businesses and prospects both before and after giving effect to the merger;

     (4) reviewed the market prices for uBid's common stock and CMGI's common stock and the valuation multiples for uBid's common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant and also reviewed the valuation multiples of publicly traded companies that Merrill Lynch deemed to be relevant to CMGI's operating companies;

     (5) reviewed the results of operations of uBid and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

     (6) compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

     (7) participated in discussions and negotiations among representatives of uBid and CMGI and their respective legal advisors and, in the case of CMGI, its financial advisors;

     (8) reviewed the merger agreement; and

     (9) reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch or publicly available, and has not assumed any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of CMGI or uBid. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of CMGI or uBid. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by uBid or CMGI, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of uBid or CMGI as to the expected future financial performance of uBid or CMGI, as the case may be. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

   Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch did not express any opinion as to the prices at which the uBid common stock will trade subsequent to the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by uBid or the uBid board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of uBid. Although Merrill Lynch evaluated the fairness, from a financial point of view, of the exchange ratio, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between uBid and CMGI and approved by the uBid board of directors. No other limitation was imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

   Financial Analysis. The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion to the uBid board of directors dated February 9, 2000. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch's financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

uBid

   Selected Companies Analysis. Merrill Lynch compared financial, operating and stock market data of uBid to corresponding data of the following publicly traded companies in the on-line auction and e-commerce industry:

 .  Egghead.com

 .  Value America

 .  Cyberian Outpost

   Merrill Lynch reviewed equity value (i) per unique visitor for December 1999 and per the average daily page views for December 1999 and per registered user and (ii) as a multiple of estimated revenue for calendar years 1999 through 2001. All multiples were based on closing stock prices on February 8, 2000. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and estimated financial data for uBid was based on estimates from uBid's management and traffic statistics for the selected companies and for uBid were from Media Metrix and company press releases. This analysis indicated the following implied per share equity values, as compared with $32.00 per uBid share price implied by the merger:

                               Average
                                Daily             Estimated Estimated Estimated
                       Unique   Page   Registered   1999      2000      2001
                      Visitors  Views    Users     Revenue   Revenue   Revenue
                      -------- ------- ---------- --------- --------- ---------
Egghead.com..........  $19.12  $22.98    $31.19    $18.66    $24.64    $30.28
Value America........  $44.18  $56.69    $37.16    $25.25    $21.78    $22.43
Cyberian Outpost.....  $19.59  $39.65    $35.45    $22.33    $25.55        NA

   None of the selected companies is directly comparable to uBid. Accordingly, an analysis of the results of the Selected Companies Analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of uBid and the selected companies.

   Selected Merger and Acquisition Analysis. Using publicly available information, Merrill Lynch analyzed Onsale's acquisition of Egghead.com, a retailer of computer hardware and software. Merrill Lynch reviewed the implied purchase price of the equity in the selected transaction per unique visitor and as a multiple of latest twelve months and next twelve months sales. All multiples were based on financial information available at the time the transaction was announced. This analysis indicated the following implied approximate per share equity values, as compared with $32.00 per uBid share implied by the merger:

                                                    Sales
                                ---------------------------------------------------
        Unique Visitors         Latest Twelve Months             Next Twelve Months
        ---------------         --------------------             ------------------
            $24.90                     $43.36                          $31.08

   The companies and selected transaction are not identical to uBid or the proposed merger. Accordingly, an analysis of the results of the Selected Merger and Acquisition Analysis involves complex considerations of the companies involved and the transaction and other factors that could affect the acquisition value of the companies and uBid.

   Discounted Cash Flow Analysis. Merrill Lynch estimated the stand-alone, unlevered, after-tax free cash flows that uBid could produce based on two scenarios. The first scenario, the management case, was based on estimates of the management of uBid for the fiscal years 2000 through 2004 and the second scenario, the research analysts' case, was based on publicly available research analyst estimates for the fiscal years 2000 through 2003. Merrill Lynch then estimated terminal values based on a range of multiples of net income of either estimated fiscal year 2003 or 2004, as the case may be, of 30.0x to 35.0x. The free cash flows and terminal values were then discounted to present value using discount rates of 30% to 34%. This analysis indicated implied per share equity values for uBid of approximately $27.82 to $37.13, using the management case, and $17.07 to $22.08, using the research analyst case, as compared with $32.00 per uBid share implied by the merger.

CMGI

   Sum-of-the-Parts Analysis. Merrill Lynch analyzed the aggregate equity value of CMGI's fully diluted interests in its operating companies and CMGI's fully diluted ownership interests in its private and public portfolio companies. Estimated financial data for CMGI's operating companies and privately held portfolio companies was based on publicly available research analysts' estimates and estimates of CMGI's management. Merrill Lynch reviewed equity value for CMGI's operating companies as a multiple of estimated fiscal year 2000 revenue. Merrill Lynch calculated the aggregate equity value of CMGI's interest in its public portfolio companies based on the closing stock prices on February 8, 2000 and the cost-basis of CMGI's interest in the private portfolio companies. This analysis indicated an implied equity reference range for CMGI of approximately $108.72 to $134.25 per share.

Other Factors

   In the course of preparing its opinion, Merrill Lynch also reviewed and considered other information and data, including the following:

 .  the trading characteristics of CMGI and uBid;

 . historical market prices and trading volumes for CMGI common stock and uBid common stock;

 .  the relative exchange ratio of CMGI and uBid over the relevant period; and

 . publicly available research analysts' estimates of the twelve-month price per share targets for CMGI common stock.

Interests of Merrill Lynch in the Merger

   Pursuant to the terms of Merrill Lynch's engagement, uBid has agreed to pay Merrill Lynch for its financial advisory services in connection with the merger an aggregate fee of $2.3 million payable in cash upon the closing of the merger. uBid also has agreed to reimburse Merrill Lynch for the reasonable fees and expenses of legal counsel provided, however, that except with regard to any of the indemnification provisions or procedures contained in the engagement letter, the fees and expenses of Merrill Lynch's legal counsel shall not exceed $50,000 without uBid's prior consent, which consent shall not be unreasonably withheld, and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

   uBid retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Merrill Lynch and its affiliates, from time to time, have provided financing services to uBid for which they have received customary compensation, including in connection with uBid's initial public offering on December 9, 1998, and its follow-on offering on September 29, 1999. In connection with those offerings, Merrill Lynch received aggregate underwriting commissions and fees of approximately $2.1 million. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade uBid common stock, as well as CMGI common stock and other securities of CMGI, for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Executive Officers and Directors of uBid in the Merger

   When considering the recommendation of the uBid board of directors, uBid stockholders should be aware that the officers and directors of uBid have interests in the merger that differ from, or are in addition to, those of uBid stockholders. The uBid board of directors was aware of these potential conflicts and considered them in reaching its decision to approve the merger agreement and recommend that uBid stockholders vote for approval of the merger agreement and the merger.

 uBid Options

   As of March 1, 2000, uBid's executive officers and directors, and their
respective affiliates, held    options to purchase approximately 1,310,814
shares of uBid common stock, at exercise prices ranging from $.27 to $71.13 per share, of which 1,061,497 options were unvested. As a result of the merger all outstanding uBid options to purchase uBid common stock will terminate; provided that CMGI will offer each holder of an outstanding uBid option the opportunity to have the vested portion of any unexercised uBid option exchanged as of the effective time for an option to acquire on the same terms and conditions as were applicable under the uBid option immediately prior to the effective time of the merger, the same number of shares of CMGI common stock as the holder of the uBid option would have been entitled to receive pursuant to the merger if the holder had exercised the vested portion of the option in full immediately prior to the effective time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of uBid common stock purchasable pursuant to the respective uBid option immediately prior to the effective time divided by (z) the number of full shares of CMGI common stock deemed purchasable pursuant to the uBid option in accordance with the foregoing.

 Director Options

   uBid has granted each of its non-employee directors options to purchase a total of 30,325 shares of uBid common stock at exercise prices ranging from $6.82 to $62.50 per share. These options will accelerate and become fully vested immediately prior to the effective time of the merger and will thereafter be treated as described above.

 Employment Agreements

   uBid entered into an employment agreement dated December 20, 1999, as amended, with Gregory K. Jones, president and chief executive officer of uBid. Pursuant to this agreement, Mr. Jones receives an annual base salary in the amount of $250,000, subject to increase or decrease by mutual agreement or pursuant to the board of directors' annual review policy and budgeting procedures. Mr. Jones is also eligible to receive a pre-established annual bonus, at a target amount of his then-current salary, based on the attainment of objectives mutually agreed to by Mr. Jones and the uBid board of directors. In the event his employment is terminated by uBid without cause or by him for good reason at any time prior to the first anniversary of the consummation of the merger, Mr. Jones is entitled to six months severance pay, continued benefits coverage through the six month anniversary of the termination, outplacement services not to exceed $10,000, and the bonus that would have been paid at the later of the six month anniversary of his termination or the end of the fiscal year. This bonus will be the higher of his previous year's bonus, the target bonus for the year in which the termination occurs, or the actual bonus attained for the fiscal year in which such termination occurs.

   Pursuant to his employment agreement, in 1997, Mr. Jones was granted an option to purchase 366,494 shares of uBid common stock at an exercise price of $0.27 per share. In 1999, Mr. Jones was granted an option to purchase 200,000 shares of uBid common stock at an exercise price of $36.63 per share. Upon consummation of the merger pursuant to his employment agreement with uBid, upon a merger, sale of substantially all of the assets or similar transaction involving uBid that results in a change of control, Mr. Jones' options will become fully vested; however, Mr. Jones has agreed with uBid and CMGI to amend the employment agreement to provide that, upon consummation of the merger, all unvested options issued to Mr. Jones prior to the effective time of the merger will vest only as to the next annual or next four quarterly installments (as applicable), together with prorated additional vesting with respect to the number of months that have elapsed since the last annual or quarterly installment.

   uBid has also entered into an employment agreement with Kenneth Dotson, vice president of marketing, dated November 30, 1999. The agreement with Mr. Dotson is terminable by either party at any time. Pursuant to this agreement, Mr. Dotson receives base salary in the amount of $3,173/week in accordance with uBid payroll practices. If Mr. Dotson's employment agreement is terminated without cause, he will receive an amount equal to three months of his base compensation as severance and his options that would have vested in that year will accelerate if he is terminated.

   Pursuant to his employment agreement, in 1999 Mr. Dotson was granted an option to purchase 180,000 shares of uBid common stock at an exercise price of $37.00 per share. Upon a merger, sale of substantially all of the assets or similar transaction involving uBid that results in a change of control, Mr. Dotson's option will become fully vested.

   Thomas Werner, vice president and chief financial officer of uBid, has the right to receive three months' salary if his employment is terminated by uBid without cause. Upon a change of control of uBid, all outstanding options held by Mr. Werner will become fully vested.

   In addition, Timothy E. Takesue, vice president merchandising of uBid, has the right to receive three months' salary if his employment is terminated by uBid without cause at any time prior to the first anniversary of the consummation of the merger. Pursuant to an agreement with uBid, upon a merger, sale of substantially all of the assets or similar transaction involving uBid that results in a change of control, Mr. Takesue's options will become fully vested; however, Mr. Takesue has agreed with uBid and CMGI to amend the agreement to provide that, upon consummation of the merger, all unvested options issued to Mr. Takesue prior to the effective time of the merger will vest only as to the next annual or next four quarterly installments (as applicable), together with prorated additional vesting with respect to the number of months that have elapsed since the last annual or quarterly installment.

 Additional Agreements

   CMGI has offered to enter into an agreement with each of uBid's executive officers pursuant to which the officer would receive options to purchase shares of uBid common stock following the completion of the merger at an exercise price of $8.25 per share, assuming a four-for-one stock split, which options will vest as to 25% on the first anniversary of the closing of the merger and 1/48th per month thereafter until the options are fully vested on the fourth anniversary of the effective time of the merger. In addition, the agreements provide that such uBid officer would agree (i) to waive all existing severance and post-employment benefits to which the officer was entitled prior to the date of the merger, (ii) to enter into a lock-up agreement with respect to shares of uBid owned by the officer, (iii) to enter into a non-competition and non-disclosure agreement with CMGI, and (iv) that all unvested options issued to the officer prior to the effective time of the merger will vest only as to the next annual or quarterly installment, together with prorated additional vesting with respect to the number of months that have elapsed since the last annual or quarterly installment. As of March 1, 2000, CMGI had offered to enter into the foregoing agreements with the following uBid officers and, subject to the consummation of the merger, their continued employment through the closing and certain other conditions, they would receive options to purchase the following number of shares of uBid after the effective time of the merger:
Gregory K. Jones: 700,000 shares; Thomas E. Werner: 300,000 shares; Kenneth
Dotson: 300,000 shares; Joel Ludvigsen: 150,000 shares; Jason Maclean: 150,000 shares; Paul Stolarski: 250,000 shares; and Timothy Takesue: 300,000 shares.

Treatment of uBid Common Stock

   In the merger, each share of uBid common stock will be exchanged for 0.2628 shares of CMGI common stock.

   Holders of uBid common stock should not send their uBid common stock certificates at this time. Following the effective time of the merger, holders of uBid common stock will receive instructions for the surrender and exchange of such stock certificates.

Accounting Treatment of the Merger

   The merger will be accounted for by CMGI using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of uBid, including intangible assets, will be recorded at their fair market values and included in the financial statements of CMGI. The aggregate merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets acquired from uBid will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. The results of operations and cash flows of uBid will be included in CMGI's financial statements prospectively as of the consummation of the merger.

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the acquisition of shares of uBid common stock in the merger by CMGI may not be consummated until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. uBid and CMGI each expects to file a pre-merger notification and report form with the FTC and the Antitrust Division on or about March 10, 2000.

   At any time before the effective time of the merger, the FTC, the Antitrust Division or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and, any time after the effective time of the merger, to cause CMGI to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, CMGI will prevail.

Material United States Federal Income Tax Considerations

   In the opinion of each of Hale and Dorr LLP, counsel to CMGI, and PricewaterhouseCoopers LLP, tax advisor to uBid, the discussion below summarizes certain material United States federal income tax considerations generally applicable to United States holders of uBid common stock who, pursuant to the merger, exchange their uBid common stock solely for CMGI common stock and, if applicable, cash paid in lieu of a fractional share of CMGI common stock. The opinions of Hale and Dorr LLP and PricewaterhouseCoopers LLP described in the preceding sentence are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

   The discussion below and the opinions of Hale and Dorr LLP and PricewaterhouseCoopers LLP are based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinions of Hale and Dorr LLP and PricewaterhouseCoopers LLP are subject to certain limitations and qualifications and are based on the facts, representations and assumptions set forth or referred to in such opinions, including representations contained in certificates executed by officers of CMGI and uBid. This discussion and the opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to CMGI, uBid, or the stockholders of CMGI and uBid.

   The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include, but are not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below and such opinions do not consider the effect of any applicable state, local or foreign tax laws and further do not consider any tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, including without limitation any transaction in which shares of uBid common stock are acquired or shares of CMGI common stock are disposed of, or the tax consequences of the exchange by CMGI of outstanding options and subscriptions to acquire uBid common stock.

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

   Holders of uBid common stock are urged to consult their tax advisors as to the particular tax consequences to them of the transactions described in this proxy statement/prospectus, including the applicability and effect of any state, federal, local or foreign tax laws, and of changes in applicable tax laws.

   Consummation of the merger is conditioned upon CMGI's receipt of an opinion from Hale and Dorr LLP, CMGI's counsel, and uBid's receipt of an opinion from PricewaterhouseCoopers LLP, uBid's tax advisor, based on facts, representations and assumptions stated in such opinions, to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If uBid or CMGI waives this condition to consummation of the merger, uBid will resolicit proxies from its stockholders with respect to the merger. In connection with this resolicitation, uBid will inform its stockholders of any changes in the tax consequences of the merger to uBid and its stockholders. As a result of the merger being treated as a reorganization, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

                                          .  the aggregate tax basis of the
 .  no gain or loss will be                   CMGI common stock so received by
   recognized by CMGI, uBid or the           uBid stockholders in the merger
   transitory subsidiary solely as a         will be the same as the aggregate
   result of the merger;                     tax basis of the uBid common
                                             stock surrendered in exchange,
 .  no gain or loss will be                   reduced by any tax basis
   recognized by the holders of uBid         allocable to a fractional share
   common stock upon the receipt of          for which cash is received; and
   CMGI common stock solely in
   exchange for such uBid common          .  the holding period with respect
   stock in the merger;                      to CMGI common stock received by
                                             each uBid stockholder in the
 .  cash payments received by holders         merger will include the holding
   of uBid common stock in lieu of a         period for the uBid common stock
   fractional share of CMGI common           surrendered in exchange, provided
   stock will result in capital gain         that the uBid common stock
   (or loss) measured by the                 surrendered is held as a capital
   difference between the cash               asset at the effective time of
   payment received and the tax              the merger.
   basis in the fractional shares of
   CMGI common stock. Such gain (or
   loss) will be long-term capital
   gain (or loss) if the uBid
   stockholder has held the shares
   of uBid common stock for more
   than one year at the effective
   time of the merger;

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a uBid stockholder recognizing gain or loss with respect to each share of uBid common stock surrendered in the merger equal to the difference between the uBid stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the CMGI common stock received in exchange. In such event, a uBid stockholder's aggregate tax basis in the CMGI common stock received would equal its fair market value as of the effective time of the merger, and the uBid stockholder's holding period for such stock would begin the day after the merger.

Nasdaq National Market Quotation

   It is a condition to the closing of the merger that the shares of CMGI common stock to be issued in the merger be listed on the Nasdaq National Market. CMGI intends to file a notification form for listing of additional shares promptly following the date of this proxy statement/prospectus.

Resales of CMGI Common Stock Issued in Connection with the Merger; Affiliate Agreements; Lock-up Agreements

   CMGI common stock issued in connection with the merger will be freely transferable, except that shares of CMGI common stock received by persons who are deemed to be "affiliates," as such term is defined in Rule 144 under the Securities Act, of uBid at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted

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

under the Securities Act. Each executive officer and director and those who may be an affiliate of uBid is expected to execute a written affiliate agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of CMGI common stock obtained as a result of the merger except in compliance with the Securities Act and the related rules and regulations.

   In addition, certain stockholders and optionholders of uBid have agreed to certain limitations with respect to the timing and the amount of the shares of CMGI common stock that they may sell or transfer that they are to be issued in connection with the merger.

No Appraisal Rights

   Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation if:

  . the securities of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

  . the stockholders of the corporation are not required to accept in exchange for their stock anything other than (a) stock in another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD and (b) cash in lieu of fractional shares.

   uBid stockholders will not have appraisal rights under Delaware law with respect to the merger because:

  .  uBid common stock is traded on the Nasdaq National Market;

  . uBid stockholders are being offered shares of CMGI common stock which is traded on the Nasdaq National Market; and

  .  uBid stockholders are being offered cash in lieu of fractional shares.

Delisting and Deregistration of uBid's Common Stock Following the Merger

   If the merger is consummated, uBid's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

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

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement and the stockholder agreement, copies of which are attached as Annex A to this proxy statement/prospectus and are incorporated by reference into this summary. The summary descriptions are not complete and are qualified in their entireties by reference to the merger agreement and the stockholder agreement. We urge all uBid stockholders to read these agreements for a more complete description of the terms and conditions of the merger and related matters.

General

   Following the adoption of the merger agreement and approval of the merger by uBid stockholders and the satisfaction or waiver of the other conditions to the merger, the transitory subsidiary, a wholly owned subsidiary of CMGI, will merge into uBid. uBid will survive the merger as a wholly owned subsidiary of CMGI. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Delaware secretary of state.

The Exchange Ratio and Treatment of uBid Common Stock

   At the effective time of the merger, generally, each issued and outstanding share of uBid common stock will be converted into the right to receive 0.2628 shares of CMGI common stock. However, any shares owned by uBid and any shares owned by CMGI or the transitory subsidiary will be cancelled without conversion. CMGI will adjust the exchange ratio to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to CMGI common stock or uBid common stock occurring before the effective time of the merger.

   Based on the exchange ratio of 0.2628, and based on the number of shares of uBid common stock and vested options to purchase uBid common stock, assuming a May 11 close, a total of approximately 3,549,979 shares of CMGI common stock and options to purchase shares of CMGI common stock will be issued in the merger.

Treatment of uBid Stock Options

   At the effective time of the merger, all outstanding uBid options to purchase uBid common stock will terminate; provided that CMGI will offer each holder of an outstanding uBid option the opportunity to have the vested portion of any unexercised uBid option exchanged as of the effective time for an option to acquire on the same terms and conditions as were applicable under the uBid option immediately prior to the effective time of the merger the same number of shares of CMGI common stock as the holder of the uBid option would have been entitled to receive pursuant to the merger if the holder had exercised the vested portion of the option in full immediately prior to the effective time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of uBid common stock purchasable pursuant to the respective uBid option immediately prior to the effective time divided by (z) the number of full shares of CMGI common stock deemed purchasable pursuant to the uBid option in accordance with the foregoing.

   CMGI will reserve for issuance a sufficient number of shares of its common stock for delivery upon a uBid optionholder's exercise of his or her option, as described above. After the effective time of the merger, CMGI will file a registration statement on Form S-8 with respect to the uBid stock options that will be exchanged, if any, for CMGI stock options. During the period that any options remain outstanding, CMGI will use its best efforts to maintain the effectiveness of any registration statement on Form S-8.

Exchange of Certificates

   Exchange Agent; Exchange Procedures; No Further Ownership Rights. As soon as practicable after the effective time of the merger, CMGI's exchange agent will mail to each record holder of uBid common stock a

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

letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing shares of CMGI common stock, cash in lieu of any fractional shares of CMGI common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of uBid common stock will be cancelled. After the effective time of the merger, each certificate representing shares of uBid common stock that have not been surrendered will only represent the right to receive (1) shares of CMGI common stock, (2) cash in lieu of any fractional shares of CMGI common stock and (3) dividends or distributions. Following the effective time of the merger, uBid will not register any transfers of uBid common stock on its stock transfer books.

   No Fractional Shares. CMGI will not issue any fractional shares of CMGI common stock in the merger. Instead, each holder of shares of uBid common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of CMGI common stock will receive cash, without interest, in an amount equal to the fractional share multiplied by the average closing price per share of CMGI common stock on the Nasdaq National Market during the ten consecutive trading days ending on and including the trading day immediately preceding the closing of the merger. As of the effective time of the merger, CMGI will deposit with its exchange agent the shares of CMGI common stock issuable in the merger and cash in an amount sufficient to make payments in lieu of the issuance of any fractional shares.

   Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the closing of the merger with respect to shares of CMGI common stock will be paid to the holder of any unsurrendered uBid certificate and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders its uBid certificate in accordance with the letter of transmittal. Upon surrender, CMGI will issue and pay to the recordholder of the certificate certificates representing whole shares of CMGI common stock issued in exchange therefor, without interest, the amount of cash payable in lieu of fractional shares to which the holder is entitled, and any dividends or distributions with respect to the shares of CMGI common stock to which the holder is entitled which have a record date after the closing date of the merger but prior to the surrender of the certificate and a payment date after the surrender of the certificate.

   Lost Certificates. If any uBid common stock certificate is lost, stolen or destroyed, a uBid stockholder must provide an appropriate affidavit of that fact. CMGI may require a uBid stockholder to deliver a bond as indemnity against any claim that may be made against CMGI with respect to any lost, stolen or destroyed certificate.

   Holders of uBid common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Representations and Warranties

   The merger agreement contains representations and warranties of CMGI, uBid and the transitory subsidiary. These relate to each company's:

 .  organization, existence, good          .  the absence of certain changes in
   standing, corporate power and             their business;
   similar corporate matters;
                                          .  absence of conflicts, violations
                                             and defaults under their
                                             corporate charters and by-laws
 .  capitalization;                           and other agreements and
                                             documents;
 .  authorization, execution,
   delivery, required filings and
   consents and performance and the       .  absence of actions which may
   enforceability of the merger              jeopardize the "reorganization"
   agreement and related matters;            status of the merger;

                                          .  brokers and related fees;
 .  filings with the Securities and
   Exchange Commission;                   .  litigation; and

                                          .  accuracy of information provided
 .  tax matters;                              in connection with this proxy
                                             statement/prospectus.

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

uBid also represented and warranted as to:

                                          .  intellectual property;
 .  required governmental and third-
   party consents;                        .  labor matters;

 .  subsidiaries;                          .  environmental matters;

 .  the absence of undisclosed             .  assets;
   liabilities;
                                          .  no existing discussions with
 .  the absence of restrictions on            other parties with respect to a
   its business activities;                  merger proposal;

 .  owned and leased real properties;      .  transactions with affiliates;

 .  employee benefit plans;                .  the actions by its board of
                                             directors that make Section 203
 .  material contracts;                       of the Delaware General
                                             Corporation Law statute
 .  licenses and permits;                     inapplicable to the proposed
                                             merger;
 .  insurance;
                                          .  year 2000 compliance; and
 .  financial statements;
                                          .  privacy issues.
 .  compliance with laws;

Certain Covenants

   Conduct of uBid's Business Prior to the Merger. Except as contemplated by the merger agreement, uBid has agreed to carry on its business in the ordinary course in substantially the same manner as previously conducted. Specifically, uBid has agreed that it will not, without the prior written consent of CMGI:


 .  declare, set aside or pay any          .  except as provided in the merger
   dividends or other distributions          agreement, amend its charter or
   on its shares of capital stock;           by-laws;


 .  split, combine or reclassify any
   of its capital stock or authorize      .  acquire any business,
   the issuance of any other                 corporation, partnership,
   securities in substitution of its         association, joint venture or
   shares of capital stock;                  other business organization;


 .  with certain exceptions, purchase,     .  make any capital expenditure in
   redeem or otherwise acquire any           excess of an amount as specified
   shares of its capital stock or any        in, or otherwise consented to,
   rights to acquire shares of its           under the merger agreement;
   capital stock;

                                          .  change its accounting methods or
 .  acquire any assets that are               the assumptions underlying such
   material, in the aggregate, to            methods except as required by
   uBid and its subsidiaries, taken          United States generally accepted
   as a whole, except purchases of           accounting principles;
   inventory in the ordinary course
   of business consistent with past       .  pay, discharge, settle or satisfy
   practice;                                 any claim, liability or
                                             obligation other than (1) in the
 .  sell, lease, license, pledge, or          ordinary course of business
   otherwise dispose of or encumber          consistent with past practice or
   any assets or property, other             (2) as reserved against in uBid's
   than in the ordinary course of            most recent consolidated
   business consistent with past             financial statements included in
   practice;                                 any filings with the Securities
                                             and Exchange Commission prior to
 .  whether or not in the ordinary            February 9, 2000;
   course of business or consistent
   with past practice, sell or            .  modify, amend or terminate any
   dispose of any assets material to         material contract or agreement or
   uBid, taken as a whole, including         knowingly waive, release or
   any accounts, leases, contracts           assign any material rights or
   or intellectual property or any           claims, except in the ordinary
   assets or the stock of any                course of business;
   subsidiaries, but excluding the
   sale of products and services in
   the ordinary course of business
   consistent with past practice;

 .  issue, deliver, sell, grant,
   pledge or otherwise dispose of
   any shares of its capital stock
   or other securities, except
   pursuant to the exercise of
   outstanding options or warrants;

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

 .  adopt or implement any                 .  enter into any material contract
   stockholder rights plan;                  or agreement except in the
                                             ordinary course of business
 .  except for an unsolicited,                consistent with past practice;
   superior acquisition proposal,
   enter into an agreement with           .  license any material intellectual
   respect to any merger,                    property rights to or from any
   consolidation, liquidation or             third party;
   business combination, or any
   acquisition or disposition of all      .  except as required to comply with
   or substantially all of the               applicable law, plans or
   assets or securities of uBid or           agreements existing on
   any of its subsidiaries;                  February 9, 2000, or as
                                             contemplated by the merger
 .  except as set forth below, create         agreement, take any action with
   or incur indebtedness other than          regard to any plans or agreements
   indebtedness which existed on the         related to employee matters
   unaudited balance sheet of uBid           including, adopting or
   as of November 30, 1999, or               terminating any employee benefit
   guarantee any such indebtedness;          plan or employment or severance
                                             arrangement, materially
 .  issue or sell any debt securities         increasing the compensation or
   or warrants or other rights to            fringe benefits of, or pay any
   acquire any debt securities of            bonus to, any director, officer
   uBid or any of its subsidiaries,          or key employee, or accelerating
   guarantee any debt securities of          the payment or vesting of any
   another person or enter into any          compensation or benefits;
   "keep well" or other agreement to
   maintain any financial statement       .  make or rescind any tax election
   condition of another person other         or settle or compromise any tax
   than the incurrence of accounts           liability;
   payable in the ordinary course of
   business;                              .  initiate, compromise or settle
                                             any material litigation or
 .  make any loans, advances (other           arbitration proceeding;
   than routine advances to uBid
   employees in the ordinary course       .  close any facility or office; and
   of business consistent with past
   practice) or capital                   .  take or agree to take any action
   contributions to, or investment           which would materially impair or
   in, any other person;                     prevent the conditions of the
                                             merger set forth in the merger
                                             agreement from being satisfied.

CMGI and uBid have each agreed to use reasonable efforts to:

 . take all appropriate action to consummate the transactions contemplated by the merger agreement as promptly as practicable;

 . obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the merger agreement; and

 . make all necessary filings and submissions with respect to the transactions contemplated by the merger agreement under federal and state securities laws, antitrust laws and other applicable laws as promptly as practicable.

   CMGI and uBid have also each agreed to use reasonable efforts to obtain any governmental clearances or approvals required under antitrust laws for the closing of the merger. CMGI has the right to direct any governmental proceedings or negotiations relating to those governmental clearances, provided that uBid has a reasonable opportunity to participate in the proceedings. Neither CMGI nor any of its subsidiaries is required either to divest any of its businesses, product lines or assets, or to take any other action that could reasonably be expected to have a material adverse effect on CMGI or, if the merger is consummated, CMGI as combined with uBid, or to take any action with respect to any government clearances or approvals if the Department of Justice or the Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger.

   CMGI has agreed to waive the covenant which prohibits uBid from issuing or granting any rights to obtain any shares of its capital stock so that uBid may grant up to 200,000 options to purchase uBid common stock.

   uBid is Restricted from Trying to Sell Itself to Another Party. uBid has agreed that it will not, directly or indirectly through its officers, directors, employees, financial advisors or agents, (1) solicit, initiate, or

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

encourage any proposal that could reasonably be expected to lead to an acquisition proposal, (2) enter into discussions or negotiations concerning, or provide any information relating to, any acquisition proposal, or (3) agree to or recommend any acquisition proposal. The merger agreement defines an acquisition proposal to mean a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing uBid stock plans or warrants) or a similar transaction involving uBid or any of its subsidiaries.

   However, uBid and the uBid board of directors may, so long as uBid has not breached the provisions in the merger agreement with respect to the nonsolicitation of acquisition proposals and uBid stockholders have not already approved the adoption of the merger agreement:

 . furnish information to, or enter into discussions or negotiations with, a third party in connection with an unsolicited bona fide written acquisition proposal or recommend an unsolicited bona fide written acquisition proposal to uBid stockholders, if and only to the extent that (1) the uBid board of directors believes in good faith after consultation with its financial advisor that the acquisition proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the proposed merger, and the uBid board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for the uBid board of directors to fulfill its fiduciary duties, (2) prior to furnishing the information to, or entering into discussions or negotiations with such a third party, the uBid board of directors receives from such third party an executed confidentiality agreement no less favorable than the confidentiality agreement between CMGI and uBid, and (3) prior to recommending a superior proposal or terminating the merger agreement in connection with a superior proposal, uBid gives CMGI at least five business days' prior notice of its intent to do so in order to provide CMGI an opportunity to make a counterproposal which uBid and its advisors must negotiate with CMGI during that period; or

 . comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, with respect to such an acquisition proposal.

   uBid has agreed to notify CMGI in reasonable detail (orally and in writing) within one business day of receipt of any acquisition proposal or request for non-public information in connection with any acquisition proposal. uBid has agreed to continue to keep CMGI promptly informed of any change in the status of any discussions or negotiations and the terms being discussed or negotiated.

   Director and Officer Indemnification. The merger agreement provides that for a period of six years after the effective time of the merger, CMGI will cause the surviving corporation to honor all of uBid's obligations to indemnify each present and former director and officer of uBid against any costs or expenses pertaining to matters existing or occurring at or prior to the effective time of the merger. If the surviving corporation consolidates or merges with another entity or transfers all or substantially all of its assets, CMGI has agreed to either guaranty this indemnification obligation or cause proper provision to be made for the assignment of this obligation to the surviving corporation's successors.

Conditions to Obligations to Effect the Merger

   The obligations of CMGI and uBid to effect the merger are subject to the satisfaction or waiver of the following conditions:

                                           likely to have a material
 .  the uBid stockholders must have         adverse effect on uBid or CMGI;
   approved and adopted the merger
   agreement and the merger;

                                        .  the registration statement, of
                                           which this proxy
 .  the waiting period applicable to        statement/prospectus is a part,
   the consummation of the merger          must have become effective and
   under the Hart-Scott-Rodino Act         not be subject to any stop order
   must have expired or been               or other similar proceeding; and
   terminated;
                                        .  there must be no order, stay,
 .  the parties must have obtained          decree, judgment or injunction,
   all government authorizations           or statute, rule or regulation
   and consents other than those           in effect that makes the merger
   the failure of which to obtain          illegal.
   is not reasonably

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

   In addition, the obligations of CMGI and the transitory subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

 .  the representations and                 federal income tax purposes
   warranties of uBid in the merger        under Section 368(a) of the
   agreement must be true and              Internal Revenue Code;
   correct as of February 9, 2000,
   the date of the merger               .  uBid obtains all required third
   agreement, and the closing date         party consents;
   of the merger, unless the
   representations and warranties       .  CMGI receives copies of the
   are made as of another date, in         resignations of each uBid
   which case they must be true and        director;
   correct as of such date, and,
   with respect to the closing date     .  CMGI receives documentation in a
   of the merger, except where the         form reasonably satisfactory to
   failure to be true and correct          it concerning uBid's data center
   has not had, and is not                 and technology systems;
   reasonably likely to have, a
   material adverse effect on uBid;     .  uBid gives each holder of a uBid
                                           stock option notice to permit
 .  uBid must have performed in all         the option holder to exercise
   material respects all                   its option prior to its
   obligations required to be              termination in accordance with
   performed by it under the merger        the terms of uBid's stock plans
   agreement at or prior to the            and grants and awards under the
   effective time of the merger;           plans;

 .  CMGI receives an opinion from        .  uBid takes all actions
   its counsel (or uBid's counsel          concerning options contemplated
   if CMGI's counsel does not              by the merger agreement; and
   provide such an opinion) to the
   effect that the merger will be       .  uBid obtains amendments and
   treated as a reorganization for         terminations of specified
                                           agreements in a form reasonably
                                           satisfactory to CMGI.

   In addition, the obligation of uBid to effect the merger is subject to the satisfaction or waiver of the following conditions:

 . the representations and warranties of CMGI and the transitory subsidiary in the merger agreement must be true and correct as of February 9, 2000, the date of the merger agreement, and the closing date of the merger, unless the representations and warranties are made as of another date, in which case they must be true as of such date, and, with respect to the closing date of the merger, except where the failure to be true and correct has not had, and is not reasonably likely to have, a material adverse effect on CMGI;

 . CMGI and the transitory subsidiary must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

 . uBid receives an opinion from its counsel (or from CMGI's counsel if uBid's counsel does not provide such an opinion) to the effect that the merger will be treated as a reorganization for federal income tax purposes under
   Section 368(a) of the Internal Revenue Code.

Termination; Expenses and Termination Fees

 Termination

   The merger agreement may be terminated by written notice by the terminating party under the following circumstances at any time prior to the effective time of the merger:

 .  by mutual written consent of the        action, which permanently
   parties;                                restrains, enjoins or otherwise
                                           prohibits the merger;
 .  by either CMGI or uBid if the
   merger has not closed by August      .  by either CMGI or uBid if the
   31, 2000, unless the delay was          requisite vote of uBid
   due to the terminating party's          stockholders in favor of the
   failure to fulfill any                  merger agreement and the merger
   obligation under the merger             (unless the terminating party is
   agreement;                              in breach of the merger
                                           agreement) is not obtained at
 .  by either CMGI or uBid if a             the special meeting of
   governmental entity issues a            stockholders;
   nonappealable final order,
   decree or ruling or taken any
   other nonappealable final

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 .  by CMGI or uBid if there has            tender offer or exchange offer
   been a breach of or failure to          for 20% or more of the
   perform any representation,             outstanding shares of uBid
   warranty, covenant or agreement         common stock and the uBid board
   in the merger agreement by the          of directors recommends that its
   other party which causes                stockholders tender their shares
   specified conditions to the             in the tender or exchange offer,
   closing of the merger not to be         or within ten days after the
   satisfied and which is not cured        tender or exchange offer is
   within 20 days after the                commenced, the uBid board of
   breaching party receives a              directors fails to recommend
   written notice of the breach;           against acceptance of the offer
                                           or takes no position with
 .  by CMGI if (1) the uBid board of        respect to the acceptance of the
   directors fails to recommend            offer; or
   approval of the merger agreement
   and the merger to uBid               .  by uBid if (1) it has received
   stockholders or withdraws or            an unsolicited acquisition
   modifies its recommendation; (2)        proposal that the uBid board of
   the uBid board of directors             directors believes in good faith
   approves or recommends to uBid          after consultation with its
   stockholders an alternative             financial advisor is a superior
   transaction, as described below;        proposal to the merger
   (3) an alternative transaction          agreement, (2) it has complied
   has announced or is otherwise           with the provisions of the
   publicly known and the uBid             merger agreement with respect to
   board of directors has either           the nonsolicitation of
   failed to recommend against             acquisition proposals, (3) its
   acceptance of it by its                 board of directors has
   stockholders within ten days of         determined in good faith after
   receiving a written request from        consultation with its outside
   CMGI to do so or it has failed          legal counsel that termination
   to reconfirm its approval of the        of the merger agreement is
   merger agreement and the merger         necessary in order for the uBid
   within ten days of receiving a          board of directors to fulfill
   written request from CMGI to do         its fiduciary duties, and (4) it
   so; or (4) a third party, other         pays to CMGI the specified
   than CMGI or an affiliate of            termination fee and expenses.
   CMGI, commences a

   An alternative transaction is defined in the merger agreement as:

 . a transaction where a party other than CMGI or its affiliates acquires more than 20% of the outstanding shares of uBid common stock pursuant to a tender offer or exchange offer or otherwise;

 . a merger or other business combination in which a party other than CMGI or its affiliates acquires more than 20% of the outstanding shares of uBid common stock or of the surviving entity;

 . any transaction in which a party other than CMGI or its affiliates acquires control of assets of uBid having a fair market value equal to more than 20% of the fair market value of all uBid assets immediately prior to such transaction; or

 . any public announcement by a party other than CMGI or its affiliates of a proposal, plan or intention to enter into such a transaction.

   If either CMGI or uBid terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate (with certain exceptions) and there will be no liability, except for any liability for willful breaches of the merger agreement or the provisions of the stock option agreement, on the part of CMGI, uBid, the transitory subsidiary or their respective officers, directors, stockholders or affiliates. In addition, certain representations and warranties, as well as the mutual confidentiality agreement dated January 14, 2000 between CMGI and uBid will survive any termination of the merger agreement.

   In addition to any termination fee described below which may be due, uBid has agreed to pay up to a maximum of $500,000 to CMGI as reimbursement for its fees and expenses paid in connection with the merger if the merger is not consummated by August 31, 2000 because:

 . CMGI terminates the merger agreement because the representations and warranties of uBid fail to be true and correct, except to the extent that such failure has not had, and is not reasonably likely to have, a material adverse effect on uBid; or

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 .  either CMGI or uBid terminates the merger agreement because the requisite vote of uBid stockholders at the special meeting to approve the merger agreement and the merger is not obtained and the merger agreement is terminated under circumstances in which the termination fee described below is not owed by uBid to CMGI.

 Expenses

   Except as set forth in the previous section, CMGI and uBid will pay their own expenses incurred in connection with the merger. However, CMGI and uBid will share equally any expenses, other than attorney's fees, incurred with respect to the printing and filing of this proxy statement/prospectus and the registration statement of which this is a part.

 Termination Fees

   uBid agrees to pay CMGI a $20 million termination fee if the merger agreement is terminated under the following circumstances:

 . by CMGI because (1) the uBid board of directors fails to recommend the merger agreement and the merger to uBid stockholders or withdraws or modifies its recommendation; (2) the uBid board of directors recommends to uBid stockholders an alternative transaction; (3) an alternative transaction is announced or otherwise publicly known and the uBid board of directors fails to recommend against acceptance of it by uBid stockholders within ten days of receiving a written request from CMGI to do so or the uBid board of directors fails to reconfirm its approval of the merger agreement and the merger within ten days of receiving a written request from CMGI to do so; or
   (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for 20% or more of the outstanding shares of uBid common stock and the uBid board of directors recommends that uBid stockholders tender their shares in the tender or exchange offer, or within ten days after the tender or exchange offer is commenced, the uBid board of directors fails to recommend against acceptance of the offer or takes no position with respect to the acceptance of the offer;
 . by CMGI because uBid breaches the provisions in the merger agreement with respect to nonsolicitation of acquisition proposals or it fails to call the special meeting and to recommend the merger agreement and the merger to uBid stockholders; or
 . by uBid if (1) it has received an unsolicited acquisition proposal that the uBid board of directors believes in good faith, after consultation with its financial advisor, is a superior proposal to the merger agreement, (2) it has complied with the provisions of the merger agreement with respect to nonsolicitation of acquisition proposals, and (3) its board of directors has determined in good faith after consultation with its outside legal counsel that termination of the merger agreement is necessary in order for the uBid board of directors to fulfill its fiduciary duties.

   In addition, uBid has agreed to pay CMGI a $10 million termination fee if the merger agreement is terminated by either CMGI or uBid because the requisite vote of uBid stockholders at the special meeting to approve the merger agreement and the merger is not obtained and, at or prior to terminating the agreement, an alternative transaction with respect to uBid was publicly announced. If such $10 million is due and uBid enters into a definitive agreement with respect to an alternative transaction, or an alternative transaction is consummated within 12 months of the termination of the merger agreement, then uBid agrees to pay CMGI an additional $10 million. An alternative transaction in the context of this paragraph is the acquisition, or the public announcement of the intent to make an acquisition, by a party other than CMGI or its affiliates, of more than 50% of the outstanding stock of either uBid or an entity surviving a combination with uBid or more than 50% of uBid's assets.

Amendment

   Generally, the board of directors of each of CMGI and uBid may amend the merger agreement at any time prior to the effective time. However, after stockholders of uBid or the transitory subsidiary approve the merger agreement and the merger, any amendment will be restricted by the Delaware corporation statute. Amendments must be in writing and signed by all parties.

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                                OTHER AGREEMENTS

Stockholder Agreement

   As an inducement to CMGI to enter into the merger agreement, some of the uBid stockholders, who beneficially owned as of February 9, 2000 an aggregate of 2,589,184 shares of uBid common stock, entered into a stockholder agreement with CMGI, dated as of February 9, 2000, which is attached as Exhibit A to Annex A of this proxy statement/prospectus, agreeing to vote their shares in favor of the merger agreement and the merger and against specified alternative transactions. The stockholders retain the right to vote their shares on all other matters.

   The stockholders also appointed CMGI, or any nominee of CMGI, as their lawful attorney and proxy with the limited right to vote each of the 2,589,184 shares of uBid common stock at every uBid stockholders meeting and every written consent in lieu of such meeting, in favor of approval of the merger and the merger agreement. The stockholder agreement terminates upon the earlier of the merger becoming effective in accordance with the terms and provisions of the merger agreement and the termination of the merger agreement.

Amendment to Tax Indemnification Agreement

   Prior to uBid's initial public offering, uBid was a wholly-owned, indirect subsidiary of Creative Computers, Inc. In June 1999, Creative Computers distributed to its stockholders all of the shares of uBid common stock owned by Creative Computers in a transaction intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Actions of uBid following the spin-off could cause the spin-off to become taxable to Creative Computers because, pursuant to Section 355(e) of the Code, there are limitations on the amount of uBid stock that can be issued, acquired, or repurchased by uBid following the spin-off.

   Prior to the distribution, uBid and Creative Computers entered into several agreements relating to the separation of the two companies, including a tax indemnification agreement. The tax indemnification agreement

 . provides that uBid will not take any action that would cause the spin-off to become taxable to Creative Computers as a result of the application of
   Section 355(e), including issuing or repurchasing any of its equity securities, and approving or permitting certain business combinations, including combinations such as the merger;

 . provides that uBid will indemnify Creative Computers for any tax liability suffered by Creative Computers arising out of actions taken by uBid following the spin-off that cause the spin-off to become taxable to Creative Computers;

 . provides for the allocation and payment of taxes for periods during which uBid and Creative Computers were included in the same consolidated group for federal income tax purposes, or the same consolidated, combined or unitary group for state tax purposes;

 . provides for the allocation of responsibility for the filing of tax returns before and after the spin-off;

 . provides for the conduct of tax audits and the handling of tax controversies; and

 .  addresses various related matters.

   In connection with the merger agreement, Creative Computers, uBid and CMGI entered into an amendment to the tax indemnification agreement which amendment becomes effective only upon the closing of the merger. The amendment

 . deletes from the tax allocation agreement all provisions that would prohibit uBid from undertaking the merger,

 . provides that neither the negotiation of the merger nor the consummation thereof constitutes a breach of uBid's obligations under the agreement,

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

 . provides that CMGI agrees to unconditionally guarantee any indemnification obligation that uBid may have under the tax indemnification agreement,

 . provides that if a party to the amendment becomes aware of any proceeding, such as a tax audit or tax controversy, that could give rise to an obligation under the tax allocation agreement, such party must give notice to all other parties to the amendment, and

 . provides that in the event of such a proceeding, both the party subject to the proceeding and any party who may have an indemnification obligation with respect to such proceeding shall jointly control the proceeding.

   While uBid does not believe that that the merger should cause the spin-off to become taxable to Creative Computers, the absence of final Treasury regulations under Section 355(e) has created some uncertainty as to the consequences of the merger under these rules. As a result, uBid requested and has received Creative Computers' consent to the merger. In addition, uBid obtained an opinion from its outside tax advisor, PricewaterhouseCoopers LLP, and CMGI obtained an opinion from its outside tax advisor, KPMG LLP, that the merger should not result in an adverse application of Section 355(e) with respect to the spin-off. Copies of the opinions have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. If the spin-off were to be taxable to Creative Computers, uBid could face an indemnification obligation to Creative Computers of approximately $100 million which CMGI has guaranteed.

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                         DESCRIPTION OF UBID'S BUSINESS

Overview

   uBid operates a leading online auction marketplace offering products to both consumers and businesses. uBid provides a unique shopping experience by offering buyers the opportunity to set their own prices on popular, brand name products at significant discounts to prices found through traditional channels. uBid's online auctions provide suppliers with an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving excess or unique products and provide consumers and businesses with a convenient method for obtaining this merchandise at substantial savings. uBid's auctions currently feature a rotating selection of brand name computers, consumer electronics, housewares, sporting goods and memorabilia, jewelry and gifts, home improvement, appliances, clothing and apparel, home and leisure, travel and events, and arts which typically sell at significant discounts to prices at traditional retailers. uBid runs auctions 24 hours a day, seven days a week, currently offering on average over 6,700 items in each of its daily auctions. From uBid's first auction in December 1997 through December 31, 1999, uBid has auctioned over 1,699,000 merchandise units, registered over 1,030,000 users and recorded more than 135 million visits to its Website.

   uBid obtains merchandise directly from over 430 manufacturers, distributors and retailers. In May 1999, uBid launched the uBid Auction Community, which provides approved suppliers access to the uBid Website to place products for direct auction to customers. uBid has recently expanded into the business-to-business market and plans to offer a variety of products for auction to business customers.

Industry Background

 Growth of the Internet and Online Commerce

   The Internet has emerged as a medium for commerce enabling millions of people to share information and conduct online business on a global basis. Consumers and businesses typically use the Web to exchange products and services that can be easily described with graphics and text such as computers, consumer electronics, books, CDs and airline tickets. The Internet provides the opportunity to develop one-to-one relationships with customers from a central location without having to build the infrastructure associated with traditional businesses. It also provides a direct channel for businesses to interactively market and sell products to other businesses.

 The Online Auction Market Opportunity

   Online auctions are uniquely suited to the Internet because they leverage the information collection abilities and interactive nature of the Internet. Online auctions allow merchants to minimize their risk of price erosion on unsold products. These products may include excess and unique items, which can be new or refurbished. Suppliers traditionally have sold excess goods through various liquidation channels such as factory outlets, catalogs, resellers and mass merchants. These channels are highly inefficient for buyers and sellers for the following reasons:

                                          .  sellers are unable to gather,
 .  the channels are fragmented and           interpret and use information
   multi-layered;                            effectively to minimize inventory
                                             and maximize margins;
 .  buyers and sellers lack a
   reliable and interactive               .  buyers have limited access to a
   mechanism for setting prices that         variety and breadth of goods; and
   reflect the product's true market
   value;                                 .  transactions must be completed
                                             during pre-set hours.
 .  sellers may incur a high cost of
   developing and maintaining the
   physical infrastructure that must
   be reflected in the price of
   products and services;

 .  sellers are otherwise unable to
   cost effectively reach a broad
   consumer audience;

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   Online auctions leverage the Internet infrastructure to solve many of these inefficiencies by empowering buyers and suppliers. Suppliers can now maximize revenue on merchandise through an alternative channel, while preserving their primary distribution channel. Suppliers can test price points and demand on new or limited supply items. Buyers can set their own price through dynamic pricing and their specific requirements. In addition, the auction site can collect valuable marketing and pricing information about the bidders and sellers. As a result, a significant opportunity exists for a centralized online marketplace that combines the unique attributes of the Internet with the economic advantages of an auction format.

The uBid Solution

   uBid's online auctions provide suppliers with an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving excess merchandise and providing consumers and businesses with a convenient method for obtaining these products at substantial savings.

   uBid's online auctions offer:

  . Compelling Value Proposition for Customers. Customers traditionally have made purchase decisions based on static pricing models that assume the value of a single product is the same for each customer. uBid provides a unique buying experience, offering consumers and businesses the opportunity to set their own prices on popular, brand name products at significant discounts to prices found through traditional channels. uBid believes that the compelling value proposition of this approach can be extended to virtually all product categories.

  . Broad Product Offering. Customers are attracted to uBid's auctions by uBid's broad selection of over 6,700 total items available in each daily auction. uBid has leveraged its auction experience, traffic information, merchandising relationships and direct customer interface capabilities to expand uBid's product offering to include housewares, sporting goods and memorabilia, jewelry, apparel, appliances, art, travel and events, home improvement products and office lease equipment.

  . Highly Efficient Channel for Suppliers. uBid's online auctions provide suppliers with an attractive distribution channel for their products. Suppliers are attracted to uBid because of the large number of potential buyers. The frequency of uBid's auctions and uBid's ability to continuously add new items allow suppliers to dispose of inventory quickly to minimize the risk of price erosion. In addition, uBid's auctions provide suppliers the opportunity to optimize sales value while at the same time liquidating excess merchandise directly to a nationwide audience, without conflicting with their primary distribution channels.

  . Extensive Merchandising Experience. uBid has developed a comprehensive auction management process that allows uBid to capture detailed information concerning where, when, how and to whom products are sold, and helps uBid to predict customer preferences. uBid's auction merchandising model allows uBid to maximize revenues on auctioned products by using statistical software models. These models allow uBid to project the price at which each product will ultimately be sold to consumers based on current traffic and demand, and to determine the price at which to purchase products from over 430 suppliers, the product mix, and the number of products uBid should auction on a given day.

Business Strategy

   uBid's objective is to become the online auction marketplace of choice for suppliers and consumers. The key elements of uBid's strategy are:

  . Increase Traffic to the uBid Site. uBid believes that a key component to its success is increasing traffic to its Website. uBid will focus on the following objectives to implement this strategy:

       Strengthen the uBid Brand. uBid intends to strengthen its brand through off-line advertising campaigns which may include traditional media forms such as print, radio and television. uBid also

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     plans to increase points of access by forming relationships with, and advertising on, leading Websites, such as uBid's existing arrangements with AOL, MSN, PCWorld Online, LookSmart and Prodigy. Premier positioning on these sites drives traffic and gives uBid credibility to users and suppliers who are unfamiliar with uBid's business.

       Increase Repeat Visits. uBid believes that its auction format, regular rotation of merchandise and user-friendly Website encourage bidders to return on a frequent basis. Repeat orders accounted for approximately 79% of total customer orders for the three months ended December 31, 1999. uBid has instituted a variety of customer loyalty programs designed to increase customer retention. In addition, uBid believes that its Website features, which allow customers to track their complete bidding history and quickly update customer information, increase user loyalty.

       Introduce Co-Branded Auction Sites. uBid has begun to construct auction sites in cooperation with third parties and will provide them with uBid's auction capabilities. These sites will be co-branded under the uBid name and the name of the third party.

       Provide Internet Portal Auction Capabilities. uBid believes opportunities exist to partner with various Internet portals to provide auction capabilities for both the business and consumer markets. uBid intends to seek arrangements in which uBid would provide the auction software and operate the auctions for the portal. In exchange, the portal could provide traffic to the main uBid site or pay other compensation.

  . Expand Markets. uBid believes that significant opportunities exist to leverage its auction technology, marketing and expertise into new markets.

       Business-to-Business. Business-to-business markets to date have seen very little penetration by electronic commerce, and the current distribution in many of these markets is concentrated in various extremely inefficient broker-dealer networks. uBid believes opportunities exist in various business-to-business equipment and commodity product categories.

       uBid Auction Community. In May 1999, uBid launched the uBid Auction Community to allow suppliers to further benefit from the uBid infrastructure. The Auction Community allows approved suppliers to place products directly on the uBid Website for auction. It also provides suppliers access to the site directly, allowing them to benefit from uBid's marketing resources, call center operations, credit card processing and auction software. Upon sale, uBid processes the credit card transaction and receives a commission from the sale, and the supplier ships the products directly to the customer. In December 1999, the Auction Community had over 900 approved suppliers, with an average of over 10,000 units being offered at auction each week. uBid believes that the Auction Community will increase the number of products offered on its Website and will expand the number of suppliers offering products for auction.

       International Opportunities. uBid intends to expand the uBid model into international markets. Prior to uBid's June 1999 spin-off, uBid was contractually restricted from selling its products overseas. Since then, uBid has entered into an agreement with LibertyOne, an Australian media company, to provide LibertyOne access to uBid's auction technology and brand in exchange for a licensing fee and payments for future royalties from its auction sales in certain East Asian countries, certain Southeast Asian countries, as well as Australia and New Zealand. uBid plans to enter other markets, such as Europe, either directly or through alliances.

  . Broaden Category Offerings. uBid is continuing to expand its lines of merchandise to add categories that are well suited for the online auction format. While uBid's initial focus was primarily on computer products and consumer electronics, uBid has broadened its product categories to include apparel, appliances, art, travel and events, home improvement products and office lease equipment. In addition, uBid has expanded its computer products category to include downloadable software through its agreement with Digital River.

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  .  Increase Revenue Sharing and Commission Based Arrangements with
     Suppliers. uBid believes revenue sharing arrangements increase margin opportunity for suppliers and ensures uBid's gross margin percentage. uBid has entered into a number of revenue sharing arrangements to split the sales proceeds with suppliers on an agreed-upon percentage basis in which title to the merchandise passes to uBid only after the sale. In the fourth quarter of 1999, uBid generated approximately 12% of its revenue from revenue sharing agreements and expects to increase this percentage over time. In addition, uBid plans on expanding into product categories and markets in which uBid will act as an auction agent and record only a commission on the product sold.

The uBid Auction

   uBid has designed its attractive, fast, and easy-to-use Website to provide a compelling shopping experience for the user through an interactive auction format. Customers enter the auction at the uBid home page, or through a link to the home page, which displays a list of product categories and sub-categories and showcases the auction's featured items. Within a specific sub-category, uBid auctions a number of identical items at the same time. The minimum opening bid for each item starts as low as $7. The product page for each item features a concise product description, full-color image and detailed technical specifications. In addition, a table lists the quantity available, the bid range, the minimum incremental bid, the current winning bidders, the amount of their bids and the time of auction close.

   To participate in the auction, a first-time bidder must complete the simple electronic registration form found on uBid's Website. The bidder is then given an identification number and chooses a password. Once registered, the customer can bid and buy at will in the same or future auctions. After a customer bids on a product, the corresponding bidder list is updated to reflect the bid and the customer's new position in the list of bidders. At the customers' option, they may elect to receive an e-mail when outbid or use agent bidding to automatically increase the bid up to a predetermined maximum dollar amount. These functions increase the likelihood that the user will place an additional bid.

   When the auction closes, the highest bidders win at their actual bid prices. Each winning bidder might pay a price that is different from the prices paid by other winning bidders. When bidders' prices are equal, bids for larger quantities and with earlier initial bid times prevail. Using its proprietary software, uBid automatically determines the winning bidders and sends an e-mail message to confirm their purchases the same day. After being screened by uBid's anti-fraud software, the customer's credit card is charged and the merchandise is shipped.

Products and Merchandising

   uBid currently offers on average over 6,700 total items in each of its daily auctions. For the quarter ended December 31, 1999, uBid's product mix based on revenues consisted of approximately 58% new merchandise and 42% refurbished products. This mix can fluctuate from quarter to quarter depending on the type of products available for purchase at acceptable prices. Regardless of the source of the merchandise, most merchandise uBid sells is covered by manufacturer or refurbished warranties. For most products, the customer may purchase an extended warranty provided by a third party, Independent Dealer Services, a division of Aon, Inc. in those states where third-party warranties are permitted by law. uBid believes that this extended warranty, combined with uBid's emphasis on customer service, is an advantage over its competitors, which generally rely solely on the warranties provided by the supplier.

   uBid currently offers merchandise in the following categories:

    Computer Products: Desktops, portable computers, computer accessories, disk drives, modems, monitors/video equipment, components, printers, scanners, digital cameras, software and home office products.

    Consumer Electronics: Home theater equipment, home audio equipment, speakers, televisions, camcorders, VCRs, DVD players, portable audio players, security systems, cellular phones and automobile audio equipment.

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    Sporting Goods and Memorabilia: Sports memorabilia, golf and tennis, health and fitness, outdoor sports, bicycles, water sports and team sports equipment.

    Jewelry and Gifts: Fine jewelry, including rings, earrings, watches, bracelets and loose stones.

    Home Improvement: Power tools, lawn and garden, outdoor and patio, electrical, and plumbing products.

    Appliances: Kitchen and cleaning appliances.

    Clothing and Apparel: Menswear, Womenswear and Kidswear.

    Home & Leisure: Cleaning products, furniture, home comfort products, kitchen products, music, and personal care products.

    Travel and Events: Business and corporate travel, cruises, events lodging, transportation, luggage, and travel accessories.

    Art: Prints, antiques, artifacts, and other art media.

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Supplier Relationships

   uBid obtains merchandise from over 430 manufacturers, distributors and retailers. uBid believes that it has substantial access to additional sources of merchandise and is in a position to leverage its existing relationships and add new suppliers to increase the breadth and number of products it offers. Since merchandise availability can be unpredictable, a strong base of supplier relationships is important to uBid's success. As a result, uBid's buying staff maintains ongoing contact with suppliers to learn when new merchandise becomes available.

   uBid assumes the full inventory and price risk on most of its products. uBid believes its ability to sell its inventory quickly through auctions justifies the cost of and risk involved in carrying inventory. uBid has developed a sophisticated auction management process to project the price at which each product will ultimately be sold to consumers based on current traffic and demand, and to determine at which price to purchase products from suppliers. If left with excess inventory, uBid places this inventory up for auction immediately through its auction site. To date, uBid's exposure to excess inventory has not been material.

   uBid also has entered into revenue sharing arrangements with several suppliers to split the sales proceeds on an agreed-upon percentage basis. uBid believes these revenue sharing arrangements are attractive to suppliers because they allow the supplier to potentially realize more revenue than in the case where uBid purchases the merchandise for a fixed price. uBid's avoidance of any inventory carrying risk, the greater margin upside for the suppliers and ensured gross margin percentage for us make revenue sharing agreements attractive to both uBid and its suppliers. These agreements represented approximately 12% of uBid's revenue for the quarter ended December 31, 1999. As uBid enters into more of these arrangements, uBid believes that the percentage of its revenues represented by revenue sharing arrangements will continue to increase over the next 12 months.

Sales and Marketing

   To achieve uBid's objective of becoming the Internet auction site of choice for suppliers and consumers, uBid has developed a marketing strategy to strengthen its brand name and increase customer traffic to its Website. This marketing strategy consists of establishing relationships with leading online companies, as well as employing a mix of media and promotional activities to achieve these goals.

   Relationships with Leading Online Companies. uBid has established relationships with a number of Internet service and content providers to increase its access to online customers and to build brand recognition. uBid intends to complement uBid's existing relationships and establish a leading brand name by pursuing additional agreements.

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   Internet Advertising. uBid has taken a disciplined and selective approach in its advertising strategy that primarily considers the costs of customer acquisition. uBid attempts to maximize its return from promotional expenditures by selecting advertising media based on the cost relative to the likely audience and ability to generate increased traffic for its Website. uBid places advertising on various high-profile and high-traffic conduit Websites including AOL, Excite, ESPN, PCWorld, Hotmail and Broadcast.com, as well as Websites that are targeted at a more focused audience. These advertisements usually take the form of banner ads that encourage readers to click through directly to uBid's Website.

   Customer Electronic Mail Messaging. uBid actively markets to its own base of customers through a variety of marketing techniques, including email messaging. All bidders in uBid's auctions are automatically added to uBid's electronic mailing list, which numbered over 1,030,000 registrants through December 31, 1999. uBid currently sends over 5 million e-mail messages each month announcing new items available at each auction, special products available, site changes and new features. uBid has a strict policy of sending only solicited e-mail, and a customer can remove his or her name from its mailing list at any time.

Order Fulfillment

   uBid obtains products from its supplier network shortly before the products are put into auction. Although most products are held in inventory at uBid's distribution facility, certain suppliers drop-ship products directly to customers. However, drop-ship suppliers are generally required to use uBid labeling and packaging standards and transmit shipment information to uBid to provide a uniform customer experience.

   The product fulfillment process, from receipt of products through shipment, is largely automated, enabling uBid to capture real-time data on inventory receiving, shipping and stock levels. Over 90% of the products shipped from uBid's warehouse are shipped the next business day after an auction closes, and uBid's tight shipping controls have historically kept shipping errors at negligible levels. uBid believes that the speed and accuracy of its order fulfillment process reinforces and enhances the customers' total purchase experience.

Customer Support and Service

   uBid believes that its ability to establish and maintain long-term relationships with customers and encourage repeat visits and purchases is dependent, in part, on the strength of uBid's customer support and service operations and staff. uBid has established multiple channels for communicating with its customers before and after the sale, including phone, e-mail and online support. uBid currently employs a staff of customer support and service personnel who are responsible for handling customer inquiries, tracking shipments and investigating problems with merchandise. Although uBid sells merchandise on an "as is" basis, most products are covered by manufacturers' warranties or third party warranties purchased by the customer. Although uBid may not be obligated to do so, uBid may in specific instances accept merchandise returns if a product is defective or does not conform to the specifications of the item sold at auction, and uBid works with its customers to resolve complaints about merchandise. In addition, uBid has automated some of its customer service functions, including providing users of the Website with online access to information such as product shipping status. uBid is committed to continue enhancing its customer support and service operations through a variety of measures including improved customer reporting systems.

Technology

   uBid has implemented a broad array of customer support, transaction-processing and fulfillment systems using a combination of both proprietary and commercially available, licensed technologies. These systems are

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designed to make both the customer experience and the transaction reporting and tracking process as seamless and simple as possible. uBid's hardware and software systems are designed to integrate seamlessly and manage real-time transactions with limited human intervention. uBid's current strategy is to license commercially available technology wherever possible rather than seek internally-developed solutions and to focus uBid's internal software development efforts on creating and enhancing the specialized, proprietary software that is unique to its business.

   Auction Processing and Auction Management Applications. uBid uses a set of automated software applications for receiving and validating bids, registering bidders, placing customers on uBid's mailing list, listing currently active and recent winning and losing bids and reviewing and submitting customer service requests. uBid's internally developed proprietary auction management software continually tracks every bid posted on all auctions and utilizes regression analysis to assist in determining the number of products to auction at any given time. uBid believes that this system enables it to maximize margins in each product category.

   Order Processing Applications. uBid uses a set of applications for processing successful bids as they are converted into customer orders. These applications charge customer credit cards, print order information, transmit order information electronically to uBid's contract warehouse and suppliers, and deposit transaction information into uBid's accounting system. All credit card numbers and financial and credit information are secured using the Internet security protocol Secure Socket Layer, Version 3, an encryption standard, and credit card numbers are maintained behind appropriate fire walls.

   Marketing Applications. uBid has developed a set of applications for sending automated e-mail messaging to customers on a frequent basis. This software extracts e-mail addresses from uBid's mailing list, sends e-mails to the designated recipients and automatically services requests from customers to remove them from the mailing list.

Systems Operations

   The continued uninterrupted operation of uBid's Website is critical to its business, and uBid strives to maximize uptime of its Website. uBid uses the services of Exodus and other Internet service providers to provide connectivity to the Internet with redundant carriers. Qwest Communications provides frame relay services for uBid's back office operations. uBid believes that these telecommunication and Internet service facilities are essential to uBid's operations. Most of uBid's back office operations are provided through uBid's Internet/Telecommunications Agreement with Creative.

   To date, uBid has had various interruptions to its service as a result of loss of power and telecommunications connections. uBid's insurance coverage may not be adequate to compensate for all losses that may occur as a result of any future service interruptions. Although uBid has implemented network security measures and firewall security, its servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to overload uBid's systems and similar disruptive problems. Any of these things could lead to interruptions, delays, loss of data or cessation in service to uBid's users.

   uBid's hardware and software systems run in parallel on multiple servers, which allows the system to balance the workload among the servers. The system also includes redundant hardware on mission critical components, which uBid believes would enable it to survive a potential failure of any single server with minimal downtime. In addition, capacity can be quickly and easily expanded by adding additional servers without incurring significant development costs. In particular, uBid strives to maintain access to its Website and speed of use during the most heavily trafficked times of day, which are the evening hours around the time scheduled for auction close. In order to do this, uBid anticipates expanding its system as usage increases to avoid any decrease in system response time. In August 1999, uBid completed the transition to locate its primary Website servers at Exodus Communications in the Chicago area and plans to develop a fully redundant back-up site by the end of the second quarter of 2000. Most of uBid's back office operations are provided through agreements with Creative. Although uBid anticipates continuing to use its current back office

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administrative systems in Torrance for the near term, uBid intends to purchase and intends to implement its own hardware and software systems, by the end of the second quarter of 2000, at an estimated cost of approximately $1.0 million. In addition, uBid plans to install new database management software, purchase new enterprise software and upgrade its existing systems over the next 12 months at a total estimated cost of approximately $3.3 million. uBid expects to fund the purchase of this equipment with working capital.

   The transition to, or upgrading of, uBid's hardware and software systems and the relocation of its servers could result in delays, failures or execution difficulties that could impair uBid's ability to receive and process orders and ship products in a timely manner. Any disruption or interruption of uBid's business or operations caused by such delays or failures could have a material adverse effect on its business.

Competition

   The electronic commerce market is rapidly evolving and intensely competitive, and uBid expects competition to intensify in the future. uBid competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

 .  various Internet auction houses        .  personal computer manufacturers
   such as Amazon.com Auctions,              that have their own direct
   eBay, ONSALE, Yahoo! Auctions,            distribution channels for their
   First Auction, Surplus Auction,           excess inventory or refurbished
   Bid.com, Mercata, TradeOut.com,           products; and
   WebAuction and Insight Auction;

                                          .  companies with substantial
                                             customer bases in the computer
                                             and peripherals catalog business,
                                             including CDW Computer Centers,
                                             PC Connection and Creative
                                             Computers, some of which already
                                             sell online or may devote more
                                             resources to Internet commerce in
                                             the future.

 .  a number of indirect competitors
   that specialize in electronic
   commerce or derive a substantial
   portion of their revenue from
   electronic commerce, including
   Internet Shopping Network, AOL,
   Cendant, BUY.COM and
   Shopping.com;

 .  a variety of other companies that
   offer merchandise similar to
   uBid's through physical auctions,
   with which uBid competes for
   sources of supply;


   uBid believes that the principal competitive factors affecting its market are a company's ability to:

 .  attract customers at favorable         .  provide effective customer
   customer acquisition costs;               service; and


 .  operate a Website in an                .  obtain merchandise at
   uninterrupted manner and with             satisfactory prices.
   acceptable speed;


   uBid cannot assure you that it can maintain its competitive position against its current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than uBid has.

   Some of uBid's current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or semi-exclusive sources of merchandise. In addition, there has been consolidation in uBid's industry, which may continue in the future. Accordingly, it is possible that new competitors or alliances among competitors and suppliers may emerge and rapidly acquire market share. In addition, manufacturers may elect to liquidate their products directly. Increased competition is likely to reduce uBid's operating margins, cause uBid to lose market share or diminish uBid's brand. If any of these things occur, uBid's business would be significantly harmed.

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   Many of uBid's current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than uBid does. As a result, these competitors may be able to secure merchandise from suppliers on more favorable terms than uBid can. They may be able to respond more quickly to changes in customer preferences or devote greater resources to developing and promoting their merchandise.

Intellectual Property and Other Proprietary Rights

   uBid's performance and ability to compete are dependent to a significant degree on its proprietary technology. uBid relies on a combination of trademark, copyright and trade secret laws, confidentiality agreements and non-compete agreements executed by each manager and technical measures to establish and protect uBid's proprietary rights. The uBid service mark is registered in the United States. uBid cannot assure you that it will be able to secure significant protection for its service marks or trademarks. It is possible that uBid's competitors or others will adopt product or service names similar to uBid or other service marks or trademarks similar to uBid, thereby impeding uBid's ability to build brand identity and possibly leading to customer confusion. uBid's inability to protect the name "uBid" adequately could have a material adverse effect on uBid's business, results of operations and financial condition.

   uBid's proprietary software is protected by copyright laws. The source code for uBid's proprietary software also is protected under applicable trade secret laws.

   As part of its confidentiality procedures, uBid generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. uBid cannot assure you that the steps it has taken will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions uBid has taken, it may be possible for a third party to copy or otherwise obtain and use uBid's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of uBid's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford uBid little or no effective protection of its intellectual property.

   uBid may in the future receive notices from third parties claiming infringement by uBid's software or other aspects of uBid's business. While uBid is not currently subject to any such claim that would have a material effect on uBid's business or financial condition, any future claim, with or without merit, could result in significant litigation costs and diversion of resources including the attention of uBid's management, and require uBid to enter into royalty and licensing agreements, which could have a material adverse effect on its business, results of operations and financial condition. Royalty and licensing agreements, if required, may not be available on terms acceptable to uBid, or at all. In the future, uBid may also need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on uBid's business, results of operations and financial condition.

   uBid also relies on a variety of technologies that it licenses from third parties, including database and Internet server software, which is used on its Website to perform key functions. uBid cannot be certain that these third-party technology licenses will continue to be available on commercially reasonable terms. uBid's inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing uBid's proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any delays would materially adversely affect uBid's business, results of operations and financial condition.

Employees

   As of December 31, 1999 uBid had 281 employees and 61 full-time equivalent contract personnel. None of uBid's employees is represented by a labor union, and uBid considers its employee relations to be good.

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Competition for qualified personnel in uBid's industry is intense, particularly for software development and other technical staff. uBid believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

Facilities

   uBid's principal administrative, engineering, merchandising and marketing facilities total approximately 25,000 square feet and are located in Chicago, Illinois under a lease that expires in 2002. In January 2000, uBid entered into an additional lease under the same terms at its principal facility in Chicago for an additional 10,000 square feet. Until July 1998, uBid was dependent on Creative for warehousing and distribution services. In July 1998, uBid became responsible for its own warehousing and distribution and entered into a sublease for 100,000 square feet of Creative's 325,000 square foot distribution center in Memphis, Tennessee. In October 1999, uBid entered into a sublease which provides for the continued use of Creative's inventory control and shipping systems during the term of the sublease. The sublease is at a monthly rate equal to Creative's obligation to the landlord, plus taxes and utilities, and will expire in 2002. In December 1999, uBid subleased an additional 70,000 square feet at Creative's distribution center in Memphis that expires in 2002. In February 2000, uBid entered into a lease for a 20,000 square feet Customer Care Center located in Danville, IL that expires in 2003. uBid believes that it has adequate space for its current needs. As it expands, uBid will have to find suitable additional space, and uBid cannot be certain that suitable space will be available on commercially reasonable terms. uBid is considering outsourcing some of its warehouse and fulfillment responsibilities.

Legal Proceedings

   From time to time uBid may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against or involve uBid that, in the opinion of uBid's management, could reasonably be expected to have a material adverse effect on uBid's business and financial condition.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows contains forward-looking statements which involve risks and uncertainties. As a result of certain factors, uBid's actual results could differ materially from those anticipated in these forward-looking statements. The following discussion should be read in conjunction with the financial statements and notes thereto included in this proxy/prospectus. The historical information included in this proxy/prospectus does not necessarily reflect what uBid's financial condition and results of operations would have been had uBid been operated as an independent entity during the periods presented and may not be indicative of future performance. Dollar amounts are in thousands, except per share data.

Overview

   uBid operates a leading online auction marketplace offering products to consumers and businesses. uBid's auctions currently feature a rotating selection of brand name products that typically sell at significant discounts to prices at traditional retailers. uBid currently runs auctions seven days a week, offering on average over 6,700 items in each of its daily auctions. From uBid's first auction in December 1997 through December 31, 1999, uBid auctioned over 1.6 million merchandise units, registered over 1,030,000 users and recorded more than 135.3 million visits to its website. uBid's net loss of $36.0 million from its inception to December 31, 1999 was principally due to investments in infrastructure, sales and marketing expenditures to support future growth, and stock option compensation expense. uBid expects to continue to experience losses for the foreseeable future as it continues to make significant investments in building its customer base and operating infrastructure including increased expenditures for sales and marketing.

   uBid obtains merchandise directly from over 430 manufacturers, distributors and retailers. In May 1999, uBid launched the uBid Auction Community, which provides approved suppliers access to the uBid website to place products for direct auction to customers.

   In June 1999, uBid entered into an agreement, amended February 9, 2000, with LibertyOne, an Australian media company, to provide LibertyOne access to uBid's auction technology and brand name in exchange for a licensing fee, payments for professional services and future royalties from its auction sales in certain East Asian countries, certain Southeast Asian countries, Australia and New Zealand. In September 1999, uBid completed its obligations to transfer its auction technology software and in November 1999, uBid announced the launch of uBid.com.au, its affiliated website in Australia.

   uBid either purchases merchandise outright or acquires the right to sell the merchandise under consignment-type relationships with suppliers on a revenue sharing basis. When uBid purchases merchandise outright, uBid bears both inventory and price risk. Under revenue sharing arrangements, uBid purchases the inventory upon completion of the auction, takes title to the merchandise, invoices the customer and bears the credit and return risks. Under both types of transactions, whether purchased inventory or revenue sharing, uBid recognizes the full sales amount as revenue after it verifies the credit card transaction authorization and ships the merchandise. When the credit card authorization has been received but the merchandise has not been shipped, uBid defers revenue recognition until the merchandise is shipped. uBid offers credit to some of its business customers that have been pre-qualified as having appropriate credit ratings, and accordingly, uBid will have to manage the associated risks of accounts receivable expansion and collection.

   Through December 31, 1999, uBid has incurred expenses related to establishing itself as an independent company of approximately $400,000 and uBid has spent a total of approximately $1.8 million in capital expenditures to fully establish itself as an independent company. These expenditures include warehouse and distribution equipment, hardware and software for computer systems and furniture and fixtures. uBid expects to fund its purchase of capital equipment with working capital. As of the spin-off date, uBid terminated a services

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agreement with Creative, pursuant to which Creative provided uBid with various administrative services. Since that time, uBid has engaged third parties to perform some of these services and has internally performed other services.

   Due to uBid's historical dependence on Creative for funding and certain services, uBid's ability to grow prior to its initial public offering was constrained by the allocation of resources made by Creative. uBid's growth had also been constrained by its inability to sell and ship products internationally due to contractual restraints on Creative and because uBid had been precluded from selling certain lines of merchandise as a result of agreements to which Creative is subject. Following uBid's spinoff from Creative, uBid was no longer subject to these restrictions.

   uBid has an extremely limited operating history upon which to base an evaluation of its business and prospects. uBid's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Although uBid has experienced significant growth in revenue since commencing operations, there can be no assurance that uBid's revenue will continue at its current level or rate of growth. uBid's revenue depends substantially upon the level of auction activity on its website. In addition, uBid has relatively low gross margins and plans to increase its operating expenses significantly by increasing the size of its staff, expanding its marketing efforts, purchasing larger volumes of merchandise to be sold at auction and building a larger infrastructure to support planned growth. Increases in operating expenses preceding or not subsequently followed by increased revenue, could have a material adverse effect on uBid's business, results of operations and financial condition.

   Beginning in October 1997, uBid granted stock options to attract and retain key employees. These options were exercisable only in the event of a successful initial public offering or sale of uBid. The completion of uBid's initial public offering on December 4, 1998 caused a new measurement date to occur, requiring uBid to compute compensation expense based upon the difference between the exercise price of the options and the IPO price. uBid recorded a non-cash compensation expense charge of $13.3 million in connection with stock options granted prior to the IPO at prices less than the initial public offering price of its common stock. The compensation charge will be recognized over the five-year vesting period of such options. Accordingly, uBid recorded a compensation expense of $5.3 million in the fourth quarter of 1998 and $3.5 million for the year ended December 31, 1999.

Results of Operations

 Years Ended December 31, 1998 and 1999

   Net Revenues. Net revenues are comprised of gross merchandise sales plus shipping revenue net of returns. uBid held its first auction the last week of December 1997. For the year ended December 31, 1999, net revenues increased to $204.9 million, an increase of 324.9%, from $48.2 million for the year ended December 31, 1998. Growth in net revenues resulted from significant growth in uBid's customer base, an expanded selection of merchandise offered and an increase in the number of auctions per week. uBid intends to increase traffic to its website, further allowing uBid to broaden its customer base, increase the number of auctions per week and expand the selection and number of items offered.

   Gross Profits. Gross profits are comprised of net revenues minus the cost of merchandise, shipping and shipping-related expenses, net of returns. Gross profits are affected by uBid's ability to cost-effectively source merchandise and attract sufficient traffic to its website to achieve a favorable balance between the number of bidders and the amount of merchandise auctioned. In addition, uBid's gross profits could be affected by its capability to continue to expand into software licensing arrangements and similar commission and fee based arrangements. Gross profits for the year ended December 31, 1999 increased to $19.1 million from $4.0 million for the year ended December 31, 1998. As a percent of net revenues, gross profit for the year ended December 31, 1999 was 9.3%, an increase from 8.2% for the year ended December 31, 1998. The increase in gross profit percentage was due to the recognition of software licensing and advertising revenues.


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   Operating Expenses. Operating expenses have increased significantly since
uBid's inception. This trend is expected to continue as uBid expands its operations to increase its customer base, enhance its brand name and increase its market share, all of which will require significant increases in marketing and advertising, additional personnel, enhancements to uBid's website and further development of its infrastructure. Creative had provided uBid with administrative services (accounting, human resources, legal) (through June
1999), warehousing and distribution services (through June 1998), and Internet/telecom and joint marketing services (through September 1999). The costs of these services as a percent of total operating expenses have declined each year since uBid's inception. uBid expects that these costs will continue to decline as a percent of total operating expenses and in absolute dollars in the future. Since the spin-off, uBid has had to perform certain administrative and transactional services or engage third parties to perform those services. uBid does not expect that the costs associated with the transition to internal and third party administration and transaction processing will be material.

   Sales and Marketing. Sales and marketing expenses consist primarily of advertising and promotional expenditures, as well as payroll and related expenses for sales and marketing personnel. For the year ended December 31, 1999, sales and marketing expenses increased to $22.2 million from $2.8 million for the year ended December 31, 1998. Sales and marketing expenses as a percent of net revenues were 10.8% for the year ended December 31, 1999, an increase from 5.9% for the year ended December 31, 1998. These expenses have increased due to increasing advertising expenditures and personnel additions. uBid expects sales and marketing expenses to increase significantly in absolute dollars in order to increase its customer base.

   uBid has established marketing relationships with a number of online companies including AOL, MSN/LinkExchange, MSN/Hotmail, PCWorld Online, LookSmart, Prodigy and Road Runner to increase uBid's access to online customers and build brand recognition. Under these arrangements, uBid receives portal positioning, anchor tenancy, promotional placements, sponsorships and/or banner advertisements for a monthly fee. Generally, these agreements have terms up to three years, do not provide for a guaranteed renewal and may be terminated by uBid without cause. uBid's payments to these online companies for the year ended December 31, 1999 were approximately $4.1 million and its payments in 2000 under these agreements will be approximately $5.1 million, which does not include certain additional fees such as payments for producing a certain level of new registrations. uBid expects to enter into additional marketing relationships with other online companies to increase its customer base.

   Technology and Development. Technology and development expenses consist primarily of payroll and related expenses for systems personnel who develop uBid's website and related systems, charges relating to hosting of its website and Internet/telecom operations, and amortization of capitalized software development costs. For the year ended December 31, 1999, technology and development expenses increased to $4.1 million from $1.0 million for the year ended December 31, 1998. Technology and development costs as a percent of net revenues were 2.0% for the year ended December 31, 1999, a slight decrease from 2.1% for the year ended December 31, 1998. uBid expects technology and development expenses to increase in absolute dollars in the future as uBid expands its operations.

   General and Administrative. General and administrative expenses consist primarily of payroll and related expenses, warehousing and distribution, credit card processing, accounting and administration, customer service, merchandising, and executive and other general corporate expenses. Until the spin-off date, Creative provided certain general and administrative services for credit card processing, accounting and benefits administration. For the year ended December 31, 1999, general and administrative expenses increased to $16.1 million from $4.9 million for the year ended December 31, 1998. General and administrative expenses have increased primarily due to costs to support increased sales such as credit card processing and distribution expenses and the hiring of additional personnel. General and administrative expenses as a percent of net revenues were 7.8% for the year ended December 31, 1999, a decrease from 10.1% for the year ended December 31, 1998. uBid expects general and administrative expenses to increase in absolute dollars in the future as uBid expand its operations.

   Stock Option Compensation Expense. Prior to uBid's initial public offering, uBid had granted 1,038,278 options to purchase common stock at prices less than the $15.00 per share initial public offering price. These options were exercisable only in the event of a successful initial public offering or sale of uBid. The completion of uBid's initial public offering on December 4, 1998 caused a new measurement date to occur, requiring uBid to compute compensation expense based upon the difference between the exercise price of the options and the IPO price. Based upon the difference between the IPO price of $15.00 per share and the exercise prices of the 1,038,278 options outstanding at December 4, 1998, the total stock option compensation charge was $13.3 million, which will be amortized over the vesting periods of the outstanding options. uBid recognized approximately $3.5 million of this charge in the year ended December 31, 1999 and $5.3 million of this charge in the year ended December 31, 1998.

   Income Taxes. uBid has had a net loss since its inception in 1997 and expect to incur losses for the foreseeable future. No benefit for income taxes was provided in 1997, 1998 or 1999 due to the uncertainty of realization of these benefits in future years.

   Net Loss. Based on the foregoing information, uBid had a net loss of $25.5 million for the year ended December 31, 1999, compared to $10.2 million for the year ended December 31, 1998. The loss in the year ended December 31, 1999 was due in part to sales and marketing expenditures, investments in infrastructure as uBid continued to expand its sales operations, and a non-cash charge for amortization of stock compensation expense related to pre-IPO stock options. uBid expects to continue to experience losses for the foreseeable future as uBid continues to make significant investments in building its customer base and operating infrastructure.

Period from April 1, 1997 (inception) to December 31, 1997 and Year Ended December 31, 1998

   Net Revenues. uBid held its first auction the last week of December 1997. For the year ended December 31, 1998, net revenues were $48.2 million. Growth in net revenues was due to significant growth in its customer base, an expanded selection of merchandise offered and an increase in the number of auctions per week.

   Gross Profits. Gross profits for the year ended December 31, 1998 were $4.0 million. As a percent of net revenues, uBid's gross margin was 8.2% for the year ended December 31, 1998. Gross margin is affected by uBid's ability to cost-effectively source merchandise and attract sufficient traffic to its Website to achieve a favorable balance between the number of bidders and the amount of merchandise auctioned. Merchandise acquired from Creative represented over 90% of the merchandise sold in the first two months of operations, decreasing to approximately 30% in March and April 1998, and represented less than 10% for 1998.

   Operating Expenses. uBid's operating expenses have increased significantly since its inception. This trend is expected to continue as uBid continues to expand its operations to increase its customer base, enhance its brand name and increase its market share, all of which will require significant increases in marketing and advertising, additional personnel, enhancements to uBid's Website and further development of its infrastructure. Creative provided administrative (accounting, human resources, legal) (through June 7, 1999), warehousing and distribution (through June 1998), and Internet/telecom and joint marketing services to uBid. The cost of these services represented 72% and 21% of uBid's total operating expenses from its inception to December 31, 1997 and for the year ended December 31, 1998, respectively.

   Sales and Marketing. Sales and marketing expenses were approximately $10,000 and $2.8 million from uBid's inception to December 31, 1997 and for the year ended December 31, 1998, respectively. Sales and marketing expenses as a percent of net revenues were 5.9% for the year ended December 31, 1998. These expenses have increased significantly each month of operations due to increasing advertising expenditures and personnel additions.

   Technology and Development. Technology and development expenses were approximately $66,000 and $1.0 million from uBid's inception to December 31, 1997 and for the year ended December 31, 1998, respectively. Technology and development costs as a percent of net revenues were 2.1% for the year ended December 31, 1998. In addition to the expenses in 1997, uBid capitalized approximately $267,000 relating to the development of the core software for uBid's Website. These costs are being amortized over three years. The increase in technology and development expenses during 1998 was primarily attributable to increased staffing and associated costs relating to enhancing the features and functionality of uBid's Website and related systems.

   General and Administrative. General and administrative expenses were approximately $212,000 and $4.9 million for the period from uBid's inception to December 31, 1997 and for the year ended December 31, 1998, respectively. General and administrative expenses as a percent of net revenues were 10.1% for the year ended December 31, 1998. Creative supplied general and administrative services for warehousing and distribution, credit card processing, accounting and benefits administration. General and administrative expenses increased during 1998 primarily due to hiring additional personnel and related costs to support increased sales such as credit card processing and distribution costs.

   Stock Option Compensation Expense. As discussed above, uBid will incur a total compensation charge of $13.3 million in connection with options uBid granted prior to its initial public offering. This amount will be amortized over the vesting periods of the outstanding options. uBid recognized $5.3 million of this charge to compensation in December 1998.

   Income Taxes. uBid had a net loss since its inception in 1997 and expects to incur losses for the foreseeable future. No benefit for income taxes was provided in 1997 or 1998 due to the uncertainty of realization of these benefits in future years.

   Net Loss. Based on the foregoing information, uBid had a net loss of approximately $313,000 and $10.2 million for the period from its inception to December 31, 1997 and for the year ended December 31, 1998, respectively. In the year ended December 31, 1998 the loss from operations before the non-cash stock option compensation expense was $4.7 million, and the stock option compensation expense totaled $5.3 million.

Liquidity and Capital Resources

   Prior to uBid's December 1998 IPO, uBid financed its operations with advances from Creative and cash flow from operations. The net proceeds from uBid's IPO were $23.8 million and in September 1999, uBid completed a follow-on offering of 2,300,000 shares of its common stock which yielded net proceeds of $48.1 million.

   Net cash used in operating activities was $16.5 million for the year ended December 31, 1999 and approximately $108,000 for the year ended December 31, 1998. During the year ended December 31, 1999, the net decrease in cash from operating activities was due to a net loss from operations of $25.5 million after the non-cash compensation charge of $3.5 million, a $7.8 million increase in inventory, a $3.0 million increase in accounts receivable, and a $2.2 million increase in prepaid expenses and other assets. This decrease was partially offset by an $11.0 million increase in accounts payable, a $3.8 million increase in accrued marketing, a $3.1 million increase in accrued freight, and a $3.2 million increase in accrued expenses and other current liabilities.

   Net cash used in investing activities was approximately $6.6 million for the year ended December 31, 1999 and approximately $347,000 for the year ended December 31, 1998. During the year ended December 31, 1999, the increase in cash used in investing activities was due to approximately $4.5 million in purchases of warehousing and office equipment and investments in software development and systems related to uBid's auction platform. In addition, uBid's restricted cash increased by $2.1 million due to collateral invested in certificates of deposit which are used as security for uBid's office lease and certain purchases from suppliers.

   Net cash provided by financing activities was approximately $48.6 million for the year ended December 31, 1999 and $26.5 million for the year ended December 31, 1998. During the year ended December 31, 1999, cash flow from financing activities primarily consisted of proceeds from uBid's follow-on public offering of 2,300,000 shares of common stock from which uBid received $48.1 million, net of underwriting commissions and discounts.

   uBid anticipates that it will have negative cash flows from operations for the foreseeable future. Creative advanced cash to uBid for its operations until the consummation of its IPO. Upon consummation of uBid's IPO, those advances were converted into a note payable to Creative. The outstanding balance on the note bears interest at the prime rate and will be repaid on or before June 4, 2000. For the year ended December 31, 1999, interest income of $1.5 million earned on the proceeds of uBid's public offerings was partially offset by interest expense of approximately $270,000 on the note payable to Creative. Net proceeds from uBid's public offerings are being used for working capital needs, including advertising and brand development for growth, as well as development of uBid's infrastructure. Through December 31, 1999, uBid incurred expenses related to establishing uBid as an independent company of approximately $400,000 and uBid has spent a total of approximately $1.8 million in capital expenditures to fully establish itself as an independent company. These expenditures included warehouse and distribution equipment, hardware and software for computer systems and furniture and fixtures. uBid funded the purchase and leasing of this equipment with working capital. In August 1999, uBid completed the transition to locate its primary website servers in the Chicago area and plans to develop a fully redundant back-up site by the end of the second quarter of 2000. Most of uBid's back office systems operations are provided through agreements with Creative. Although uBid anticipates continuing to use its current back office administrative systems in Torrance for the near term, uBid intends to purchase its own hardware and software systems, by the end of the second quarter of 2000, at an estimated cost of approximately $1 million. In addition, uBid plans to install new database management software, purchase new enterprise software and upgrade its existing systems over the next 12 months at a total estimated cost of approximately $3.3 million. uBid expects to fund the purchase of this equipment with working capital.

   uBid expects to use a substantial amount of its working capital for sales and marketing expenditures to increase its customer base, and expects sales and marketing expenses to increase significantly both in absolute dollars and as a percentage of revenues. There can be no assurance this will result in levels of increased revenues that justify such expenditures.

   uBid intends to retain any earnings for the foreseeable future for use in the operation and expansion of its business. Consequently, uBid does not anticipate paying any cash dividends on its common stock to its stockholders for the foreseeable future. In addition, it is probable that any debt financing agreements uBid may enter into will contain restrictions on its ability to declare dividends.

   uBid believes that the net proceeds from its IPO and its recent follow-on offering will satisfy its working capital and capital expenditure requirements for at least the next twelve months. However, there can be no assurance uBid will not require additional funds prior to the expiration of such period. If uBid's capital requirements vary materially from those currently planned, uBid could require additional financing sooner than anticipated. There can be no assurance that any such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to uBid's stockholders.

   uBid's ability to raise equity capital within the next two years may be limited as a result of statutory and contractual restrictions relating to the spin-off. For a discussion of these restrictions and the risks they present, see the investment consideration captioned "uBid is subject to restrictions on its ability to issue equity securities, which may limit its ability to grow its business and compete effectively."

   Year 2000

   Computer systems, software packages, and microprocessor dependent equipment may cease to function or generate erroneous data during the year 2000. The problem could affect those systems or products that are programmed to accept a two-digit code in date code fields. To correctly identify the year 2000, a four-digit date code field is required to be what is commonly termed "year 2000 compliant."

   uBid may realize exposure and risk if the systems for which it is dependent upon to conduct day-to-day operations are not year 2000 compliant. The potential areas of exposure include electronic data exchange systems operated by third parties with whom uBid transacts business, certain products purchased from third parties for resale, and computers, software, telephone systems and other equipment used internally. To minimize the potential adverse affects of the year 2000 problem, uBid established an internal project team comprised of all functional disciplines. This project team identified internal systems (both information technology and non-information technology systems) that were not year 2000 compliant, determined their significance in the effective operation of uBid, and developed plans to resolve the issues where necessary. uBid communicated with the suppliers and others with whom it does business to coordinate year 2000 readiness. The responses received by uBid indicated that steps were being undertaken to address this concern. However, if such third parties are not able to make all systems year 2000 compliant, there could be a material adverse impact on uBid.

   uBid's principal transaction processing software through which nearly all of uBid's business is transacted appears to be year 2000 compliant and, as such, uBid does not anticipate any material adverse operational issues to arise. uBid implemented corrective solutions before the end of the third quarter of 1999. The costs incurred by uBid with respect to this project were approximately $500,000, all of which was recorded as an expense in the year incurred. uBid does not expect to make significant expenditures in the future relating to the year 2000 issue.

   uBid believes its auction software to be year 2000 compliant and full compliance of the auction software was verified by an external consultant in 1999. uBid currently runs various third party applications that required year 2000 updates. These were implemented prior to the end of 1999. Although uBid has not experienced any material year 2000 problems or disruptions since January 1, 2000, there can be no assurance that such problems or disruptions will not occur in the future.

Market Risk

   uBid's financial instruments include cash and government repurchase agreements at fixed rates. At March 1, 2000, the carrying values of the uBid's financial instruments approximated their fair values based on current market prices and rates. uBid has not entered into any derivative financial instruments. uBid does not have any foreign currency exposure because it does not transact business in foreign currencies.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                             AND MANAGEMENT OF UBID

   The following table sets forth information concerning the beneficial ownership of common stock of uBid as of December 31, 1999 for the following:

  . each person or entity who is known by uBid to own beneficially more than 5% of the outstanding shares of uBid's common stock;

  .  each of uBid's current directors; and

  .  all directors and executive officers of uBid as a group.

   Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding. Percentage of beneficial ownership is based upon 11,543,842 shares of common stock outstanding at December 31, 1999. To uBid's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o uBid, Inc. 8550 West Bryn Mawr, Suite 200, Chicago, Illinois 60631.

                                            Shares Beneficially Owned(15)
                                            ----------------------------------
Name of Beneficial Owner                        Number          Percentage
------------------------                    ----------------- ----------------
5% Stockholders:
Sam U. Khulusi (1).........................         1,350,966            11.7%
Frank F. Khulusi (2).......................         1,306,121            11.3

Directors and Named Executive Officers:
Gregory K. Jones (3).......................           159,098             1.4
Thomas E. Werner (4).......................            21,990               *
Timothy E. Takesue (5).....................            31,055               *
Joel D. Ludvigsen (6)......................             6,597               *
D. Paul Stolarski (7)......................             7,500               *
Jason M. MacLean (8).......................             7,500               *
Kenneth Dotson.............................               --              N/A
Allen U. Lenzmeier (9).....................               750               *
Mark C. Layton (10)........................             5,332               *
Russell I. Pillar (11).....................               750               *
Howard A. Tullman (12).....................             5,415               *
Norman H. Wesley (13)......................             8,415               *
All current executive officers and
 directors as a group (12 persons) (14)....           254,402             2.2%

--------
* Less than 1% of the outstanding common stock.
(1) Sam Khulusi's address is 2459 208th Street, Suite 200, Torrance, California 90501. Includes options to purchase approximately 9,163 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(2) Frank Khulusi's address is 2555 West 190th Street, Torrance, California 90505. Includes options to purchase approximately 58,740 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999 and 6,044 shares held in trust for the benefit of the children of Basimah Khulusi.
(3) Includes options to purchase approximately 159,098 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.

(4) Includes options to purchase approximately 21,990 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(5) Includes options to purchase approximately 31,055 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(6) Includes options to purchase approximately 6,597 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(7) Includes options to purchase approximately 7,500 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(8) Includes options to purchase approximately 7,500 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(9) Includes options to purchase approximately 750 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(10) Includes options to purchase approximately 5,332 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(11) Includes options to purchase approximately 750 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(12) Includes options to purchase approximately 4,415 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(13) Includes options to purchase approximately 4,415 shares of uBid common stock that are presently vested or will vest within 60 days of December 31, 1999.
(14) Includes an aggregate of 249,402 shares of uBid common stock issuable upon exercise of stock options which are presently vested or will vest within 60 days of December 31, 1999.
(15) Does not include any shares vesting at the effective time of the merger.

                        COMPARISON OF STOCKHOLDER RIGHTS

   Both CMGI and uBid are corporations organized under the laws of Delaware and are therefore subject to the Delaware General Corporation Laws ("DGCL"). However, there are differences in the charters and by-laws of CMGI and uBid. The following is a brief summary of certain differences between the rights of uBid stockholders and the rights of CMGI stockholders, and is qualified in its entirety by reference to the relevant provisions of the charter and by-laws of CMGI and uBid. See "Where You Can Find More Information" on page 99. Following the effective time of the merger, the rights of former uBid stockholders will be governed by the charter and by-laws of CMGI.

Capitalization

   CMGI. CMGI is authorized to issue 400,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 250 shares are designated Series A convertible preferred stock, 50,000 shares are designated Series B preferred stock, 375,000 shares have been designated as Series C preferred stock and 18,090.45 shares have been designated as Series D preferred stock. The CMGI board of directors has the authority, subject to certain stockholder approval described below, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of CMGI common stock. On March 1, 2000, CMGI had issued and outstanding:

  .  279,687,934 shares of common stock;

  .  no shares of Series A preferred stock;

  . 35,000 shares of Series B preferred stock (convertible into an aggregate of approximately 2,820,653 shares of common stock as of March 1, 2000); and

  . 375,000 shares of Series C preferred stock (convertible into an aggregate of approximately 9,506,110 shares of common stock as of March 1, 2000);

  .  no shares of Series D preferred stock.

   The maximum number of shares of CMGI common stock into which shares of Series B preferred stock may be converted is 8,333,336, subject to adjustment.

   uBid. uBid is authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. uBid's board of directors has the authority, without stockholder approval, to determine or alter the rights, preferences, privileges and restrictions on any unissued shares of preferred stock. On February 9, 2000, uBid had issued and outstanding:

  .  11,583,473 shares of common stock; and

  .  no shares of preferred stock.

Voting Rights

   CMGI. Each holder of CMGI common stock is entitled one vote for each share. Holders of each of Series B preferred stock and Series C preferred stock have no voting power except as otherwise provided by the DGCL and the charter. On such matters where the holders of each of Series B preferred stock and Series C preferred stock have a right to vote with the holders of CMGI common stock, they are entitled to vote their shares on an as converted basis.

   CMGI's charter also gives the holders of each of Series B preferred stock and Series C preferred stock the right to vote on enumerated actions that if taken by CMGI would impair their rights, preferences and privileges. Accordingly, CMGI must first obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of such series of preferred stock being adversely affected, before taking actions such as:

  . changing the rights, preferences or privileges of such series of preferred stock or any other capital stock of CMGI;

  . increasing the number of authorized shares of such series of preferred stock;

  . authorizing or issuing any new class or series of securities senior or equal to such series of preferred stock; and

  .  increasing the par value of the CMGI common stock.

   uBid. Each holder of uBid common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Number and Classification of Directors

   CMGI. CMGI's by-laws provide that its board of directors will consist of at least three, but not more than 15, persons, and will designate the authorized number of directors. CMGI's charter and by-laws provide for a classified board of directors with three classes, each elected for a three year term, consisting of as nearly an equal number of directors as possible. The elections are staggered to provide for the election of a different class at each annual meeting of the CMGI stockholders.

   uBid. uBid's by-laws provide that the number of directors on its board is to be set by resolution of the board. They also dictate that the board must consist of at least three directors, but no more than seven. Currently, there are six directors. The board of directors is elected at uBid's annual meeting and holds office until the next annual meeting. uBid's certificate of incorporation and by-laws provide for the board to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year.

Removal of Directors

   CMGI. Subject to the rights of holders of any class or series of CMGI capital stock having a preference over the CMGI common stock, CMGI's charter and by-laws provide that the CMGI stockholders may remove directors from office at any annual or special meeting of the stockholders by the affirmative vote of at least 75% of the outstanding shares of capital stock of CMGI entitled to vote in an election of directors.

   uBid. uBid's by-laws provide that uBid stockholders may remove directors from office at a meeting of the stockholders only for cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

   CMGI. CMGI's charter and by-laws provide that its board of directors may fill a vacancy on the board, including a vacancy resulting from an increase in the size of the board, by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as may be required by law. A director so elected will hold office until the next election of such director's class and until a successor is elected and qualified. A decrease in the number of authorized directors will not shorten an incumbent director's term.

   uBid. uBid's by-laws provide that its board of directors may fill a vacancy on the board, including a vacancy resulting from any increase in the authorized number of directors, by an affirmative vote of the majority of the directors then in office. A director so elected will hold office until the next election of such director's class and until a successor is elected and qualified.

Charter Amendments

   CMGI. CMGI's charter provides that the affirmative vote of at least 75% of the shares of CMGI capital stock outstanding and entitled to vote is required to amend, repeal or adopt a provision inconsistent with the following provisions of the charter:

                                          .  restrictions on repurchases by
 .  stockholder action and special            CMGI of shares of its capital
   meetings of stockholders;                 stock from a holder who
                                             beneficially owns more than 5% of
 .  the board's authority and powers,         the outstanding shares of CMGI
   including the authority to amend          capital stock entitled to vote in
   the by-laws and provide for the           the election of directors;
   issuance of preferred stock
   without stockholder approval;          .  the requirement for a higher vote
                                             of stockholders for business
 .  number, election and terms of             combination proposals; and
   directors;
                                          .  CMGI's reservation of its right
 .  personal liability of directors;          to amend, alter, change or repeal
                                             any other provision of the
 .  indemnification of directors and          charter in the manner prescribed
   officers;                                 by the DGCL.

 .  factors the board may consider in
   determining tender offers or
   offers relating to business
   combinations or sale of assets;

   In addition, any amendment to the charter that would adversely affect the rights and preferences of each of Series B preferred stock and Series C preferred stock must be approved by a majority of the outstanding shares of the holders of the series being so affected.

   uBid. uBid's charter provides that the charter may be amended or provisions repealed as provided by the DGCL, except for any amendment or repeal that would affect:

  (i) uBid's classified board structure; or

  (ii) who may call a special meeting of the stockholder and whether shareholders can act without a meeting,

which would require the affirmative approval of 80% of the outstanding shares entitled to vote. Currently, this means that an amendment to the charter requires the affirmative vote of a majority of the outstanding stock entitled to vote, unless such amendment or repeal would affect Article 6 which concerns uBid's classified board structure, or Article 11 which concerns who may call a special meeting of the stockholder and whether shareholders can act without a meeting.

Amendments to By-Laws

   CMGI. CMGI's charter and by-laws provide that its board of directors may amend the by-laws by a majority vote of the authorized number of directors. In addition, CMGI's charter and by-laws provide that the CMGI stockholders may amend the by-laws by an affirmative vote of 75% of the shares of CMGI capital stock outstanding and entitled to vote in an election of directors, voting together as a single class.

   uBid. uBid's charter and by-laws provide that the board of directors may make, alter or repeal the by-laws, by majority vote, except for any amendment or repeal that would affect:

  (i) the number and term of office of the uBid directors;

  (ii) the indemnification of officers, directors, employees and agents of uBid; or

  (iii) amendments to the by-laws of uBid, which would require the affirmative approval of 80% of the outstanding shares entitled to vote. In addition, uBid's charter and by-laws provide that the uBid stockholders may amend the by-laws, by an affirmative vote of a majority of the shares of uBid capital stock outstanding and entitled to vote in an election of directors, other than any amendment or repeal that would affect (i) the number and term of office of the uBid directors, (ii) the indemnification of officers, directors, employees and agents of uBid, or (iii) amendments to the by-laws of uBid.

Notice of Stockholder Actions

   CMGI. CMGI's by-laws provide that in order to nominate directors or bring business before an annual meeting, stockholders must provide written notice to the secretary of CMGI at least 120 days before the annual meeting date that was stated in connection with the previous year's annual meeting. However, if CMGI did not hold an annual meeting in the previous year or has changed the annual meeting date by more than 30 days, then a stockholder must provide notice at least 30 calendar days before the date on which the notice of the annual meeting date is first mailed to stockholders.

   uBid. uBid's by-laws provide that written notice of a meeting of stockholders, specifying the place, date, hour and purpose of the meeting, must be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote, directed to his or her address as it appears upon the books of the corporation; except that where the matter to be acted upon is a merger or consolidation of the corporation or a sale, lease or exchange of substantially all of its assets, the notice must be given not less than twenty nor more than 60 days prior to the meeting.

Right to Call Special Meeting of Stockholders

   CMGI. CMGI's by-laws restrict the persons who may call a special meeting of CMGI stockholders to the chairman of the board, the board of directors if pursuant to a resolution approved by a majority of the total authorized number of directors, or the CMGI stockholders if pursuant to a written request of the holders of 20% of the shares outstanding and entitled to vote at an election of directors. The business to be conducted at any special meeting of CMGI stockholders is limited to the business brought before the meeting by such persons.

   uBid. uBid's charter restricts the persons who may call a special meeting of uBid stockholders to the chief executive officer, the president, and board of directors pursuant to a resolution approved by a majority of the entire board.

Dividends and Distributions

   CMGI. CMGI's charter provides that its board of directors, at its discretion, may declare and pay dividends out of funds legally available for dividends to the holders of CMGI common stock and Series C preferred stock. Series B preferred stock does not bear any dividends. Series C preferred stock ranks senior to CMGI common stock as to payment of dividends.

   Holders of Series C preferred stock are entitled to receive cumulative dividends equal to the annual dividend amount of 2% of its stated value ($1,000), payable semiannually, either in cash or, at CMGI's option, by an upward adjustment to the stated value per share. In addition, in most circumstances, restrictions apply on distributions made to a series or class of CMGI securities junior in rank to each of Series B preferred stock and Series C preferred stock. Accordingly, CMGI must obtain the written consent of the holders of the majority of the outstanding shares of each of Series B preferred stock and Series C preferred stock, each voting as a class, prior to making such a junior security distribution.

   uBid. The uBid board of directors may declare and pay dividends upon its shares, subject to any restrictions in the DGCL. The DGCL provides that the uBid board of directors, at its discretion, may declare and pay dividends out of funds legally available to the holders of uBid common stock.

Redemption

   CMGI. CMGI common stock is not subject to redemption.

   CMGI must redeem shares of Series B preferred stock upon the occurrence of circumstances specified in the charter, including CMGI's assignment of all or substantially all its property or business for the benefit of its creditors and the institution of bankruptcy, insolvency, reorganization or liquidation proceedings by or against CMGI.
   In addition, holders of Series B preferred stock have the right to cause CMGI to redeem their shares under specified circumstances, including CMGI's failure either to issue shares of its common stock upon the conversion by holders of shares of Series B preferred stock or to maintain the listing of its common stock on the Nasdaq National Market. The redemption price per share is the greater of a specified percentage of the stated value ($1,000) of Series B preferred stock plus an amount equal to 4% per annum of the stated value and the market price of CMGI common stock during the period specified in CMGI's charter. In addition, at any time after December 21, 1999, CMGI has the option to redeem shares of Series B preferred stock in the event that the closing price of CMGI common stock is less than $18.25 for a period of ten consecutive trading days. In such an event, the redemption price per share is 115% of the stated value plus an amount equal to 4% per annum of the stated value. Holders of shares of Series C preferred stock have the right to cause CMGI to redeem their shares upon the occurrence of events specified in the charter, including CMGI's failure to issue shares of common stock upon conversion by holders of shares of Series C preferred stock. The redemption price will be an amount per share equal to the liquidation preference on the date of notice to CMGI from the holder of Series C preferred stock demanding redemption.

   uBid. uBid common stock is not subject to redemption.

Liquidation

   CMGI. In the event of any liquidation or dissolution of CMGI, holders of CMGI capital stock are entitled to liquidation distributions. Series B preferred stock ranks senior to Series C preferred stock which ranks senior to CMGI common stock as to liquidation distributions.

   Holders of Series B preferred stock are entitled to an amount per share equal to the sum of the stated value plus an amount equal to 4% per annum of the stated value for the period beginning on the issue date and ending on the date of final distribution to the holder (prorated for any portion of such period). CMGI's charter specifies corporate events, including a consolidation or merger where CMGI is not the surviving corporation, that holders of Series B preferred stock may elect to treat as a liquidation event and receive a liquidation distribution equal to 118% of the stated value plus an amount equal to 4% per annum of the stated value. Alternatively, holders of Series B preferred stock may elect to have the conversion price for each share of Series B preferred stock be adjusted accordingly. An affirmative vote of the holders of a majority of the outstanding shares of Series B preferred stock is required for either election.

   Holders of Series C preferred stock are entitled to receive an amount per share equal to the sum of the stated value, as adjusted, plus accrued but unpaid dividends. CMGI's charter specifies corporate events, including a consolidation or merger in which the CMGI stockholders do not own at least 50% of the voting power of the acquiring company, that holders of Series C preferred stock may elect either to treat as a liquidation event and receive a liquidation distributions or to have the conversion price for each share of Series C preferred stock be adjusted accordingly. An affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C preferred stock is required for either election.

   uBid. uBid's charter does not provide liquidation rights for any class of uBid capital stock.

                             STOCKHOLDER PROPOSALS

   Although it is expected that the closing of the merger with CMGI will occur promptly after the stockholder's special meeting, in the event the closing of the merger is delayed and uBid is required to hold an annual meeting in 2000, it is expected that such annual meeting will be held on or about August 2000. In such event, stockholder proposals for inclusion in the proxy material for uBid's 2000 annual meeting of stockholders should be submitted to the secretary of uBid in writing and received at the executive offices of uBid a reasonable time before uBid begins to print and mail its proxy materials for the 2000 annual meeting, which printing and mailing date is expected to be on or about July 2000. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals and must have satisfied the notice procedures for stockholder proposals set forth in the uBid by-laws. Under uBid's by-laws, a stockholder's notice to uBid must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of uBid which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. With respect to proposals by stockholders for director nominations, uBid's by-laws require written notice to be received by uBid not less than 30 days nor more than 60 days before the meeting, unless less than 40 days' notice or public disclosure of the meeting is given, in which case the stockholder's notice must be received within 10 days after such notice or disclosure is given. The notice must contain specified information about the proposed nominee and the stockholder making the nomination.

                                 LEGAL MATTERS

   The validity of the shares of CMGI common stock to be issued in connection with the merger will be passed upon for CMGI by Hale and Dorr LLP.

                                    EXPERTS

   The consolidated financial statements and schedule of CMGI as of July 31, 1999 and 1998, and for each of the years in the three-year period ended July 31, 1999, have been incorporated by reference herein and elsewhere in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the financial statements of uBid, Inc. at December 31, 1998 and 1999, and for the period from April 1, 1997 (Inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, as set forth in their report. The financial statements are included in the proxy statement/prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The discussions included under the heading "Material United States Federal Income Tax Considerations" were prepared for uBid by PricewaterhouseCoopers LLP, and the discussions included under the heading "Amendment to Tax Indemnification Agreement" were prepared for CMGI by KPMG LLP independent certified public accountants, and have been included herein, and upon the authority of said firms as experts in tax accounting.

   The financial statements of AltaVista Company as of December 31, 1997 and 1998 and for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through June 11, 1998 and for the period from June 12, 1998 through December 31, 1998, the financial statements of Zip2 as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, and the financial statements of Shopping.com as of January 31, 1998 and 1999 and for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting. The financial statements of Shopping.com as of the year ended January 31, 1997, have been incorporated by reference herein in reliance upon the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

   The consolidated balance sheets of yesmail as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the two years ended December 31, 1999, have been incorporated by reference in this registration statement and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of Tallan as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   CMGI and uBid each files annual, quarterly and special reports, proxy statement/prospectus and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that CMGI or uBid files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   CMGI will file with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the CMGI common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to CMGI, uBid and the CMGI common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and CMGI refers you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

   The Securities and Exchange Commission allows CMGI and uBid to "incorporate by reference" information into this proxy statement/prospectus, which means that CMGI and uBid can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that CMGI and uBid have previously filed with the Securities and Exchange Commission. These documents contain important information about CMGI and uBid and their finances that you should read.

 CMGI Securities and Exchange
 Commission Filings (File No. 000-
 23262)                               Period
 ---------------------------------    ------
 Annual Report on Form 10-K.......... Fiscal year ended July 31, 1999

 Quarterly Reports on Form 10-Q...... Fiscal quarters ended October 31, 1999 and January 31, 2000

 Current Reports on Form 8-K......... Filed on August 12, 1999, September 2,
                                      1999, September 3, 1999, September 27,
                                      1999, October 1, 1999, December 17, 1999,
                                      January 24, 2000, February 22, 2000 and
                                      March 10, 2000

 Current Reports on Form 8-K/A....... Filed on November 1, 1999 (amending the
                                      Current Report on Form
                                      8-K filed on September 2, 1999) and filed
                                      on November 17, 1999 (further amending
                                      the Current Report on Form 8-K filed on
                                      September 2, 1999)

 Registration Statement on Form 8-A.. Filed on January 11, 1994

 uBid Securities and Exchange
 Commission Filings (File No. 000-
 25119)                               Period
 ---------------------------------    ------
 Annual Report on Form 10-K.......... Fiscal year ended December 31, 1998

 Quarterly Reports on Form 10-Q...... Fiscal quarters ended March 31, 1999,
                                      June 30, 1999 and September 30, 1999

 Current Reports on Form 8-K......... Filed on May 19, 1999 and February 14,
                                      2000

   CMGI and uBid are also incorporating by reference additional documents that CMGI and uBid may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting of uBid stockholders.

   CMGI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CMGI, and uBid has supplied all information contained in this proxy statement/prospectus relating to uBid.

   Documents incorporated by reference are available from CMGI without charge, excluding all exhibits unless CMGI has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus from CMGI by requesting them in writing or by telephone at the following address:

                                   CMGI, Inc.
                          Attention: Catherine Taylor
                         Director of Investor Relations
                             100 Brickstone Square
                               Andover, MA 01810
                           Telephone: (978) 684-3600
                     Internet address: http://www.cmgi.com

   If you would like to request documents from CMGI, please do so by April 21, 2000, to receive them before the uBid special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger agreement and the merger. CMGI and uBid have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 27, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than March 27, 2000, and neither the mailing of the proxy statement/prospectus to uBid stockholders nor the issuance of CMGI common stock in the merger shall create any implication to the contrary.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
uBid, Inc.

   We have audited the accompanying balance sheets of uBid, Inc. as of December 31, 1998 and 1999, and the related statements of operations, cash flows and changes in stockholders' equity for the period from April 1, 1997 (Inception) to December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of uBid, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from April 1, 1997 (Inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 17, 2000, except for Note 9, as to which
 the date is February 9, 2000
                                   uBid, Inc.

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
ASSETS
Current assets:
  Cash..................................................... $ 26,053  $ 51,544
  Restricted cash..........................................      --      2,092
  Accounts receivable, net of allowances of $20 and $113,
   respectively............................................      623     3,615
  Merchandise inventories..................................    7,235    15,098
  Prepaid expenses and other assets........................      195     2,374
                                                            --------  --------
    Total current assets...................................   34,106    74,723
Fixed assets, net..........................................      519     4,543
                                                            --------  --------
    Total assets........................................... $ 34,625  $ 79,266
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to Creative................................. $    --   $  3,331
  Accounts payable.........................................    9,013    19,995
  Accrued marketing........................................      948     4,753
  Accrued freight..........................................      444     3,508
  Accrued expenses and other current liabilities...........    2,256     2,417
                                                            --------  --------
    Total current liabilities..............................   12,661    34,004
Note payable to Creative...................................    3,331       --
Stockholders' equity :
  Preferred Stock; $.001 par value; 5,000,000 shares
   authorized; no shares
   issued or outstanding...................................      --        --
  Common Stock; $.001 par value; 20,000,000 shares
   authorized;
   11,543,842 and 9,146,883 shares issued and outstanding
   as of
   December 31, 1999 and December 31, 1998, respectively...        2         4
Additional paid-in-capital.................................   37,138    85,752
Deferred stock option compensation expense.................   (8,025)   (4,517)
Accumulated deficit........................................  (10,482)  (35,977)
                                                            --------  --------
    Total stockholders' equity.............................   18,633    45,262
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 34,625  $ 79,266
                                                            ========  ========

                     See notes to the financial statements
                                   uBid, Inc.

                            STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                         Period from
                                        April 1, 1997       Years Ended
                                        (Inception) to     December 31,
                                         December 31,  ----------------------
                                             1997         1998        1999
                                        -------------- ----------  ----------
Net revenues...........................   $        9   $   48,232  $  204,925
Cost of revenues.......................            8       44,257     185,798
                                          ----------   ----------  ----------
Gross profit...........................            1        3,975      19,127
Operating expenses:
  Sales and marketing..................           10        2,829      22,154
  Technology and development...........           66        1,022       4,092
  General and administrative...........          212        4,856      16,073
  Stock based compensation.............          --         5,267       3,508
                                          ----------   ----------  ----------
    Total operating expenses...........          288       13,974      45,827
                                          ----------   ----------  ----------
Loss from operations...................         (287)      (9,999)    (26,700)
Interest income........................          --            74       1,475
Interest expense.......................          (26)        (244)       (270)
                                          ----------   ----------  ----------
Net loss...............................   $     (313)  $  (10,169) $  (25,495)
                                          ==========   ==========  ==========
Basic and diluted net loss per share...   $    (0.04)  $    (1.36) $    (2.61)
                                          ==========   ==========  ==========
Shares used to compute basic and
 diluted net loss per share............    7,329,883    7,461,061   9,765,366


                     See notes to the financial statements
                                   uBid, Inc.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Period from
                                              April 1, 1997     Years Ended
                                              (Inception) to   December 31,
                                               December 31,  ------------------
                                                   1997        1998      1999
                                              -------------- --------  --------
Cash flows from operating activities:
  Net loss..................................      $(313)     $(10,169) $(25,495)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization...........          4           155       473
    Non cash stock option expense...........        --          5,267     3,508
    Changes in operating assets and
     liabilities:
      Accounts receivable, net..............         (9)         (614)   (2,992)
      Merchandise inventories, net..........         (2)       (7,233)   (7,863)
      Prepaid expenses and other assets.....        (20)         (175)   (2,179)
      Accounts payable......................        --          9,013    10,982
      Accrued marketing.....................        --            948     3,805
      Accrued freight.......................        --            444     3,064
      Accrued expenses and other current
       liabilities                                  --          2,256       161
                                                  -----      --------  --------
Net cash used in operating activities.......       (340)         (108)  (16,536)
Cash flows from investing activities:
  Increase in restricted cash...............        --            --     (2,092)
  Purchases of property and equipment.......       (331)         (347)   (4,497)
                                                  -----      --------  --------
Net cash used in investing activities.......       (331)         (347)   (6,589)
Cash flows from financing activities:
  Issuance of common stock to Creative......          1           --        --
  Advances from Creative....................        670          (670)      --
  Note payable to Creative..................        --          3,331       --
  Proceeds from public offerings of common
   stock and exercises of stock options.....        --         23,847    48,616
                                                  -----      --------  --------
Net cash provided by financing activities...        671        26,508    48,616
                                                  -----      --------  --------
Net change in cash and cash equivalents.....        --         26,053    25,491
Cash and cash equivalents at beginning of
 period.....................................        --            --     26,053
                                                  -----      --------  --------
Cash and cash equivalents at end of period..      $ --       $ 26,053  $ 51,544
                                                  =====      ========  ========
Supplemental cash flow disclosures:
  Cash paid during the year for:
    Interest................................        --            248       244

                     See notes to the financial statements
                                   uBid, Inc.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)

                          Common stock  Additional
                          -------------  paid-in     Deferred   Accumulated
                          Shares Amount  capital   Compensation   deficit    Total
                          ------ ------ ---------- ------------ ----------- --------
Issuance of common stock
 to Creative ...........   7,330  $  1   $   --      $   --      $    --    $      1
Net loss for the
 period.................     --    --        --          --          (313)      (313)
                          ------  ----   -------     -------     --------   --------
Balance at December 31,
 1997...................   7,330  $  1   $   --      $   --      $   (313)  $   (312)
Issuance of common stock
 in IPO.................   1,817     1    23,846         --           --      23,847
Stock based
 compensation...........     --    --     13,292     (13,292)         --         --
Amortization of deferred
 stock option
 compensation ..........     --    --        --        5,267          --       5,267
Net loss for the year...     --    --        --          --       (10,169)   (10,169)
                          ------  ----   -------     -------     --------   --------
Balance at December 31,
 1998...................   9,147  $  2   $37,138     $(8,025)    $(10,482)  $ 18,633
Issuance of common stock
 in public offering.....   2,300     2    48,109         --           --      48,111
Issuance of common stock
 upon exercise of stock
 options, net of
 repurchases............      97   --        505         --           --         505
Amortization of deferred
 stock option
 compensation ..........     --    --        --        3,508          --       3,508
Net loss for the year...     --    --        --          --       (25,495)   (25,495)
                          ------  ----   -------     -------     --------   --------
Balance at December 31,
 1999...................  11,544  $  4   $85,752     $(4,517)    $(35,977)  $ 45,262
                          ======  ====   =======     =======     ========   ========


                     See notes to the financial statements.

                                   uBid, Inc.

                         NOTES TO FINANCIAL STATEMENTS
                       (in thousands, except share data)

1. Description of Company and Summary of Significant Accounting Policies

 Description of Company

   The Company is engaged in the retail sale of merchandise, including new, close-out, and refurbished products, utilizing an interactive online auction. The Company currently specializes in selling primarily brand name computers, consumer electronics, housewares, jewelry, and sporting goods and memorabilia over the World Wide Web to consumers and small and medium-sized businesses.

   The Company was established by Creative Computers ("Creative") in April 1997 and was incorporated in Delaware in September 1997 as a wholly-owned, indirect subsidiary of Creative. Beginning on April 1, 1997 ("Inception"), prior to the formation of the Company, Creative began funding certain startup and development costs related to the Company's business. On September 19, 1997, assets and liabilities related to the Company were recorded by the Company at Creative's basis. The financial statements have been prepared as if the Company operated as a stand-alone entity since Inception.

 Cash Equivalents

   All highly liquid debt instruments purchased with a maturity of three months or less are considered cash equivalents.

 Restricted Cash

   The Company maintains restricted collateral invested in certificates of deposits, which mature within one year, and are used as security for the Company's office lease and certain purchases from suppliers. The classification is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

 Revenue Recognition

   The Company sells merchandise purchased from suppliers under two types of arrangements. The Company either purchases merchandise for inventory or purchases merchandise at the time of sale under consignment-type revenue sharing agreements. For the years ended December 31, 1998 and 1999, the Company's sales of merchandise purchased for inventory comprised approximately 96% and 88% of product revenues, respectively, with merchandise purchased under consignment-type revenue sharing agreements representing approximately 4% and 12% of product revenues, respectively.

   The Company recognizes revenue for advertising placed on its Website during the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and collection of the resulting receivable is probable. The Company recognizes software licensing revenue when all the criteria of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, are met. The Company recognizes revenue from payments for professional services as the related services are performed. The Company derives revenue from premium and exclusive placements of vendors in their related category on the Company's Website on a straight-line basis over the term of the related vendor contract. Commissions and fees from the sale of equipment and merchandise through the Company's co-branded business-to-business Websites are recognized on the date the related auction is concluded.

                                   uBid, Inc.

                       (in thousands, except share data)


 Sales -- merchandise held in inventory

   For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes the gross sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In instances where the credit card authorization has been received but the merchandise has not yet been shipped, the Company defers revenue recognition until the merchandise is shipped. The Company had no deferred revenue related to sales of purchased inventory as of December 31, 1998 or 1999.

 Sales -- merchandise purchased at time of sale under revenue sharing agreements

   For sales of merchandise under revenue sharing agreements, the Company either takes physical possession of the merchandise or the supplier retains physical possession of the merchandise. In either case, the Company is not obligated to take title to the merchandise nor does it take title unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company purchases the inventory, takes title to the merchandise, charges the customer's credit card and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. The Company records the gross sales amount as revenue upon verification of the credit card authorization and shipment of the merchandise. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped. The Company had no deferred revenue related to sales from revenue sharing agreements as of December 31, 1998 or 1999.

 Merchandise return policy

   The Company's return policy is that merchandise sold by the Company is sold on an "as is" basis and is not returnable. However, the Company, although not obligated to do so, may accept merchandise returns if a product is defective or does not conform to the specifications of the item sold at auction, and attempts to work with its customers to resolve complaints about merchandise. The Company provides for allowances for estimated future returns at the time of shipment based on historical experience.

 Merchandise Inventory

   The Company accounts for merchandise inventory under the first-in first-out method. Inventory is carried at lower of cost or market.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets which range from three to five years. Leasehold improvements are stated at cost and depreciation is computed using the straight-line method over the shorter of the useful life of the asset or the term of the lease.

 Accounting for the Impairment of Long-Lived Assets

   The Company reviews long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. The Company has recognized no such losses.

                                   uBid, Inc.

                       (in thousands, except share data)


 Software Development Costs

   Internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage and capitalized during the application development stage and amortized over three years. During the period ended December 31, 1997 and the years ended December 31, 1998 and 1999, $39, $0, and $124 was expensed, respectively. As of December 31, 1998 and December 31, 1999, capitalized software net of accumulated amortization was $176 and $1,391, respectively.

 Advertising Costs

   Advertising costs are charged to expense as incurred. Advertising expense was $0, $2,669 and $21,193 for the period ended December 31, 1997 and years ended December 31, 1998 and 1999, respectively.

   The Company has marketing relationships with a number of online companies including AOL, MSN/LinkExchange, PC World Online, LookSmart and Prodigy pursuant to which it receives portal positioning, anchor tenancy, promotional placements, sponsorships and/or banner advertisements for a monthly fee. Generally, these agreements have terms up to three years, do not provide for guaranteed renewal and may be terminated by the Company without cause. There were no payments made under these agreements for 1997. The Company's payments to these online companies for years ended December 31, 1998 and 1999 were approximately $433 and $4,077, respectively.

 Income Taxes

   Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the tax bases and financial reporting amounts of existing assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

   The operations of the Company are included in the consolidated tax return of Creative for the period prior to the spin-off (see Note 3). The tax provision presented in these financial statements for that period was determined as if the Company had filed a separate return.

 Accounting for Stock Option Compensation

   The Company accounts for stock options as prescribed by APB Opinion No. 25 and includes pro forma information in the Stock options footnote, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

 Net Loss per Share

   Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods. Diluted net loss per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised. During the period ended December 31, 1997, and the years ended December 31, 1998 and 1999, options to purchase 458,118, 1,107,278 and 2,887,775 common shares, respectively, were anti-dilutive and have been excluded from the weighted average share computation.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable from individuals and merchants located in the United States. Sales are generally made
                                   uBid, Inc.

                       (in thousands, except share data)

through credit cards and are pre-approved. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and potential credit losses. Such losses have been immaterial.

 Concentration of Suppliers

   The Company is dependent upon suppliers to provide it with merchandise for sale through the Company's Internet auctions. For the period from Inception to December 31, 1997 one supplier, Creative, accounted for approximately 100% of net revenues from related product sales. For the years ended December 31, 1998 and December 31, 1999, no individual supplier accounted for greater than 10% of net revenues from related product sales.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for most of the Company's financial instruments. The carrying amounts of the Company's financial instruments, which include cash, accounts receivable, note payable, and current liabilities are considered to be representative of their respective fair values.

 Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

 Comprehensive Loss

   The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which requires the Company to display comprehensive income (loss) and its components as part of the financial statements. The Company has no components of other comprehensive loss, and, as a result, the comprehensive loss is the same as the net loss for all periods presented.

 Stock Splits

   On June 25, 1998, the Company effected a 100,000-for-1 split of its Common Stock. On November 30, 1998, the Company effected a .7329883-for-1 reverse split of its common stock. All common shares and per share data have been retroactively adjusted to reflect these stock splits.

 New Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and
                                   uBid, Inc.

                       (in thousands, except share data)

measure those instruments at fair value. The Company does not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on its financial position, results of operations, and cash flows.

 Non-monetary Transaction

   In August 1999, the Company reached an agreement with ICON International, Inc. to acquire media trade credits for online and offline advertising in exchange for approximately $2,500 of the Company's inventory. The Company recorded the trade credits at the net realizable value of the inventory. The Company recorded no gain or loss related to this transaction. The unused trade credits will expire in August 2004.

 Reclassification

   Certain prior year amounts have been reclassified to conform with the current year presentation.

2. Fixed Assets

   Fixed assets consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                  1998    1999
                                                                  -----  ------
      Computer, machinery and equipment.......................... $ 372  $2,363
      Computer software..........................................   306   1,471
      Furniture and fixtures.....................................   --      741
      Leasehold improvements.....................................   --      600
                                                                  -----  ------
                                                                    678   5,175
      Less accumulated depreciation and amortization.............  (159)   (632)
                                                                  -----  ------
                                                                  $ 519  $4,543
                                                                  =====  ======

3. Related Party Transactions

   From Inception to the Company's initial public offering (IPO), Creative provided advances to the Company for working capital and fixed asset purchases of $670 and $3,331 through December 31, 1997 and December 31, 1998, respectively. Upon consummation of the Company's IPO (see Note 6), the $3,331 was converted to a note payable to Creative. The outstanding balance on the note bears interest at the prime rate and will be repaid in June 2000. Interest expense on these advances and notes payable was $26, $244, and $270 for the period ended December 31, 1997 and the years ended December 31, 1998 and 1999, respectively. In addition, from the date of the IPO until December 31, 1998, Creative advanced the Company an additional $1,277 in short-term non-interest bearing advances. The advances related to cash disbursements made by Creative on behalf of the Company during the transition period while the Company established its own cash management programs. These advances were settled on at least a monthly basis. During the transition period, the Company continued to participate in Creative's cash management process through May 1999. In connection therewith, cash receipts related to the Company's business were applied directly to reduce the advances from Creative.

                                   uBid, Inc.

                       (in thousands, except share data)


   In addition, Creative provided various services to the Company such as administration (accounting, human resources, legal) through June 7, 1999, warehousing and distribution through June 1998, and Internet/telecom and joint marketing through September 1999. In consideration for those services, Creative historically allocated a portion of its overhead costs related to such services to the Company. The charges for these services were:

                                                                   Year ended
                                                                  December 31,
                                                                  -------------
                                                    Period from
                                                   April 1, 1997
                                                   (Inception) to
                                                    December 31,
                                                        1997       1998   1999
                                                   -------------- ------ ------
      Administrative..............................      $ 36      $  481 $  479
      Warehousing and distribution................       --          550    549
      Internet/telecom and joint marketing........       172         773    548
                                                        ----      ------ ------
                                                        $208      $1,804 $1,576
                                                        ====      ====== ======

   Administration costs for services provided by Creative to the Company were determined by identifying all of Creative's personnel who supported the Company. Their pay, based on the number of hours of service provided, benefits, plus an allocation of overhead, was used to calculate these costs. Credit card processing costs for transactions above a certain dollar amount were based on $1.50 per order. Prior to June 30, 1998, warehousing and distribution was charged at $4.00 per order and was based on Creative's fully burdened cost per order for warehousing and distribution. Effective July 1, 1998 the Company began subleasing 50,000 square feet of warehouse space from Creative at its marginal cost. In October 1998, the sublease was increased to 100,000 square feet on the same terms. In December 1999, the Company entered into an additional sublease with Creative for 70,000 square feet. The Company is also charged a pro-rata share, based on square footage, of the warehouse utilities, property taxes, and other warehouse costs. Direct labor to operate the warehouse was charged directly to the Company. Internet/telecom service costs included an allocation of monthly depreciation for all hardware and software based on usage by the Company, as well as monthly rates for telecommunication expenses consumed by the Company. Management asserts that the methods to identify and allocate costs to the Company for these services provided by Creative were reasonable.

   The Company and Creative entered into on or prior to the consummation of the IPO, certain agreements governing various interim and ongoing relationships between the Company and Creative after the completion of the IPO and Distribution. The terms of such agreements generally provide for services to be rendered by Creative similar to those described above. The costs of general accounting services, payroll and benefits administration, and internet/telecommunications were charged based on Creative's cost plus 10%. Credit services are charged at $1.50 per transaction. Effective July 1, 1998, the Company began subleasing a portion of Creative's distribution facility. Pursuant to the Sublease Agreements, future minimum lease payments to Creative are $288, $288 and $96 in the years 2000, 2001 and 2002, respectively. The agreement pursuant to which Creative provides the Company with general accounting, payroll and benefits administration, and internet/telecommunications services was terminated upon completion of the Separation and the Distribution.

   On June 7, 1999, Creative distributed to its shareholders its remaining equity interest in the Company consisting of 7,329,883 shares of Common Stock. In connection with the spin-off, options to purchase common stock of Creative that were outstanding as of the date of the spin-off were adjusted to become options to purchase shares of both Creative's common stock and the Company's Common Stock. The Company issued options to purchase 520,473 shares of Common Stock to holders of these Creative options. The number of options to purchase Common Stock was based on the ratio of the number of shares of Company Common
                                   uBid, Inc.

                       (in thousands, except share data)

Stock distributed to Creative shareholders in the spin-off to the number of shares of Creative common stock outstanding on the record date for the spin-off. The exercise price for each adjusted option was allocated between the option to purchase Creative Common Stock and the option to purchase Company Common Stock based on the respective pre- and post-distribution prices of Creative's common stock and the Company's Common Stock. Such options were issued under the Company's 1998 Stock Incentive Plan.

4. Income Taxes

   No tax benefit has been provided for pretax losses due to the uncertainty of realization of these benefits in future years. This is the primary reason the amount of income tax benefit recorded is less than the amount of income tax benefit calculated using the U.S. federal statutory rate of 35% for the period ended December 31, 1997 and for the years ended December 31, 1998 and 1999.

   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
      Deferred tax assets:
        Start-up and development costs....................... $    84  $     63
        Net operating loss carryforwards.....................   1,990    10,814
        Stock option compensation............................   2,107     3,510
        Other................................................      12        45
                                                              -------  --------
                                                                4,193    14,432
          Valuation allowance................................  (4,193)  (14,432)
                                                              -------  --------
                                                              $   --   $    --
                                                              =======  ========

   The Company has recorded a 100% valuation allowance equal to the net deferred tax asset balance based upon management's determination that the recognition criteria for realization have not been met.

   At December 31, 1999, the Company had net operating loss carryforwards of approximately $27 million, which may be used to offset future taxable income. The net operating loss carryforwards expire beginning in 2012, if not used. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses.

5. Employee Benefits

 401(k) Savings Plan

   In July 1999, the Company established a 401(k) Savings Plan which covers substantially all Company full-time employees. Participants may make tax-deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code). Through June 1999, the Company's employees were participants in the 401(k) Plan of Creative. The related administrative and matching costs, which were charged to the Company by Creative, were not significant for the period from Inception to December 31, 1997 and for the year ended December 31, 1998. For the year ended December 31, 1999, the cost charged by Creative was $5. Administrative and matching costs under the Company's independent plan for the year ended December 31, 1999 were $25.

                                   uBid, Inc.

                       (in thousands, except share data)


 Employee Stock Option Plans

   The Company granted non-qualified options to purchase Common Stock to certain employees and directors of the Company. The terms of the options provide for vesting, over a 4 or 5-year period, except for options to purchase 183,247 shares of Common Stock at December 31, 1999 which vested as to the first 20% of the shares covered by such options upon completion of the Company's IPO. The options expire 10 years from the date of grant.

   In August 1998, the Company's Board of Directors adopted the 1998 Stock Incentive Plan (the "1998 Plan") and reserved 1,832,470 shares of common stock for issuance thereunder. The 1998 Plan allows an annual increase of 3% of the outstanding shares of Common Stock as of December 31, 1999 under an annual "evergreen" share increase provision. Based on this provision, an additional 346,315 shares of common stock will be made available for issuance in 2000. The 1998 Plan authorized the award of options, stock appreciation rights, restricted stock awards and performance based stock awards (each an "Award"). The maximum number of shares with respect to options and stock appreciation rights granted to any employee in any fiscal year is 476,442 shares. Options granted under the 1998 Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NSOs"). ISOs may be granted only to employees (including officers and directors who are also employees). Awards other than ISOs may be granted to employees, directors and consultants, as defined. Options under the 1998 Plan may be granted for periods up to 10 years and at prices no less than 85% of the fair value of the shares on the date of grant provided, however, that the exercise price of an ISO may not be less than 100% of the fair market value of the shares on the date of grant and the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the fair market value of the shares on the date of grant.

   There are 1,789,587 outstanding options to purchase common shares that have been granted under the 1998 Plan through December 31, 1999 and 42,883 shares are available for grant under the 1998 Plan at December 31, 1999.

   The following table summarizes all stock option activity:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Number     Price
                                                             ---------  --------
      Granted...............................................   458,118   $ 0.27
      Canceled..............................................       --       --
      Exercised.............................................       --       --
                                                             ---------
        Outstanding at December 31, 1997....................   458,118   $ 0.27
      Granted...............................................   651,725   $ 4.62
      Canceled..............................................    (2,565)    0.27
      Exercised.............................................       --       --
                                                             ---------
        Outstanding at December 31, 1998.................... 1,107,278   $ 2.79
      Granted............................................... 2,170,730   $32.39
      Canceled..............................................  (282,701)   31.41
      Exercised.............................................  (107,532)    4.73
                                                             ---------
        Outstanding at December 31, 1999.................... 2,887,775   $22.55
                                                             =========

                                   uBid, Inc.

                       (in thousands, except share data)


   The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                                             Average
                                            Remaining      Weighted
                                           Contractual     -Average
     Range of Exercise       Options          Life         Exercise       Options
          Prices           Outstanding      (In Yrs)        Price       Exercisable
     -----------------     -----------     -----------     --------     -----------
     $ 0.270--$  5.999        761,309         7.76          $ 0.48        254,778
       6.000--  14.999        619,341         8.13            8.53        211,981
      15.000--  59.999      1,216,800         9.65           32.50         13,800
      60.000-- 134.063        290,325         9.17           68.61            --
                            ---------                                     -------
     $ 0.270--$134.063      2,887,775         8.78          $22.55        480,559
                            =========                                     =======

   The options granted by the Company through the date of the IPO were exercisable only in the event of a successful public offering or sale of the Company. The Company completed its IPO on December 4, 1998 causing a measurement date to occur and requiring the Company to compute compensation expense based upon the difference between the exercise price of the options and the IPO price. Based upon the difference between the IPO price of $15.00 per share and the exercise prices of the 1,038,278 options outstanding at December 4, 1998, the Company recorded a deferred stock option compensation charge of approximately $13.3 million, which will be recognized over the vesting period. Approximately $5.3 million and $3.5 million was recognized in 1998 and 1999, respectively. The expense relates to options awarded to employees in all operating expense categories and has not been separately allocated to these categories.

   The fair value of each stock option grant has been estimated pursuant to SFAS No. 123 on the date of grant using the minimum value method for those options granted prior to the IPO, and the Black-Scholes option pricing method for those options issued concurrent with and subsequent to the IPO, with the following weighted average assumptions:

                                                   Minimum         Black-
                                                    Value    Scholes Assumptions
                                                 Assumptions -------------------
                                                    1998       1998      1999
                                                 ----------- --------- ---------
Risk free interest rate.........................      6.3%       4.89%     5.50%
Expected dividend yield.........................      None        None      None
Expected lives..................................   6 years     6 years   6 years
Expected volatility.............................        0%        142%      120%

   The weighted average grant date fair values of options granted during the period from Inception to December 31, 1997 and the twelve months ended December 31, 1998 and 1999 were $0.08, $4.03, and $35.82, respectively.

   Had the Company accounted for stock options under SFAS No. 123, reported net loss for the year ended December 31, 1998 and 1999 would have been $10,439 and $32,173 and net loss per share would have been $1.40 and $3.29, respectively. The effect of applying SFAS No. 123 on operating results is not likely to be representative of the effect on operating results for future years.

                                   uBid, Inc.

                       (in thousands, except share data)


6. Public Offerings of Common Stock

   In December 1998, the Company completed its IPO of 1,817,000 shares common stock. Based on the initial public offering price of $15.00 per share, the gross proceeds from the offering were $27,255. After commissions paid to the underwriters, and other offering costs, the net proceeds were $23,847. Following the completion of the IPO, Creative owned approximately 80% of the Company's outstanding Common Stock and as a result, continued to control the Company. Creative's remaining equity interest in the Company was distributed to its shareholders in 1999, subject to certain conditions and consents (see Note
3).

   In September 1999, the Company completed a follow-on public offering of 2,300,000 shares of Common Stock. Based on the offering price of $22.625 per share, the gross proceeds from the offering were $52,038. After commissions paid to the underwriters and other offering costs, the net proceeds were $48,111.

7. Segment Information

   The Company operates in a single reportable segment as an online auction for computer, consumer electronics and housewares, and sports and recreation products in the United States. The Company's product revenues accounted for 100% and 98% of total revenues in 1998 and 1999, respectively, and are divided into two categories; sales of merchandise held in inventory by the Company and sales of merchandise purchased at the time of sale under consignment-type revenue sharing agreements with vendors. The Company sources its products from over 430 vendors and offers, on average, over 6,700 items in each of its daily auctions. All of the Company's revenues in 1997 were in the computer products category. Product offerings are divided into the following four categories, with their corresponding percentage of net product revenues for the years ended December 31, 1998 and 1999:

                                                                   Year
                                                                  Ended
                                                               December 31,
                                                                 ---------------
                                                                  1998     1999
                                                                 ------   ------
      Computer Products--including desktops, portable
       computers, computer accessories, disk drives, modems,
       monitors/video equipment, components, printers,
       scanners, digital cameras, software and home office
       products................................................      83%      74%
      Consumer Electronics--including home theater equipment,
       home audio equipment, speakers, televisions, camcorders,
       VCR's, DVD players, portable audio players and
       automobile audio equipment..............................      11%      19%
      Housewares--including kitchen appliances, vacuum
       cleaners, personal care devices, furniture, gifts,
       photography, jewelry and sunglasses.....................       6%       4%
      Sports and Recreation--including sports memorabilia, golf
       and tennis, health and fitness, outdoor sports,
       bicycles, water sports, and team sports equipment.......     --         3%

8. Commitments and Contingencies

   The Company currently leases office, warehouse facilities and fixed assets under noncancelable operating leases. Rental expense under operating lease agreements for 1999 was $486. The Company had no rental expense under lease agreements in 1997 and 1998.

   The Company has marketing relationships with a number of online companies pursuant to which it receives portal positioning, anchor tenancy, promotional placements, sponsorships and/or banner advertisements for a monthly fee. Generally, these agreements have terms up to three years, do not provide for guaranteed renewal and may be terminated by the Company without cause. The costs associated with these agreements are recognized over the term of the related agreements as services are received.

                                   uBid, Inc.

                       (in thousands, except share data)


   Futures minimum commitments at December 31, 1999 are as follows:

                                                            Operating Marketing
                                                             Leases   Agreements
                                                            --------- ----------
      Years Ended December 31,
        2000...............................................  $1,375     $5,122
        2001...............................................   1,214      4,000
        2002...............................................     901        --
                                                             ------     ------
          Total minimum lease payments.....................  $3,490     $9,122
                                                             ======     ======

9. Subsequent Event

   On February 9, 2000, CMGI, Inc., a Delaware corporation ("CMGI"), agreed to acquire the Company, as a result of which the stockholders of the Company will become stockholders of CMGI. Under the terms of the Agreement and Plan of Merger and Reorganization, CMGI will issue .2628 shares of common stock for every share of the Company's common stock held on the record date of the transaction. The merger is subject to customary conditions, including approval by the Company's stockholders, and if approved is expected to close in May 2000.

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among

                                CMGI, Inc.,

                               Senlix Corporation

                                      and

                                   uBID, INC.

                          Dated as of February 9, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I THE MERGER......................................................   1
 1.1  Effective Time of the Merger........................................    1
 1.2  Closing.............................................................    1
 1.3  Effects of the Merger...............................................    2
 1.4  Directors...........................................................    2

 ARTICLE II CONVERSION OF SECURITIES.......................................   2
 2.1  Conversion of Capital Stock.........................................    2
 2.2  Exchange of Certificates............................................    3

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   5
 3.1  Organization, Standing and Power; Subsidiaries......................    5
 3.2  Capitalization......................................................    6
 3.3  Authority; No Conflict; Required Filings and Consents...............    7
 3.4  SEC Filings; Financial Statements...................................    8
 3.5  No Undisclosed Liabilities..........................................    8
 3.6  Absence of Certain Changes or Events................................    9
 3.7  Taxes...............................................................    9
 3.8  Owned and Leased Real Properties....................................   10
 3.9  Intellectual Property...............................................   11
 3.10 Agreements, Contracts and Commitments...............................   11
 3.11 Litigation..........................................................   12
 3.12 Environmental Matters...............................................   12
 3.13 Employee Benefit Plans..............................................   13
 3.14 Compliance With Laws................................................   14
 3.15 Permits.............................................................   14
 3.16 Registration Statement; Proxy Statement/Prospectus..................   14
 3.17 Labor Matters.......................................................   14
 3.18 Insurance...........................................................   16
 3.19 Business Activity Restrictions......................................   16
 3.20 Year 2000 Compliance................................................   16
 3.21 Assets..............................................................   17
 3.22 No Existing Discussions.............................................   17
 3.23 Opinion of Financial Advisor........................................   17
 3.24 Section 203 of the DGCL Not Applicable..............................   17
 3.25 Tax Matters.........................................................   17
 3.26 Transactions with Affiliates........................................   18
 3.27 Brokers; Schedule of Fees and Expenses..............................   18
 3.28 Privacy Issues......................................................   18

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
  SUBSIDIARY...............................................................  19
 4.1  Organization, Standing and Power....................................   19
 4.2  Capitalization......................................................   19
 4.3  Authority; No Conflict; Required Filings and Consents...............   19
 4.4  SEC Filings; Financial Statements...................................   20
 4.5  Absence of Certain Changes or Events................................   20
 4.6  Tax Matters.........................................................   21
 4.7  Registration Statement; Proxy Statement/Prospectus..................   21
 4.8  Litigation..........................................................   21
 4.9  Operations of the Transitory Subsidiary.............................   21


                                                                          Page
                                                                          ----
 ARTICLE V CONDUCT OF BUSINESS........................................... A-21
 5.1  Covenants of the Company..........................................  A-21
 5.2  Cooperation.......................................................  A-23
 5.3  Confidentiality...................................................  A-23

 ARTICLE VI ADDITIONAL AGREEMENTS........................................ A-24
 6.1  No Solicitation...................................................  A-24
 6.2  Proxy Statement/Prospectus; Registration Statement................  A-25
 6.3  Nasdaq Quotation..................................................  A-25
 6.4  Access to Information.............................................  A-25
 6.5  Stockholders Meeting..............................................  A-26
 6.6  Legal Conditions to the Merger....................................  A-26
 6.7  Public Disclosure.................................................  A-27
 6.8  Tax-Free Reorganization...........................................  A-27
 6.9  Affiliate Agreements..............................................  A-27
 6.10 Nasdaq National Market Listing....................................  A-27
 6.11 Company Stock Plans and the Company Warrants......................  A-28
 6.12 Stockholder Litigation............................................  A-28
 6.13 Indemnification...................................................  A-28

 ARTICLE VII CONDITIONS TO MERGER........................................ A-29
 7.1  Conditions to Each Party's Obligation To Effect the Merger........  A-29
 7.2  Additional Conditions to Obligations of the Buyer and the
      Transitory Subsidiary.............................................  A-29
 7.3  Additional Conditions to Obligations of the Company...............  A-30

 ARTICLE VIII TERMINATION AND AMENDMENT.................................. A-31
 8.1  Termination.......................................................  A-31
 8.2  Effect of Termination.............................................  A-32
 8.3  Fees and Expenses.................................................  A-32
 8.4  Amendment.........................................................  A-33
 8.5  Extension; Waiver.................................................  A-33

 ARTICLE IX MISCELLANEOUS................................................ A-33
 9.1  Nonsurvival of Representations and Warranties.....................  A-33
 9.2  Notices...........................................................  A-33
 9.3  Entire Agreement..................................................  A-34
 9.4  No Third Party Beneficiaries......................................  A-34
 9.5  Assignment........................................................  A-34
 9.6  Severability......................................................  A-35
 9.7  Counterparts and Signature........................................  A-35
 9.8  Interpretation....................................................  A-35
 9.9  Governing Law.....................................................  A-35
 9.10 Remedies..........................................................  A-35
 9.11 Waiver of Jury Trial..............................................  A-35
 9.12 Forum.............................................................  A-36

EXHIBITS

Exhibit A  Form of Stockholder Agreement
Exhibit B  Form of Lock-up Agreement
Exhibit C  Form of Company Affiliate Agreement

                            TABLES OF DEFINED TERMS

                                                Cross
                                              Reference
      Terms                                  in Agreement
      -----                                  ------------
      Acquisition Proposal                  Section 6.1(a)
      Affiliate                             Section 6.9
      Affiliate Agreement                   Section 6.9
      Agreement                             Preamble
      Alternative Transaction               Section 8.3(e)
      Antitrust Laws                        Section 6.6(b)
      Antitrust Order                       Section 6.6(b)
      Buyer                                 Preamble
      Buyer Balance Sheet                   Section 4.4(b)
      Buyer Common Stock                    Section 2.1(c)
      Buyer Disclosure Schedule             Article IV
      Buyer Material Adverse Effect         Section 4.1
      Buyer Preferred Stock                 Section 4.2
      Buyer SEC Reports                     Section 4.4(a)
      Certificates                          Section 2.2(b)
      Closing                               Section 1.2
      Closing Date                          Section 1.2
      Code                                  Preamble
      Company                               Preamble
      Company Balance Sheet                 Section 3.4(b)
      Company Common Stock                  Section 2.1(b)
      Company Disclosure Schedule           Article III
      Company Employee Plans                Section 3.13(a)
      Company Intellectual Property Rights  Section 3.9(a)
      Company Leases                        Section 3.8(b)
      Company Material Adverse Effect       Section 3.1
      Company Material Contracts            Section 3.10
      Company Meeting                       Section 3.16
      Company Permits                       Section 3.15
      Company Preferred Stock               Section 3.2(a)
      Company Products                      Section 3.20(b)
      Company SEC Reports                   Section 3.4(a)
      Company Stock Options                 Section 3.2(b)
      Company Stock Plans                   Section 3.2(b)
      Company Systems                       Section 3.20(b)
      Company Voting Proposal               Section 6.5(a)
      Company Warrants                      Section 3.2(b)
      Confidentiality Agreement             Section 5.3
      Constituent Corporations              Section 1.3
      DGCL                                  Section 1.1
      Effective Time                        Section 1.1
      Employee Benefit Plans                Section 3.13(a)
      Environmental Law                     Section 3.12(b)
      ERISA Affiliate                       Section 3.13(a)
      ERISA                                 Section 3.13(a)
      Exchange Agent                        Section 2.2(a)
      Exchange Fund                         Section 2.2(a)
      Exchange Act                          Section 3.3(c)

                                  Cross
                                Reference
      Terms                    in Agreement
      -----                    ------------
      Exchange Ratio          Section 2.1(c)
      Governmental Entity     Section 3.3(c)
      Hazardous Substance     Section 3.12(c)
      HSR Act                 Section 3.3(c)
      Indemnified Parties     Section 6.13
      Liens                   Section 3.22
      Lock-up Agreement       Preamble
      Merger                  Preamble
      Outside Date            Section 8.1(b)
      Proxy Statement         Section 3.16
      Registration Statement  Section 3.16
      Rule 145                Section 6.10
      SEC                     Section 3.3(c)
      Securities Act          Section 3.4(a)
      Stockholder Agreement   Preamble
      Subsidiary              Section 3.1
      Superior Proposal       Section 6.1(a)
      Surviving Corporation   Section 1.3
      Tax Returns             Section 3.7(a)
      Taxes                   Section 3.7(a)
      Third Party             Section 8.3(e)
      Transitory Subsidiary   Preamble
      Year 2000 Compliant     Section 3.20

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of February 9, 2000, is by and among CMGI, Inc., a Delaware corporation (the "Buyer"), Senlix Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (the "Transitory Subsidiary"), and UBID, Inc., a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of the Buyer and the Company have approved and declared advisable this Agreement and the Merger (as defined below);

   WHEREAS, the combination of the Buyer and the Company shall be effected by the terms of this Agreement through a merger of the Transitory Subsidiary into the Company, as a result of which the stockholders of the Company will become stockholders of the Buyer (the "Merger");

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain stockholders of the Company have entered into a Stockholder Agreement dated as of the date of this Agreement in the form attached as Exhibit A (the "Stockholder Agreement"), pursuant to which such stockholders have agreed, inter alia, to give the Buyer a proxy to vote all of the shares of capital stock of the Company that such stockholders own for certain limited purposes;

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain stockholders and employees of the Company have entered into a Stockholder Lock-Up Agreement in the form attached hereto as Exhibit B (the "Lock-Up Agreement"), pursuant to which such parties have agreed to certain restrictions relating to the disposition of Buyer Common Stock following the Effective Time (as defined in Section 1.1); and

   WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2) or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL") and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

   1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

   1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to below as the "Constituent Corporations" and the Company following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation. The Merger shall have the effects set forth in
Section 259 of the DGCL.

   1.4 Directors. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

   2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

     (a) Capital Stock of the Transitory Subsidiary. Each issued and outstanding share of the capital stock of the Transitory Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary shall be canceled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

     (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately before the Effective Time shall be automatically converted into the right to receive 0.2628 shares (the "Exchange Ratio") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (e) Unvested Stock. At the Effective Time, any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted to unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except as otherwise agreed by Buyer and the holder thereof. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio. The Buyer shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

     (f) Treatment of Company Options and Company Warrants. Outstanding Company Stock Options and Company Warrants (in each case as defined in Section 3.2(b)) shall be treated following the Effective Time in the manner set forth in Section 6.11.

   2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

     (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with a bank or trust company designated by the Buyer (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Common Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.2(c)

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II with respect to the shares of Company Common Stock represented by such Certificate plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to
  Section 2.2(c) may be issued and paid to a person other than the person in whose name the Certificate so surrender is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate as contemplated by Section 2.2(b). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of the Buyer Common Stock on the Nasdaq National Market during the ten (10) consecutive trading days ending on and including the last trading day prior to the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of the Certificates who has not previously complied with this
  Section 2.2 shall thereafter look only to the Buyer, for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

     (g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(c))), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the Company disclosure schedule delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in
Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   3.1 Organization, Standing and Power; Subsidiaries.

   (a) Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, the Stockholder Agreement or the Company Stock Option Agreement other than any effect (a) resulting from or arising out of the public announcement of this Agreement or any of the transactions contemplated hereby, (b) attributable to any legal action or proceeding brought by or on behalf of stockholders of the Company alleging that the Board of Directors of the Company breached its fiduciary duties in connection with its approval of the Merger, this Agreement or the transactions contemplated hereby, or (c) arising or resulting from general industry, economic or stock market conditions that affect the Company in a manner not disproportionate to the manner in which such conditions affect other companies in the technology sector (a "Company Material Adverse Effect").

   (b) Except as set forth in the Company SEC Reports (as defined in Section 3.4) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

   (c) The Company has delivered or made available to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

   3.2 Capitalization.

   (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share ("Company Preferred Stock"). As of the close of business on February 7, 2000, (i) 11,584,126 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued and outstanding.

   (b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans (if any) under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options"), indicating the number of shares of Company Common Stock subject to each Company Stock Option, and the exercise price, the date of grant, vesting schedule and the expiration date thereof. Section 3.2 of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Stockholder Agreements, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries.

   (c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

   (d) All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

   (e) No consent of the holders of Company Stock Options is required in connection with the conversion of such options contemplated by Section 6.11.

   3.3 Authority; No Conflict; Required Filings and Consents.

   (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligation of the Company, enforceable in accordance with its terms.

   (b) Except as disclosed in Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws, or other organizational document of any Subsidiary of the Company,
(ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

   (c) No consent, approval, license, permit, order or authorization of, or, registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws except where the failure to obtain any such consent, approval, order, authorization, registration, declaration or filing would not have a Company Material Adverse Effect.

   (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting (as defined below) is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to adopt this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

   3.4 SEC Filings; Financial Statements.

   (a) The Company has filed and made available to the Buyer all forms, reports and other documents required to be filed by the Company with the SEC since its inception. All such required forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) together with any amendments thereto are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis,
(ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and
(iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of September 30, 1999 is referred to herein as the "Company Balance Sheet."

   3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal or recurring liabilities incurred since the date of the Company

Balance Sheet in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles), and whether due or to become due, which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

   3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) except as disclosed pursuant to this Agreement (including Section 3.6 of the Company Disclosure Schedule) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

   3.7 Taxes.

   (a) The Company and each of its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, each group of corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns (an "Affiliated Group") has filed all Tax Returns that it was required to file with respect to any period in which the Company or a Subsidiary was a member of such Affiliated Group (an "Affiliated Period"), and all such Tax Returns were correct and complete except for any errors or omissions which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes (as defined below) that are shown to be due on any such Tax Returns and to the knowledge of the Company each Affiliated Group has paid all that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

   (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since inception to the knowledge of the Company and correct and complete copies of the portion of the federal income Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any Affiliated Group relating to the activities of the Company and the Subsidiaries for all Affiliated Periods. The federal income Tax Returns of the Company and each of its Subsidiaries and to the knowledge of the Company each Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods and to the knowledge of the Company correct and complete copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any Affiliated Group relating to the activities of the Company and the Subsidiaries for all Affiliated Periods. No examination or audit of any Tax Return of the Company or any of its Subsidiaries or to the knowledge of the Company any Affiliated Group with respect to any Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Company and its Subsidiaries, threatened or contemplated. Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company any member of the Affiliated Group has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries or the Affiliated Group was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

   (c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or its Subsidiaries are subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

   (d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

   (e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

   (f) Except as disclosed in Section 3.7(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or
(ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

   (g) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

   (h) Since June 7, 1997 one or more persons have not acquired, directly or indirectly, a 50% or greater interest in either the Company, or to the knowledge of the Company, Creative Computers Inc. (DE) or Creative Computers, Inc. (CA), such interest calculated in the manner required under Section 355(e) of the Code.

   3.8 Owned and Leased Real Properties.

   (a) The Company does not own and has never owned any real property.

   (b) The Company has provided to the Buyer in Section 3.8(b) of the Company Disclosure Schedule a complete and accurate list of all real property leased by the Company or its Subsidiaries (collectively "Company Leases") and the location of the premises. The Company is not in default in any material respect under any of the Company Leases. Each of the Company Leases is in full force and effect and will not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.

   3.9 Intellectual Property.

   (a) The Company and its Subsidiaries exclusively own, or are licensed or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights").

   (b) Except as disclosed in Section 3.9(b) in the Company Disclosure Schedule, the execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets (the "Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or expected to be sold by the Company or any of its Subsidiaries.

   (c) Except as disclosed in Section 3.9 in the Company Disclosure Schedule:

     (i) All issued patents, registered trademarks, registered service marks and registered copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole.

     (ii) To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property Rights.

     (iii) None of the activities or business previously or currently conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity except for any infringement, violation or misappropriation that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

   (d) Source Code. Except as set forth on Schedule 3.9(d) of the Company Disclosure Schedule, the Company has not disclosed, granted access to, permitted use of or otherwise made available its source code relating to its Technology Systems to any third party.

   3.10 Agreements, Contracts and Commitments.

   (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all contracts, agreements and commitments, written or oral ("Contracts"), of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound ("Company Material Contracts"):

     (i) Contracts under which the Company or any Subsidiary licenses any Company Intellectual Property Rights to a third party, other than to customers in the ordinary course of business;

     (ii) Contracts under which the Company or any Subsidiary licenses any material item of intellectual property from a third party;

     (iii) Contracts with any Affiliate of the Company;

     (iv) Contracts for the acquisition, sale or disposition of any material assets of the Company or any of its Subsidiaries outside the ordinary course of business;

     (v) any Contract not disclosed in a Company SEC Report that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

     (vi) any Contract under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of Buyer's affiliates (as defined in Rule 405 under the Securities Act), other than the Surviving Corporation, following the Closing, and

     (vii) any Contract that would require Buyer to register any shares of Buyer Common Stock under the Securities Act after the Closing

     (viii) any Contract with America Online, Inc.

   (b) Except as disclosed in Section 3.10(b) in the Company Disclosure Schedule, each Company Material Contract has not expired by its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect.

   3.11 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and in Section 3.11 in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company.

   3.12 Environmental Matters.

   (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has complied with, and is not in violation of, any applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances prior to or during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; (v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance to the environment; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;
(vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
(viii) there are no circumstances or conditions involving the Company or any of its

Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

   (b) For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

   (c) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

   (d) Section 3.12(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or one of its Subsidiaries or a third party, and whether done at the initiative of the Company or one of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company has possession. A complete and accurate copy of each such document has been provided to the Buyer.

   3.13 Employee Benefit Plans.

   (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary of the Company, or any ERISA Affiliate (as defined below) with respect to which the Company or any Subsidiary has or may have any actual or contingent liabilities (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation or fringe benefits, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code),
(2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the
Code), any of which includes or included the Company or a Subsidiary.

   (b) With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500, 5500C or 5500R) filed with the IRS, if any, required under ERISA or the Code, (iii) each trust agreement, group annuity contract and summary plan description, if any, required under ERISA relating to such Company Employee Plan and (iv) reports, if any, regarding the satisfaction of the nondiscrimination requirements of Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code for the last plan year for which such tests has been performed.

   (c) Each Company Employee Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to (i) any liability (other than the obligation to fund and administer the plans in accordance with their respective terms) under ERISA, the Code or any other applicable law which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Employee Plan.

   (d) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations (other than routine claims for benefits) which have not been accounted for by reserves, or otherwise properly footnoted in accordance with United States generally accepted accounting principles, on the financial statements of the Company.

   (e) All the Company Employee Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or were established using a standardized prototype plan document with respect to which a determination letter was received by the sponsor, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

   (f) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to, or otherwise has any liability with respect to, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

   (g) Each Company Employee Plan is amendable and terminable unilaterally by the Company at any time without any material liability to the Company as a result thereof and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan.

   (h) Except for plans identified in Section 3.13(a) or in Section 3.10(h) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or Company Employee Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (i) Except as disclosed in Section 3.13(i) of the Company Disclosure
  Schedule: (i) no claims (other than claims for benefits payable in the normal operation of the Company Employee Plans) are outstanding with respect to any Company Employee Plan; (ii) there are no pending nor, to the Company's knowledge, threatened legal proceedings with respect to any Company Employee Plan; and (iii) no Company Employee Plan is the subject of an examination by any governmental authority or of any government-sponsored amnesty, voluntary compliance or similar program.

     (j) The Company represents that it has or will have immediately prior to the Effective Time all requisite corporate power, right and authority under the Company Stock Plans, and all grants and awards thereunder, to take all actions contemplated by Section 6.11(f) of this Agreement, without violating any of the terms of the Company Stock Plans or any grants or awards outstanding thereunder. Except for the elections of optionees contemplated by Schedule 6.11, no consent of any holder of a Company Stock Option is required in connection with the treatment of options provided for in Schedule 6.11 of this Agreement.

   3.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any federal or state statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

   3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

   3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in connection with the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider this Agreement and the Merger (the "Company Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Buyer.

   3.17 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

   3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the insurance policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each insurance policy under which it is the insured party. No insurer under any insurance policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the insurance policies have been filed in a timely fashion.

   3.19 Business Activity Restrictions. There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any Subsidiary of the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company in any material respect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

   3.20 Year 2000 Compliance.

   (a) Except as disclosed in Section 3.20(a) in the Company Disclosure Schedule, the Company has conducted "year 2000" audits with respect to (i) all of the Company's internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment firmware and other embedded systems, and
(ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or licensed by the Company to third parties. The Company has obtained "year 2000" certificates with respect to all material third-party systems used in connection with the business or operations of the Company.

   (b) All of (i) the Company's material internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems (the "Company Systems"), and (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or licensed by the Company to third parties (the "Company Products") are Year 2000 Compliant.

   (c) The Company has no knowledge of any failure to be Year 2000 Compliant of any material third-party system used in connection with the business or operations of the Company.

   (d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

     (i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

     (ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

     (iii) does not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

   (e) The Company has not provided any guarantee or warranty for any Company Product to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

   3.21 Assets. Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as disclosed in
Section 3.21 in the Company Disclosure Schedule, all of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

   3.22 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

   3.23 Opinion of Financial Advisor. The financial advisor of the Company, Merrill Lynch & Co., Inc., has delivered to the Company an opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters stated in the opinion, that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view.

   3.24 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, or the Stockholder Agreement.

   3.25 Tax Matters

   (a) To the Company's knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   (b) The representations made by the Company and its Subsidiaries and, to the knowledge of the Company, the representations made by Creative Computer, Inc. ("CCI") and the 5% shareholders of the Company and CCI in the certificates and/or letters provided to PricewaterhouseCoopers LLP and KPMG LLP (the "Accounting Firms") for the purpose of the Accounting Firms issuing opinions to CCI, Buyer and/or the Company with respect to the applicability of Section 355(e)(1) of the Code to the Merger are true, correct and complete in all respects.

   3.26 Transactions with Affiliates. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

   3.27 Brokers; Schedule of Fees and Expenses.

   (a) No agent, broker, investment banker, financial advisor or other firm or person acting on behalf of the Company is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Merrill Lynch & Co., Inc., whose fees and expense will be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Merrill Lynch & Co., Inc., is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

   (b) Section 3.27(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Merrill Lynch & Co., Inc., and of the Company's legal counsel and accountants) and such estimated fees and expenses shall be no more than as set forth on Section 3.27(b) of the Company Disclosure Schedule.

   3.28 Privacy Issues.

   (a) The Company's (including any Subsidiaries) statistical models used to determine whether to post products for auction on the Company's website have not been disclosed to any third party at any time other than to third parties who have executed nondisclosure agreements with the Company.

   (b) The Company has implemented all reasonable steps which are known in the information systems industry and which are generally known as best practices in the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. The Company has previously disclosed to the Buyer whether, to its knowledge, there have been breaches of security, known consequences, and the steps the Company has taken to remedy any such breaches.

   (c) The Company has conducted its business and has collected, maintained and used its data at all times materially in accordance with (i) accepted industry practice and the privacy policy of the Company as currently set forth on the company's website; and (ii) all applicable United States federal and state laws, including but not limited to those relating to privacy.

   (d) The electronic data processing, information, record keeping, communications, telecommunications, auction trading and computer systems and intellectual property (including software) that are used by the Company in its business (collectively, the "Technology Systems") operate in accordance with their technical specifications and are adequate for the operation of the business of the Company as currently operated and proposed to be operated. The Company owns or has the right to use all components of the Technology Systems, free of any rights of Creative Computers, Inc. or any other third party. There has not been any material malfunction with respect to any of the Technology Systems since December 31, 1996 that has not been remedied or replaced without disruption to the business of the Company.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                             TRANSITORY SUBSIDIARY

   The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the Buyer disclosure schedule delivered by the Buyer to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this
Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

   4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary and the Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

   4.2 Capitalization. The authorized capital stock of the Buyer consists of 400,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (the "Buyer Preferred Stock"), of which (i) 250 shares are designated Series A Preferred Stock, (ii) 50,000 shares are designated Series B Preferred Stock, (iii) 375,000 shares are designated Series C Preferred Stock and (iv) 18,090.45 shares are designated Series D Preferred Stock. As of the close of business on January 26, 2000, 265,342,554 shares of Buyer Common Stock were issued and outstanding, and (i) no shares of Series A Preferred Stock, (ii) 35,000 shares of Series B Preferred Stock (convertible into an aggregate of 2,808,556 shares of Buyer Common Stock), (iii) 375,000 shares of Series C Preferred Stock (convertible into an aggregate of 9,488,056 shares of Buyer Common Stock), and (iv) no shares of Series D Preferred Stock were issued and outstanding. All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable. All of the shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

   4.3 Authority; No Conflict; Required Filings and Consents.

   (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, including the approval of the Merger by the Buyer in its capacity as sole stockholder of the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

   (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii), (iv), (v) and (vi) of
Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

   (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filings of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

   4.4 SEC Filings; Financial Statements.

   (a) The Buyer has filed and made available to the Company all forms, reports and other documents required to be filed by the Buyer with the SEC since June 1, 1998. All such required forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of the Buyer as of July 31, 1999 is referred to herein as the "Buyer Balance Sheet."

   4.5 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change or development in the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, which has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

   4.6 Tax Matters. To the Buyer's knowledge, after consulting with its independent auditors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   4.7 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Company.

   4.8 Litigation. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Buyer.

   4.9 Operations of the Transitory Subsidiary. The Transitory Subsidiary has engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.

   4.10 Brokers. No agent, broker, investment banker, financial advisor or other firm or person acting on Buyer's behalf is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for Greenhill & Co., whose fees and expense will be paid by the Buyer.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

   5.1 Covenants of the Company. Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use all reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

     (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent);
  (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than repurchases at cost from employees upon termination of their employment);

     (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

     (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

     (d) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and the Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

     (e) except in the ordinary course of business consistent with past practice, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

     (f) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries, but excluding the sale of products and services in the ordinary course of business consistent with past practice);

     (g) adopt or implement any stockholder rights plan;

     (h) except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

     (i) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of November 30, 1999 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of accounts payable in the ordinary course of business, or (C) make any loans, advances (other than routine advances to employees of the company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other person;

     (j) make any capital expenditures or expenditures for property, plant or equipment, except consistent with the capital budget shown on Section 5.1(j) of the Company Disclosure Schedule;

     (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in United States generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

     (l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this

  Agreement (to the extent so reflected or reserved against) or incurred thereafter in the ordinary course of business consistent with past practice, or (B) except as permitted under Section 6.1, waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

     (m) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

     (n) (A) except in the ordinary course of business consistent with past practice, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

     (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as contemplated by this Agreement or disclosed on Section 5.1(o) of the Company Disclosure Schedule, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) except for the grant of Permitted Options, or (F) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

     (p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

     (q) initiate, compromise or settle any material litigation or arbitration proceeding;

     (r) close any facility or office;

     (s) invest funds in debt securities or other instruments maturing more than 90 days after the date of investment; or

     (t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the occurrence of any conditions of Article VII hereof.

   5.2 Cooperation. Subject to compliance with applicable law, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer to report on the general status of ongoing operations and shall promptly provide the Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

   5.3 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a Mutual Confidentiality Agreement, dated as of January 14, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   6.1 No Solicitation.

   (a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing Company Stock Plans or pursuant to the Company Warrants) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or
(iii) agree to or recommend any Acquisition Proposal; provided, however, that, if the Company has not breached this Section 6.1, nothing contained in this Agreement shall prevent the Company or its Board of Directors, prior to the adoption of this Agreement by the stockholders of the Company, from:

     (A) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that

       (1) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to fulfill its fiduciary duties,

       (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement, and

       (3) prior to recommending a Superior Proposal or terminating this Agreement in respect thereof, the Company shall provide the Buyer with at least five business days' prior notice of its proposal to do so, during which time the Buyer may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall itself and shall cause its financial and legal advisors to negotiate with the Buyer with respect to the terms and conditions of such counterproposal; or

     (B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that neither the Company nor its Board of Directors shall, except as permitted by paragraph (A) of this section, propose to approve or recommend an Acquisition Proposal.

   (b) The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.1(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

   (c) The Company shall notify the Buyer immediately (but in any event, within one (1) business day) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offer and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep the Buyer promptly informed of any change in the status of any such discussions or negotiations and the terms being discussed or negotiated.

   (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 8.1 hereof), or (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement of the type referred to in Section 6.1(a) above).

   (e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by any director or officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

   6.2 Proxy Statement/Prospectus; Registration Statement.

   (a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement, and the Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Buyer may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. The Buyer and the Company shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of the Buyer and the Company will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and the Company will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to
Section 6.2(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

   (b) The Buyer and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

   6.3 Nasdaq Quotation. The Company agrees to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

   6.4 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Unless otherwise required by law, the Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   6.5 Stockholders Meeting.

   (a) The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and By-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Company Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Company Voting Proposal"). The Board of Directors of the Company shall (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of the Company may withdraw such recommendation if (but only if) such Board of Directors has received a Superior Proposal and after consultation with its outside legal counsel determines that it is required, in order to fulfill its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of the Company and (iii) the Company has complied with the provisions of Section 6.1.

   (b) The Company shall call and hold the Company Meeting for the purpose of voting upon the adoption of this Agreement and the Merger whether its Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable and withdraws, or proposes publicly to withdraw, its approval or recommendation of this Agreement or the Merger, or approves or recommends, or proposes publicly to approve or recommend, any Superior Proposal.

   6.6 Legal Conditions to the Merger.

   (a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

   (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, neither the Buyer nor any of its Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on the Buyer or on the Buyer combined with the Company after the Effective Time or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

   (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in Section 6.6(c) of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or
(C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

   6.7 Public Disclosure. The Buyer and the Company shall each use its reasonable efforts to consult with the other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.

   6.8 Tax-Free Reorganization. The Buyer and the Company shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

   6.9 Affiliate Agreements. Upon the execution of this Agreement, the Company will provide the Buyer with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company, within the meaning of Rule 145 (each such person who is an "affiliate" of the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. The Company shall use its reasonable efforts to deliver or cause to be delivered to the Buyer prior to the mailing of the Proxy Statement from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit C (the "Affiliate Agreement").

   6.10 Nasdaq National Market Listing. The Buyer shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

   6.11 Company Stock Plans and the Company Warrants.

   (a) At the Effective Time, each outstanding and unvested Company Stock Option under Company Stock Plans shall terminate in accordance with their respective terms and the terms of the Company Stock Plans.

   (b) The Buyer shall take all corporate action necessary for the substitution of options pursuant to optionee elections as contemplated in Section 6.11, including the reservation for issuance of a sufficient number of shares of Buyer Common Stock for delivery upon exercise of such substituted options. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such substituted options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. It is intended that the Company Stock Options assumed by Buyer shall qualify following the Effective Time as incentive stock options (as defined in Section 422 of the Code) to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and this Section 6.11 shall be construed consistent with such intent.

   (c) At the Effective Time, by virtue of the Merger, each Company Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by Buyer and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Buyer Common Stock (rounded down to the nearest whole share) as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Warrant (each, as so adjusted, an "Adjusted Warrant"). Prior to the Effective Time, Buyer shall take all necessary actions for the assumption of the Company Warrants and their conversion into Adjusted Warrants, including the reservation, issuance and quotation of Buyer Common Stock in a number at least equal to the number of shares of Buyer Common Stock that will be subject to the Adjusted Warrants.

   (d) Prior to the Effective Time, the Board of Directors of the Company shall take all necessary actions pursuant to and in accordance with the Company Stock Plans and the instruments evidencing the Company Stock Options to provide for the treatment of the Company Stock Options as provided in Schedule 6.11 . Except for the elections of optionees' contemplated by Schedule 6.11, no consent of the holders of Company Stock Options is required in connection with such actions.

   (e) Subject to the Company's compliance with Section 6.11(d), the Buyer shall permit holders of vested Company Stock Options to elect to substitute such options for options to acquire shares of Buyer Common Stock in accordance with Schedule 6.11(e).

   6.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

   6.13 Indemnification.

   (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

   (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Buyer will either guaranty the indemnification obligations referred to in this Section 6.13 or will make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

   (c) The provisions of this Section 6.13 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

   7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of the Company Common Stock outstanding on the record date for the Company Meeting.

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Governmental Approvals. Other than the filings provided for by
  Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

   7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and
  (z) where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (c) Tax Opinion. The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Morrison & Foerster LLP or PricewaterhouseCoopers LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP, Morrison & Foerster LLP or PricewaterhouseCoopers LLP, as the case may be, to enable them to render such opinion).

     (d) Third Party Consents. The Company shall have obtained all consents and approvals of third parties to the Buyer referred to in Section 7.2(d) of the Company Disclosure Schedule.

     (e) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries

     (f) Security Procedure Documentation. The Buyer shall have received from the Company in a form reasonably satisfactory to the Buyer the documentation referred to in Section 7.2(f) of the Company Disclosure Schedule with respect to the data center and Technology Systems of the Company.

     (g) Notice. The Company shall have given to each holder of a Company Stock Option reasonable notice in order to permit such optionholder to exercise such option prior to its termination in accordance with the terms of the Company Stock Plans and the grants and awards thereunder.

     (h) Company Stock Plans. The Company shall have taken all actions contemplated by Section 6.11(f) of this Agreement

     (i) Contracts. The Company shall have obtained all amendments and terminations of the agreements set forth in Schedule 7.2(i) of the Buyer Disclosure Schedule in a form reasonably satisfactory to the Buyer.

   7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

     (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

     (c) Tax Opinion. The Company shall have received the opinion of Morrison & Foerster LLP, counsel to the Company, or PricewaterhouseCoopers LLP, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Morrison & Foerster LLP or PricewaterhouseCoopers LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Morrison & Foerster LLP, Hale and Dorr LLP or PricewaterhouseCoopers LLP, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the stockholder of the Transitory Subsidiary:

     (a) by mutual written consent of the Buyer, Transitory Subsidiary and the Company; or

     (b) by either the Buyer or the Company if the Merger shall not have been consummated by August 31, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

     (e) by the Buyer, if: (i) the Board of Directors of the Company shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 8.3(e)); (iii) an Alternative Transaction shall have been announced or otherwise publicly known and the Board of Directors of the Company shall have (A) failed to recommend against acceptance of such Alternative Transaction by its stockholders within ten (10) days of delivery of a written request from the Buyer for such action or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within ten (10) days of delivery of a written request from the Buyer for such action or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of the Buyer) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or

     (f) by either the Buyer or the Company, if there has been a breach or failure to perform of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach or failure to perform (i) causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by the Buyer) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) not to be satisfied, and
  (ii) shall not have been cured within 20 days following receipt by the breaching party or party failing to perform written notice of such breach from the other party; or

     (g) by the Company if (i) the Company after the date hereof has received an unsolicited Acquisition Proposal that its Board of Directors has determined after consultation with its financial advisor is a Superior Proposal, (ii) the Company has complied with all of the provisions of
  Section 6.1(a)(A), (iii) the Board of Directors of the Company has determined in good faith after consultation with its outside legal counsel that termination of this Agreement is necessary for such Board of Directors to fulfill with its fiduciary duties under applicable law, and (iv) the Company, contemporaneously with, and as a condition to, its termination of this Agreement, pays to Buyer the fee and expenses provided for in Section 8.3.

   8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 3.26, 5.3, 8.3 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and, Sections 3.26, 5.3, 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

   8.3 Fees and Expenses.

   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

   (b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Buyer pursuant to
Section 8.1(b) as a result of the failure to satisfy the condition set forth in
Section 7.2(a); or by the Buyer or the Company pursuant to Section 8.1(d) under circumstances in which no fee is payable to Buyer under Section 8.3(c).

   (c) The Company shall pay the Buyer a termination fee of $20,000,000 upon the earliest to occur of the following events:

       (i) the termination of this Agreement by the Buyer pursuant to
    Section 8.1(e); or

       (ii) the termination of this Agreement by the Buyer pursuant to
    Section 8.1(f) as a result of a breach of the provisions of Section 6.1 or 6.5; or

       (iii) the termination of this Agreement by the Company pursuant to
    Section 8.1(g).

   If the Buyer or the Company terminates this Agreement pursuant to Section 8.1(d) and, at or prior to such termination a bona fide proposal for an Alternative Transaction with respect to the Company shall have been publicly announced, the Company shall pay to the Buyer, upon such termination, a termination fee of $10,000,000. If such termination fee shall have become payable to the Buyer pursuant to the preceding sentence and, within 12 months after such termination, the Company shall enter into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction involving the Company shall be consummated, the Company shall pay to the Buyer an additional fee of $10,000,000 upon the execution and delivery of such definitive agreement or consummation, as the case may be.

   (d) If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

   (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than the Buyer or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of the Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding shares of Company Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 20% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that all references in this subsection (e) to "20%" shall mean "50%" for purposes of the second paragraph of Section 8.3(c).

   8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

   9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.

   9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     (a) if to the Buyer or Transitory Subsidiary, to

       CMGI, Inc.
       100 Brickstone Square
       Andover, Massachusetts 01810
       Attn: General Counsel
       Telecopy: (978) 684-3601

       with a copy to:

       Hale and Dorr LLP
       60 State Street
       Boston, MA 02109
       Attn: Mark G. Borden, Esq.
       Telecopy: (617) 526-5000

     (b) if to the Company, to

       UBID, Inc.
       8550 Bryn Mawr Avenue, Suite 200
       Chicago, Illinois 60631
       Attn: President
       Telecopy: (773) 272-4051

       with a copy to:

       Morrison & Foerster LLP
       19900 MacArthur Blvd.
       Irving, CA 92612
       Attn: Robert M. Mattson, Jr., Esq.
       Telecopy: (949) 251-0900

   Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

   9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

   9.4 No Third Party Beneficiaries. Except as provided in Section 6.13, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

   9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

   9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

   9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

   9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

   9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

   9.11 Waiver of Jury Trial. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR

THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

   9.12 Forum. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

                           [Signature Page to follow]

   IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          CMGI, Inc.

                                          By: /s/ Andrew J. Hajducky III
                                             ----------------------------------
                                          Title: Executive Vice President,
                                           Chief Financial
                                              Officer and Treasurer

                                          Senlix Corporation

                                          By: /s/ Andrew J. Hajducky III
                                             ----------------------------------
                                          Title: Executive Vice President,
                                           Chief Financial
                                              Officer and Treasurer

                                          U-Turn, Inc.

                                          By: /s/ Gregory Jones
                                             ----------------------------------
                                          Title: Executive Chief Officer

                                                                       Exhibit A
                                                                      to Annex A

                             STOCKHOLDER AGREEMENT

   STOCKHOLDER AGREEMENT, dated as of February 9, 2000 (this "Agreement"), among the stockholders listed on the signature pages hereto (collectively, "Stockholders" and each individually, a "Stockholder"), Ubid, Inc., a Delaware corporation (the "Company") and CMGI, Inc., a Delaware corporation ("Acquiror"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

   WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on
Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

   WHEREAS, concurrently with the execution of this Agreement, Acquiror and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

   WHEREAS, as a condition to the willingness of Acquiror to enter into the Merger Agreement, Acquiror has required that the Stockholders agree, and in order to induce Acquiror to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

   Section 1. Voting of Shares.

   (a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and
(b) against any other Alternative Transaction.

   (b) Each Stockholder hereby irrevocably grants to, and appoints, Acquiror, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked,
(ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

   Section 2. Transfer of Shares.

   (a) Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

   Section 3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Acquiror with respect to itself and its, his or her ownership of the Shares as follows:

     (a) Ownership of Shares. On the date hereof, the Shares are owned beneficially by Stockholder or its nominee. Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

     (b) Power, Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations, under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any material agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform its obligations hereunder.

   Section 4. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that (i) it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) it will notify Acquiror as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

   Section 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

   Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 7. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

   Section 8. Miscellaneous.

   (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

   (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

   (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                           [signature page to follow]

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

                                          CMGI, Inc.

                                          By:
                                             ----------------------------------
                                            Name:
                                            Title:

                                          uBID, Inc.

                                          By:
                                             ----------------------------------
                                            Name:
                                            Title:

                  [Remainder of Page Intentionally Left Blank]

                                 STOCKHOLDERS:

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                                                     Exhibit B-1
                                                                      to Annex A

                               LOCK-UP AGREEMENT

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of February 9, 2000 (the "Agreement") between CMGI, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror and uBid, Inc., a Delaware corporation (the "Company"), I will receive shares of common stock, $.01 par value per share, of Acquiror (the "Shares"), in exchange for shares of common stock of the Company owned by me.

   In order to induce Acquiror to enter into the Agreement, I hereby agree as follows:

   1. I will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "Transfer"), any of the Shares, except as follows: commencing on the day that is one day after the date which is the six month anniversary of the Closing (as defined in the Agreement), I may sell all my Shares but no more than one-sixth ( 1/6) my Shares on such anniversary and on each one month anniversary thereafter.

   2. I acknowledge that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,

                                          -------------------------------------
                                          Name

                                          By:
                                             ----------------------------------
                                                Signature

                                          Date:
                                             ----------------------------------

AGREED TO:

CMGI, Inc.

By:
  -------------------------------------

Name:
   -------------------------------------

Title:
  -------------------------------------

                                                                     Exhibit B-2
                                                                      to Annex A

                               LOCK-UP AGREEMENT

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of February 9, 2000 (the "Agreement") between CMGI, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror and uBid, Inc., a Delaware corporation (the "Company"), I will receive shares of common stock, $.01 par value per share, of Acquiror (the "Shares"), in exchange for shares of common stock of the Company owned by me.

   In order to induce Acquiror to enter into the Agreement, I hereby agree as follows:

     1. I will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "Transfer"), any of the Shares, except as follows: commencing on the day that is one week after the date of the Closing (as defined in the Agreement), I may sell one-twelfth ( 1/12) of my Shares on such one week anniversary and an additional one-twelfth ( 1/12) of my Shares on each one week anniversary thereafter.

     2. I acknowledge that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,

                                          -------------------------------------
                                          Name

                                          By:
                                             ----------------------------------
                                            Signature

                                          Date:
                                              ---------------------------------

AGREED TO:

CMGI, Inc

By:
  -------------------------------------

Name:
   -----------------------------------

Title:
  ------------------------------------

                                                                       Exhibit C
                                                                      to Annex A

                            COMPANY AFFILIATE LETTER

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of uBid, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of February , 2000 (the "Agreement"), between CMGI, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror ("Sub") and the Company, Sub will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation.

   As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Acquiror (the "Acquiror Common Stock") in exchange for shares owned by me of common stock of the Company ("Company Common Stock").

   1. Compliance with the Act. I represent, warrant and covenant to Acquiror that in the event I receive any Acquiror Common Stock as a result of the
Merger:

     (a) I shall not make any sale, transfer or other disposition of the Acquiror Common Stock in violation of the Act or the Rules and Regulations.

     (b) I have been advised that the issuance of Acquiror Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Acquiror Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Acquiror Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act,
  (ii) such sale, transfer or disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Acquiror, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     (c) I understand that Acquiror is under no obligation to register the sale, transfer or disposition of the Acquiror Common Stock by me or on my behalf under the Act.

     (d) I also understand that stop transfer instructions will be given to the Acquiror's transfer agent with respect to the Acquiror Common Stock and that there will be placed on the Certificates for the Acquiror Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED FEBRUARY , 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND CMGI, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CMGI, INC."

     (e) I also understand that unless the transfer by me of my Acquiror Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Acquiror reserves the right to put the following legend on the certificates issued to my transferee:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

   It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement.

   It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Acquiror has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Acquiror, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

   2. Certain Tax Matters. The undersigned does not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the Merger as a tax-free reorganization for federal or state income tax purposes.

                                          Very truly yours,

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Print Name

Accepted this  day of
     , 2000 by:

CMGI, INC.

By: _________________________________

Name: _______________________________

Title: ______________________________

                                                                         Annex B

       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

                                February 9, 2000

Board of Directors
uBid, Inc.
8550 Bryn Mawr Avenue, Suite 200
Chicago, Illinois 60631

Members of the Board of Directors:

   CMGI, Inc. ("CMGI") and uBid, Inc. ("uBid") propose to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") pursuant to which Senlix Corporation, a Delaware corporation and a wholly owned subsidiary of CMGI, will be merged with and into uBid (the "Merger") and each outstanding share of the common stock, par value $.001 per share, of uBid (the "uBid Common Stock") will be converted into the right to receive 0.2628 of a share (the "Exchange Ratio") of common stock, par value $.01 per share, of CMGI (the "CMGI Common Stock").

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of uBid Common Stock.

   In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to uBid and CMGI that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of uBid and CMGI furnished to us by uBid and CMGI;

  (3) Conducted discussions with members of senior management and representatives of uBid and CMGI concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

  (4) Reviewed the market prices and valuation multiples for the uBid Common Stock and the CMGI Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of uBid and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Participated in certain discussions and negotiations among representatives of uBid and CMGI and their respective financial and legal advisors;

  (8)  Reviewed the Agreement dated February 9, 2000; and

  (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of uBid or CMGI. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of uBid or CMGI. With respect to the financial forecast information furnished to or discussed with us by uBid or CMGI, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of uBid or CMGI as to the expected future financial performance of uBid or CMGI, as the case may be. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. In connection with the preparation of this opinion, we have not been authorized by uBid or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of uBid.

   We are acting as financial advisor to uBid in connection with the Merger and will receive a fee from uBid for our services contingent upon the consummation of the Merger. In addition, uBid has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to uBid and may continue to do so and have received, and may receive, compensation for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade uBid Common Stock, as well as CMGI Common Stock and other securities of CMGI, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of uBid in its evaluation of the Merger and may not be used for any other purpose. Our opinion does not address the merits of the underlying decision by uBid to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

   We are not expressing any opinion herein as to the prices at which CMGI Common Stock will trade following the announcement or consummation of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of uBid Common Stock.

                                 Very truly yours,

                                 /s/ Merrill Lynch, Pierce, Fenner & Smith
                                  Incorporated
                                 ______________________________________________
                                 MERRILL LYNCH, PIERCE, FENNER & SMITH
                                             INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article NINTH of the Registrant's Restated Certificate of Incorporation and Article VII of the Registrant's Restated By-laws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in each of Article NINTH and
Article VII is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such persons. Article VII also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

   Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article EIGHTH of the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, self-dealing, or the unlawful payment of dividends or repurchase of stock.

   The Registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of the directors and officers.

   The Registrant has entered into agreements with all of its directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

   2.1(1) Agreement and Plan of Merger and Reorganization, dated as of February
          9, 2000, by and among the Registrant, Senlix Corporation and uBid,
          Inc.
   3.1(2) Restated Certificate of Incorporation of the Registrant.
   3.2(3) Certificate of Designations, Preferences and Rights of Series D
          Preferred Stock of the Registrant.
   3.3(4) Restated By-laws of the Registrant, as amended.
   4.1(5) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.
   4.2(6) Stockholder Agreement, dated as of February 9, 2000, by and among the
          Registrant and each of the stockholders of uBid, Inc. named therein.
  *5.1    Opinion of Hale and Dorr LLP.
  *8.1    Opinion of Hale and Dorr LLP as to certain tax matters related to
          Section 368(a) of the Internal Revenue Code of 1986, as amended (the
          "Code").
  *8.2    Opinion of PricewaterhouseCoopers LLP as to certain tax matters related to Section 368(a) of the Code.
  *8.3    Opinion of PricewaterhouseCoopers LLP as to certain tax matters related to Section 355(e) of the Code.
   8.4    Opinion of KPMG LLP as to certain tax matters related to Section
          355(e) of the Code.
 *21.1    Subsidiaries of the Registrant.
 *23.1    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 *23.2    Consent of Hale and Dorr LLP (included in Exhibit 8.1).
 *23.3    Consent of PricewaterhouseCoopers LLP.
 *23.4    Consent of PricewaterhouseCoopers LLP (included in Exhibit 8.2).
  23.5    Consent of KPMG LLP (included in Exhibit 8.4).
  23.6    Consent of Singer Lewak Greenbaum & Goldstein LLP.
  23.7    Consent of Ernst & Young LLP.
  23.8    Consent of PricewaterhouseCoopers LLP.
  23.9    Consent of PricewaterhouseCoopers LLP.
  23.10   Consent of Arthur Andersen LLP.
  23.11   Consent of KPMG LLP.
 *23.12   Consent of Merill, Lynch, Pierce, Fenner & Smith, Inc.
  23.13   Consent of Deloitte & Touche LLP.
 *24.1    Power of Attorney.
  99.1(7) Opinion of Merrill Lynch, Pierce, Fenner & Smith, Inc.
  99.2    Form of proxy card of uBid, Inc.
  99.3    Form of letter to option holders of UBid, Inc. related to the termination of options.

--------

 * Previously filed upon the initial filing of this Registration Statement.

(1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-85047) filed on August 12, 1999.

(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 2, 1999.

(4) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-92607) filed on December 3, 1999.

(5) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999.

(6) Attached as an Exhibit to the Agreement and Plan of Merger and Reorganization attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.

(7) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.

   (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings.

   A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The Registrant hereby undertakes as follows:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   E. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This included information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   F. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts on the 27th day of March, 2000.

                                          CMGI, INC.

                                                 /s/ Andrew J. Hajducky III
                                          By: _________________________________
                                                   Andrew J. Hajducky III
                                                Chief Financial Officer and
                                                         Treasurer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board,       March 27, 2000
______________________________________  President, Chief
          David S. Wetherell            Executive Officer and
                                        Director (Principal
                                        Executive Officer)

      /s/ Andrew J. Hajducky III       Chief Financial Officer      March 27, 2000
______________________________________  and Treasurer (Principal
        Andrew J. Hajducky III          Financial and Accounting
                                        Officer)

                  *                    Director                     March 27, 2000
______________________________________
          William H. Berkman

                  *                    Director                     March 27, 2000
______________________________________
           Craig D. Goldman

                  *                    Director                     March 27, 2000
______________________________________
             Avram Miller

                  *                    Director                     March 27, 2000
______________________________________
          Robert J. Ranalli

                  *                    Director                     March 27, 2000
______________________________________
         William D. Strecker

 /s/ Andrew J. Hajducky III

By: ________________________

   Andrew J. Hajducky III

      Attorney-in-Fact

                                 EXHIBIT INDEX

   2.1(1) Agreement and Plan of Merger and Reorganization, dated as of February
          9, 2000, by and among the Registrant, Senlix Corporation and uBid,
          Inc.
   3.1(2) Restated Certificate of Incorporation of the Registrant.
   3.2(3) Certificate of Designations, Preferences and Rights of Series D
          Preferred Stock of the Registrant.
   3.3(4) Restated By-laws of the Registrant, as amended.
   4.1(5) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.
   4.2(6) Stockholder Agreement, dated as of February 9, 2000, by and among the
          Registrant and each of the stockholders of uBid, Inc. named therein.
  *5.1    Opinion of Hale and Dorr LLP.
  *8.1    Opinion of Hale and Dorr LLP as to certain tax matters related to
          Section 368(a) of the Internal Revenue Code of 1986, as amended (the
          "Code").
  *8.2    Opinion of PricewaterhouseCoopers LLP as to certain tax matters related to Section 368(a) of the Code.
  *8.3    Opinion of PricewaterhouseCoopers LLP as to certain tax matters related to Section 355(e) of the Code.
   8.4    Opinion of KPMG LLP as to certain tax matters related to Section
          355(e) of the Code.
 *21.1    Subsidiaries of the Registrant.
 *23.1    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 *23.2    Consent of Hale and Dorr LLP (included in Exhibit 8.1).
 *23.3    Consent of PricewaterhouseCoopers LLP.
 *23.4    Consent of PricewaterhouseCoopers LLP (included in Exhibit 8.2).
  23.5    Consent of KPMG LLP (included in Exhibit 8.4).
  23.6    Consent of Singer Lewak Greenbaum & Goldstein LLP.
  23.7    Consent of Ernst & Young LLP.
  23.8    Consent of PricewaterhouseCoopers LLP.
  23.9    Consent of PricewaterhouseCoopers LLP.
  23.10   Consent of Arthur Andersen LLP.
  23.11   Consent of KPMG LLP.
 *23.12   Consent of Merill, Lynch, Pierce, Fenner & Smith, Inc.
  23.13   Consent of Deloitte & Touche LLP.
 *24.1    Power of Attorney.
  99.1(7) Opinion of Merrill Lynch, Pierce, Fenner & Smith, Inc.
  99.2    Form of proxy card of uBid, Inc.
  99.3    Form of letter to option holders of UBid, Inc. related to the termination of options.

--------

 * Previously filed upon the initial filing of this Registration Statement.

(1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(2) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-85047) filed on August 12, 1999.
(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 2, 1999.
(4) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-92607) filed on December 3, 1999.
(5) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999.
(6) Attached as an Exhibit to the Agreement and Plan of Merger and Reorganization attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(7) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.